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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

SCBT FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCBT FINANCIAL CORPORATION
520 Gervais Street
Columbia, South Carolina 29201

NOTICE OF SPECIAL MEETING OF THE SHAREHOLDERS
TO BE HELD ON DECEMBER 30, 2008

TO OUR SHAREHOLDERS:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of SCBT Financial Corporation, a South Carolina corporation (the "Company"), will be held at the Company's headquarters in the Dorchester-Jasper Room on the second floor, 520 Gervais Street, Columbia, South Carolina, on Tuesday, December 30, 2008, at 10:00 a.m., for the following purposes:

  1.
  To approve a proposed amendment and restatement of the Company's Articles of Incorporation to authorize the issuance of up to ten million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class or series or preferred stock, as are set by the Board of Directors, and to delete certain obsolete provisions of the Articles of Incorporation, as set forth in the Company's proxy statement (the "Amendment and Restatement");

  2.
  To grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to adopt the Amendment and Restatement or (b) a quorum is not present at the Special Meeting (the "Adjournment Proposal"); and

  3.
  To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

        Only shareholders of record at the close of business on November 17, 2008, are entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting.

        You are cordially invited and urged to attend the Special Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO PROMPTLY VOTE BY TELEPHONE, INTERNET, OR BY MAIL ON THE PROPOSALS PRESENTED, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD FOR WHICHEVER VOTING METHOD YOU PREFER. IF YOU VOTE BY MAIL, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE-PAID ENVELOPE. If you need assistance in completing your proxy, please call the Company at (800) 277-2175. If you are the record owner of your shares and attend the Special Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by the record owner of shares at any time before it is exercised by giving notice of revocation to our Secretary, or by returning a properly executed proxy with a later date at or before the meeting. If your shares are held in "street name" by your broker, you must follow the instructions you will receive from your broker to change or revoke your proxy.

        Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended and restated articles of incorporation are approved and are filed with the South Carolina Secretary of State.

        We do not know of any other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named as proxy agents will vote on such matters in their discretion.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSALS.

By Order of the Board of Directors

November 28, 2008	Renee R. Brooks Secretary

SCBT FINANCIAL CORPORATION
520 Gervais Street
Columbia, South Carolina 29201

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

        We are providing this proxy statement to our shareholders in connection with the solicitation of proxies by the Board of Directors of SCBT Financial Corporation (the "Company" or "SCBT") for use at a Special Meeting of shareholders (the "Special Meeting") to be held on Tuesday, December 30, 2008 at 10:00 a.m. at the Company's headquarters in the Dorchester-Jasper Room on the second floor, 520 Gervais Street, Columbia, South Carolina, and at any adjournment or adjournments thereof. Throughout this Proxy Statement, we use terms such as "we," "us," "our" and "our Company" to refer to SCBT Financial Corporation, and terms such as "you" and "your" to refer to our shareholders.

        A Notice of Special Meeting is attached to this proxy statement and a form of proxy is enclosed. We first began mailing this Proxy Statement to shareholders on or about November 28, 2008. We are paying the costs of this solicitation of proxies and other expenses associated with the Special Meeting. Solicitation of proxies may be made by mail or personal contact, including by telephone, or other electronic means by our directors, officers and regular employees, who will not be specially compensated. We intend to request that brokerage houses, nominees, fiduciaries and other custodians forward solicitation materials to beneficial owners of our common stock and obtain their voting instructions, if necessary, and we will reimburse them for their expenses. We intend to engage a proxy solicitor Georgeson Inc., at an estimated cost of approximately $10,000, plus expenses, to assist in the distribution of proxy materials and the solicitation of proxies.

GENERAL INFORMATION

Purpose of the Meeting

        The purpose of the Special Meeting is to vote on an amendment and restatement to our Articles of Incorporation to authorize the issuance of ten million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of any class or series of preferred stock, as are set by the Board of Directors, and to make certain technical and clarifying amendments to the Articles of Incorporation, and to act upon such other matters as may properly come before the meeting or any adjournment thereof. We sometimes refer to the amendment and restatement of our Articles of Incorporation described above as the "Amendment and Restatement."

Quorum and Voting

        The Company's only voting security is its common stock, each share of which entitles the holder thereof to one vote on the matter to come before the Special Meeting. Shareholders of the Company do not have cumulative voting rights. Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended and restated articles of incorporation are approved and are filed with the South Carolina Secretary of State. However, based on the advice of the Company's counsel, the Company believes that its shareholders are not entitled to dissenters' rights in connection with the proposed Amendment and Restatement of the Company's Articles of Incorporation to authorize the issuance of preferred stock.

        At the close of business on November 17, 2008 (the "Record Date"), the Company had issued and outstanding 11,243,747 shares of common stock, which were held of record by approximately 5,800 persons. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares of the common stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

        The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. Whether or not a quorum has been established, the chairperson of the meeting shall have the authority to adjourn the meeting at his discretion, including, if necessary, to solicit additional proxies in the event that these are not sufficient affirmative votes at the time of the Special Meeting to adopt the Amendment and Restatement. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, will be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Company's bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Actions to be Taken by Proxies

        Each proxy, unless the shareholder otherwise specifies therein, will be voted "FOR" the approval of the amended and restated Articles of Incorporation that authorize the issuance of preferred stock and "FOR" the chairperson at the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies. If a shareholder submits a proxy but does not specify how he would like it to be voted, the proxy will be voted "FOR" the approval of the amended and restated Articles of Incorporation that authorize the issuance of preferred stock and "FOR" the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies. A record shareholder's failure to execute and return a proxy card or otherwise to vote at the special meeting will have the same effect as a vote "AGAINST" the Amendment and Restatement. If a record shareholder abstains from voting, the abstention will also have the effect of a vote "AGAINST" the Amendment and Restatement. Failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will result in a broker non-vote with respect to, and will have the same effect as a vote "AGAINST" the Amendment and Restatement. Abstentions and broker non-votes will not affect the approval of the Adjournment Proposal or, to our knowledge, any other matter of business that may be brought before the Special Meeting. As to any other matter of business that may be brought before the Special Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the Board of Directors does not know of any such other business.

        Accordingly, our Board of Directors urges you to complete, date, and sign the accompanying proxy form, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," and return it promptly according to the terms of the proxy card.

Revocation of Proxy

        Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Special Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to SCBT Financial Corporation, P.O. Box 1030, Columbia, South Carolina 29202, Attention: Secretary. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

Voting Procedures

        If a quorum is present at the Special Meeting, the proposed Amendment and Restatement will require the affirmative vote of two-thirds of our outstanding common stock as of the Record Date, or at least 7,495,832 shares. Our directors and executive officers own approximately 5.5% of our outstanding shares, and they have indicated that they intend to vote their shares "FOR" the Amendment and Restatement. If a quorum is present, approval of the proposal for the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting if necessary to solicit additional proxies and any other matters that may be considered and acted upon at the Special Meeting will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter.

  Voting by Record Shareholders

        If you are a shareholder of record, you can also attend the Special Meeting and vote in person. If you hold your shares of record in your own name, you can vote your shares in any manner specified on the attached proxy card, including marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record and sign, date, and return your proxy card without indicating how you want to vote, your proxy will be voted "FOR" approval of the Amendment and Restatement and "FOR" the chairperson of the Special Meeting to have the authority to adjourn or postpone the Special Meeting to solicit additional proxies.

        You may also vote by Internet or telephone. If you vote using the Internet or telephone, you do not need to return your proxy card. We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is 1:00 a.m. Eastern Time on December 30, 2008.

  Voting by Shareholders whose Shares are held in "Street Name"

        If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Special Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

        Brokers or other nominees will not have the authority to vote shares they hold for you in street name on the Amendment and Restatement unless you give them specific instructions on how to vote following the directions they have provided to you with this Proxy Statement. Although valid proxies submitted by brokers or other nominees that hold shares in street name as record owners and as to which no vote is marked (so-called "broker non-votes") will be included in determining the number of votes present or represented at the Special Meeting for purposes of determining a quorum, the shares will not be voted on the Amendment and Restatement, and will have the same effect as votes "AGAINST" the Amendment and Restatement. Broker non-votes will not affect the approval of the Adjournment Proposal or, to our knowledge any other matter of business that may be brought before the Special Meeting.

Rights of Dissenting Shareholders

        Holders of our common stock may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C, if the amended and restated Articles of Incorporation are approved and are filed with the South Carolina Secretary of State. However, based on the advice of the Company's counsel, the Company believes that its shareholders are not entitled to dissenters' rights in connection with the proposed Amendment and Restatement. If you are a holder of common stock and wish to assert a right to dissent from the proposed amendment and restatement of our Articles of Incorporation, you must properly exercise your rights according to the South Carolina dissenters' rights statute. If you dissent but the proposed amended and restated articles of incorporation are approved by the other shareholders and are filed with the Secretary of State of South Carolina, we may be required to pay you the fair value of the shares with respect to which you have properly exercised dissenters' rights, and you will no longer be a holder of such shares. Any shareholder intending to assert dissenters' rights should not vote in favor of the amended and restated articles of incorporation and must file a written notice of intent to demand payment for his or her applicable shares with the corporate secretary of the company before the vote is taken at the Special Meeting. A vote against approval of the amended and restated articles of incorporation will not, in and of itself, satisfy the requirements of the South Carolina dissenters' rights statute. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix C to this proxy statement. This statute sets forth the rights of shareholders who wish to dissent from the amendment and restatement of our Articles of Incorporation. This is a technical statute and requires that a shareholder take certain actions by specified dates in order properly to dissent. If you are interested in dissenting, we urge you to read this statute carefully and to consult with your own legal counsel to determine whether you are entitled to dissent and so as to be in strict compliance with the statute.

Effectiveness of Proposed Amendment and Restatement

        If the proposed Amendment and Restatement is approved by the affirmative vote of two-thirds of the shares of common stock outstanding on the Record Date, the Amendment and Restatement will become effective if, and when, Articles of Amendment are filed with the Secretary of State of South Carolina. Approval of the Amendment and Restatement by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to abandon the Amendment and Restatement after shareholder approval.

PROPOSAL NO. 1: AMENDMENT TO THE ARTICLES OF INCORPORATION

The Proposed Amendment and Restatement

        Our Board of Directors has proposed an amendment and restatement of our Articles of Incorporation to authorize ten million shares of preferred stock, par value $0.01 per share. The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this proxy statement, is being proposed for the purpose of authorizing the preferred stock or deleting an obsolete provision.

        Our Articles of Incorporation currently authorize only the issuance of common stock. The Amendment and Restatement will vest in the Board of Directors the authority to issue the preferred stock in one or more classes or series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any class or series so established. Provisions in a company's articles of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more classes or series of preferred stock and to determine by resolution the terms of each such class or series. Shareholders are being asked to approve the proposed Amendment and Restatement at the Special Meeting.

        The obsolete provisions that would be deleted from our Articles of Incorporation relate to the designation of our initial directors and our initial registered officer and registered agent in connection with our incorporation in 1985.

Reasons for the Amendment and Restatement

        On November 13, 2008, the Company submitted an application to participate in the Capital Purchase Program (the "Capital Purchase Program") of the United States Department of the Treasury (the "Treasury"), the details of which are described below. Participation in the Capital Purchase Program requires the authorization and issuance of preferred stock to the Treasury (the "Senior Preferred Stock"). The Company's Articles of Incorporation currently do not authorize the issuance of preferred stock. The purpose of the Special Meeting is to vote on an amendment and restatement of the Company's Articles of Incorporation to authorize the issuance of up to ten million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of one or more classes or series of preferred stock, as are set by the Board of Directors, and to make certain technical and clarifying amendments to the Articles of Incorporation, and to act upon such other matters as may properly come before the meeting or any adjournment thereof.

        If the Amendment and Restatement is approved, SCBT may be able to participate in the Treasury's Capital Purchase Program. SCBT has not been notified by the Treasury whether its application for participation in the Capital Purchase Program has been approved. SCBT has not made a final decision to participate in the Capital Purchase Program if its application is approved by the Treasury and the Amendment and Restatement is approved. Whether or not we participate in the Capital Purchase Program, if the Amendment and Restatement is approved, our Board of Directors will be authorized to issue preferred shares at any time it deems it appropriate to do so, and will be authorized to set the preferences, limitations and relative rights, within legal limits, of such stock.

        Amending our Articles of Incorporation to authorize the issuance of preferred stock will provide our Board of Directors with greater flexibility in raising capital. The availability of preferred stock will allow the Company to increase its financing alternatives by allowing the Board of Directors to issue several financial instruments that qualify as hybrid securities and receive favorable regulatory capital treatment. Moreover, the preferred stock will enable the Company to respond promptly to, and take advantage of, market conditions and other favorable capital opportunities without incurring the delay and expense associated with calling a special shareholders' meeting to approve each contemplated stock issuance. Although the Company is currently "well capitalized" under applicable regulatory guidelines, the Board of Directors would like to ensure that, particularly during this economic cycle, the Company is well-positioned to raise capital if appropriate to support and manage existing operations or growth opportunities.

        The amendment permitting the issuance of preferred stock could have the effect of a making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. However, the Board of Directors represents that it will not, without prior approval of the Company's common stockholders, issue any series of preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

        We presently contemplate no particular transaction involving the issuance of preferred stock other than the Treasury's limited purchase of Senior Preferred Stock; however, the Board of Directors believes it is in the Company's and its shareholders' best interest to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT AND RESTATEMENT.

Effect of the Proposed Amendment and Restatement

  Authority of the Board of Directors

        If the Amendment and Restatement is approved, the Board of Directors will be authorized to issue preferred stock, from time to time, with full, limited or no voting power, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the preferred stock, as may be provided in resolutions adopted by the Board of Directors. The authority of the Board of Directors will include, but is not limited to, the determination or filing of the following with respect to shares of any class or series of preferred stock other than the Senior Preferred Stock:

  •
  The distinctive designation of and the number of shares (up to the number of shares authorized) of any class or series of preferred stock;

  •
  The rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

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  Whether the shares will be convertible into or exchangeable for shares of any other class or series of stock and the terms and conditions of the conversion or exchange;

  •
  Whether the shares will be subject to redemption, and the redemption price or prices, and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

  •
  The rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

  •
  The terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

  •
  The voting powers, full or limited, if any, of the holders of the shares.

        The Amendment and Restatement provide that preferred stock will not be entitled to preemptive rights and will not vote cumulatively.

The terms of the Senior Preferred Stock will ultimately be determined by the Treasury. The anticipated terms of the Senior Preferred Stock are summarized below and in the term sheet attached hereto as Appendix B.

        If the proposal is not approved, the Company will not be able to participate in the Capital Purchase Program.

  Representations on Anti-Takeover Effect

        As referenced earlier, the authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the Board of Directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company's shareholders. Although the authorization of the preferred stock would also afford us greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids, we do not intend to use the preferred stock in this manner. The Board of Directors represents that it will not, without prior approval of the Company's common stockholders, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of SCBT more difficult or costly. Within the limits described above, the Board of Directors may issue preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of SCBT more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes.

        The Board of Directors believes that as structured the preferred stock is in the best interests of SCBT and its shareholders because it enhances SCBT's ability to take advantage of the Capital Purchase Program and it will provide flexibility for other future capital-raising transactions, acquisitions and joint ventures.

Terms of Treasury's Preferred Stock

        The following description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects. A summary of certain proposed terms of the Capital Purchase Program is attached hereto as Appendix B. The final terms of our participation in the Capital Purchase Program, including the specific terms of the Senior Preferred Stock and the related warrants, would be set forth in investment agreements and related documents to be issued by Treasury and executed by us. The general forms of these investment agreements and related documents are available on Treasury's website, at www.treas.gov/initiatives/eesa/application-documents. THE COMPANY CAN OFFER NO ASSURANCE THAT THE TREASURY WILL NOT CHANGE THE TERMS AND CONDITIONS OF THE CAPITAL PURCHASE PROGRAM, THAT THE TREASURY WILL ALLOW THE COMPANY TO PARTICIPATE IN THE CAPITAL PURCHASE PROGRAM, OR THAT THE COMPANY WILL ELECT TO PARTICIPATE IN THE CAPITAL PURCHASE PROGRAM IF IT IS ACCEPTED BY THE TREASURY.

  General

        Under our Articles of Incorporation, as proposed to be amended and restated, the Company will have authority to issue up to ten million shares of preferred stock with a par value of $0.01 per share. Pending approval of the amendment and restatement to our Articles of Incorporation described in this Proxy Statement and the approval of the Treasury, we estimate that we may issue between 21,600 and 64,800 shares of Senior Preferred Stock for an aggregate purchase price of between $21.6 million and $64.8 million pursuant to the Capital Purchase Program based on our risk-weighted assets as of September 30, 2008. Subject to limitations on use of proceeds that may be specified by the Treasury, the Company would expect to use the proceeds of the issuance of the Senior Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital positions of our subsidiary banks. When issued, the Senior Preferred Stock would be validly issued, fully paid and nonassessable.

        Prior to the issuance of the Senior Preferred Stock, the Company would have filed Articles of Amendment to our Amended and Restated Articles of Incorporation with respect to the Senior Preferred Stock with the South Carolina Secretary of State. When issued, the Senior Preferred Stock would have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any unpaid dividends for all prior Dividend Periods (as defined below) plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. The Senior Preferred Stock would not be convertible into our common stock or any other class or series of our securities and would not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

  Ranking

        The Senior Preferred Stock issued to Treasury would rank senior to the Company's common stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

  Dividends

        Holders of Senior Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Senior Preferred Stock as to payment of dividends, would be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cash dividends. Dividends would be cumulative. These dividends would be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the "Dividend Rate"), applied to the $1,000 liquidation preference per share and would be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a "Dividend Payment Date"), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A "Dividend Period" means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Senior Preferred Stock would commence upon the date of original issuance of the Senior Preferred Stock. Dividends would be paid to holders of record on the respective date fixed for that purpose by our Board of Directors or a committee thereof in advance of payment of each particular dividend.

        The amount of dividends payable per share of Senior Preferred Stock on each Dividend Payment Date would be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The consent of the Treasury would be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the Senior Preferred Stock and (ii) the date on which the Senior Preferred Stock has been redeemed in whole or the Treasury has transferred all Senior Preferred Stock to third parties.

        The Company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

  Conversion Rights

        The Senior Preferred Stock would not be convertible into shares of any other class or series of our stock.

  Redemption

        The Senior Preferred Stock would not be redeemable prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred Stock. A "Qualified Equity Offering" is the sale by us for cash, following the date of issuance of the Senior Preferred Stock, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred Stock may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior Dividend Periods for that share, plus a pro rata portion of the dividend for the then-current Dividend Period to the redemption date. Holders of Senior Preferred Stock would have no right to require the redemption or repurchase of the Senior Preferred Stock.

        Under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies, any redemption of the Senior Preferred Stock would be subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Senior Preferred Stock by tender, in the open market or by private agreement.

  Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Senior Preferred Stock would be entitled to receive an amount per share (the "Total Liquidation Amount") equal to the fixed liquidation preference of $1,000 per share of Senior Preferred Stock, plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. Holders of the Senior Preferred Stock would be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Senior Preferred Stock.

        If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Senior Preferred Stock and all holders of any shares of our stock ranking as to any such distribution on parity with the Senior Preferred Stock, the amounts paid to the holders of Senior Preferred Stock and to such other shares would be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per share of Senior Preferred Stock has been paid in full to all holders of Senior Preferred Stock and the liquidation preference of any other shares ranking on parity with the Senior Preferred Stock has been paid in full, the holders of common stock or any other shares ranking, as to such distribution, junior to the Senior Preferred Stock would be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.

  Voting Rights

        Except as indicated below or otherwise required by law, the holders of Senior Preferred Stock would not have any voting rights, other than class voting rights on (i) any authorization or issuance of shares ranking senior to Treasury's preferred stock, (ii) any amendment to the rights of the Senior Preferred Stock, or (iii) certain mergers, exchanges or similar transaction that would adversely affect the rights of the Senior Preferred Stock. If dividends on the Senior Preferred Stock are not paid in full for six Dividend Periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect, together with any voting parity stock, two directors. The right to elect directors will end when full dividends have been paid for four consecutive Dividend Periods.

  Regulatory Capital Treatment

        We would expect the Senior Preferred Stock to qualify as Tier I capital under the Federal Reserve's risk-based capital guidelines applicable to bank holding companies.

  Transferability

        The Senior Preferred Stock would not be subject to any contractual restrictions on transferability, and we may be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred Stock to the Treasury. The Treasury may transfer the Senior Preferred Stock to third parties at any time.

ADDITIONAL TERMS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM

Transferability

        If we participate in the Capital Purchase Program, the Company may be required to file a shelf registration statement covering the Senior Preferred Stock as promptly as practicable after the date of issue and, if necessary, take all action required to cause such shelf registration statement to be declared effective as soon as possible. We would also grant to the Treasury piggyback registration rights for the Senior Preferred Stock and take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Stock including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Stock on a national securities exchange. If requested by the Treasury, we will appoint a depositary to hold the Senior Preferred Stock and issue depositary receipts.

Limits on Executive Compensation

        As a condition to participation in the Capital Purchase Program, the Company and its senior executive officers must agree to certain limits on executive compensation. Specifically, the Company must:

  •
  Ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

  •
  Implement a required "clawback" of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

  •
  Not make any "golden parachute payments" (as defined in the Internal Revenue Code) to any such executive; and

  •
  Agree not to deduct for tax purposes any executive compensation in excess of $500,000 of each such executive.

As an additional condition to closing, the Company and its senior executive officers covered by the Economic Emergency Stabilization Act of 2008 (EESA) must grant to the Treasury a waiver releasing the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Treasury on or prior to the date of issue to carry out the provisions of such subsection. We expect that each executive officer will agree in writing to be bound by the applicable Capital Purchase Program restrictions on compensation during any period that he or she is a senior executive officer and Treasury holds an equity or debt position acquired through the Capital Purchase Program.

Warrants

        In connection with the Capital Purchase Program and in addition to the Senior Preferred Stock, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the Senior Preferred Stock on the date of issuance. The initial exercise price of the warrants, and the market price for determining the number of shares of common stock subject to the warrants, would be the market price for the common stock on the date of issuance of the Senior Preferred Stock (calculated on a twenty-day trailing average) and subject to certain anti-dilution adjustments. The warrants would have a term of ten years and would be immediately exercisable upon issuance. The Treasury would agree not to exercise any voting power with respect to any shares of common stock issued upon exercise of the warrants; however, the warrants would, subject to certain restrictions, be transferable, and the transferee may not be subject to any restrictions on voting rights. The number of shares subject to the warrants would be reduced by 50% if, prior to December 31, 2009, we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Stock in a Qualified Equity Offering. To the extent we redeem the Senior Preferred Stock held by the Treasury, we would have a right to repurchase any warrants or any common stock issued upon exercise of the warrants and held by the Treasury at fair market value.

CERTAIN EFFECTS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM

Use of Proceeds

        If our application is approved and we sell Senior Preferred Stock to the Treasury, we would expect to receive between approximately $21.6 million and $64.8 million of capital under the Capital Purchase Program. The Treasury's stated purposes of the Capital Purchase Program are to stabilize the financial system and to ensure that credit is available to customers and businesses. We expect the Company to use the proceeds from the sale of securities to the Treasury in accordance with these stated purposes by building upon our already strong capital levels, providing the Company with the flexibility to withstand a deeper and longer recession, if it occurs, continuing to provide credit to our customers, including small businesses and consumers, and providing the Company the ability to capitalize on any strategic opportunities that may arise in the future. However, there can be no assurance that our application will be approved or if it is approved, that we will receive an amount within the range estimated above.

Rights of Existing Common Shareholders

        The Company currently has only one class of capital stock and that is common stock. If the Company participates in the Capital Purchase Program, the rights of its common shareholders would generally not be affected, except that the Treasury's ownership interest in the Company would be a preferred interest and would entitle the Treasury to certain preferences over the common stock shareholders. Issuance of Senior Preferred Stock would give its holders the right, in case we are ever liquidated, to be paid the liquidation value of the Senior Preferred Stock out of our residual assets before any payment is made to the common shareholders. All dividends due on the Senior Preferred Stock would have to be paid before any dividends could be paid on our common stock. The issuance of the Senior Preferred Stock and warrants to purchase shares of our common stock may reduce our earnings per share of common stock, which could negatively affect the Company's common stock price. Also, the amount of our common stock dividends could not be increased in the first three years that the Treasury owns the Senior Preferred Stock without the consent of the Treasury. If we do not pay the dividends on the Senior Preferred Stock in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors to our Board of Directors. That right would continue until all past dividends on the Senior Preferred Stock are paid in full.

Dilution of Common Shareholders

        Because the preferential liquidation amount of the Senior Preferred Stock would equal its gross purchase price, the issuance of the Senior Preferred Stock would not change the tangible book value of our common stock, pro rated between the Senior Preferred Stock and our common stock on the basis of their relative tangible book value. Because the Senior Preferred Stock's claim on our earnings would be limited to a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount required to pay dividends due on the Senior Preferred Stock or not. As noted above, we would not be able to pay dividends on our common stock unless we had paid all dividends due on the Senior Preferred Stock.

        If we issue Senior Preferred Stock to the Treasury, we would also have to issue to the Treasury warrants to purchase shares of our common stock for an exercise price equal to the average closing price of our stock on the 20 trading days immediately proceeding the date on which we sign the agreement to sell the Senior Preferred Stock to the Treasury. On November 24, 2008, the closing price of our common stock was $34.65. The warrants would expire the earlier of when they are exercised or ten years from the date of issue. If the warrants are exercised at anytime when the exercise price is less than the tangible book value of the shares received, the exercise would be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution would depend on the number of common shares issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares.

Registration Rights

        As discussed above under "Additional Terms of Participation in the Capital Purchase Program," if we sell Senior Preferred Stock and warrants to the Treasury we would be required to grant registration rights to the Treasury. Those rights require us, at our expense, to register with the SEC some or all of our securities that are held by the Treasury in order to permit the Treasury to make a public offering of those securities. The out-of-pocket cost to us of doing so, as well as the indirect cost of the time that would have to be spent by our personnel, could be substantial.

Company Operations

        If we sell Senior Preferred Stock and warrants to the Treasury, we would be required to make modifications to the way our executive compensation arrangements are structured. Specifically, our Board of Directors would have to review our incentive compensation arrangements with our senior officers and make reasonable efforts to ensure that such arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution. As long as the Treasury owns our securities, our Board of Directors would also have to meet annually with our senior executive officers to review the relationship between our risk management policies and practices. It would also be a requirement that any bonus and incentive compensation paid to our senior executives during the period that Treasury holds our securities acquired under the Capital Purchase Program be subject to being repaid to us if the payments were based on materially inaccurate financial statements or other performance metric criteria. Further, we would be required, during the period the Treasury holds our securities acquired under the Capital Purchase Program, to prohibit severance payments to our senior executive officers in excess of an amount which is approximately three times the average of their annual compensation for the prior five years. We believe that this requirement would necessitate a temporary change in the terms of our president and our chief financial officer's employment arrangements. Finally, we would be required not to claim a deduction for federal income tax purposes of executive compensation that would not be deductible if Section 162(m)(5) of the Internal Revenue Code were to apply to us.

        All of these requirements are expected to increase our administrative costs somewhat and are not likely to reduce the compensation paid to our senior executive officers. Neither are they expected to have any material impact on the way we operate our business or our financial condition or results of operations.

Pro Forma Financial Information

        The following unaudited pro forma financial information of SCBT for the fiscal year ended December 31, 2007 and for the nine-months ended September 30, 2008 shows effects of a $21.6 million issuance (which we refer to as the "Minimum" scenario) and a maximum of $64.8 million issuance (which we refer to as the "Maximum" scenario) of Senior Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program. The following unaudited pro forma financial information also shows effects of our sale of common stock in a private placement on October 28, 2008, which generated net proceeds of approximately $26.8 million, which we refer to as the "Common Stock Raise," as if it were in place on September 30, 2008. The pro forma financial data presented below may change materially under either the "Minimum" or "Maximum" scenario based on, among other things, the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the Company's common stock price, and the discount rate used to determine the fair value of the preferred stock. Accordingly, we can provide no assurance that the "Minimum" or "Maximum" pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.

SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MINIMUM SCENARIO ($21.6 MILLION)
(Dollars in thousands)

	September 30, 2008
Balance Sheet Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $21.6 Million Sold to Treasury		Pro Forma w/ Common Stock Raise and $21.6 Million Sold to Treasury
ASSETS
Cash and cash equivalents	$80,137	$—		$80,137	$—		$80,137
Investment securities	238,961	—		238,961	21,600	(2)	260,561
Loans held for sale	11,419	—		11,419	—		11,419
Loans, net	2,250,527	—		2,250,527	—		2,250,527
Other assets	185,701	—		185,701	—		185,701

Total assets	$2,766,745	$—		$2,766,745	$21,600		$2,788,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$2,138,727	$—		$2,138,727	$—		$2,138,727
Borrowings	397,066	(26,780	)(1)	370,286	—		370,286
Other liabilities	11,365	—		11,365	—		11,365

Total liabilities	2,547,158	(26,780)		2,520,378	—		2,520,378

Shareholders' equity:
Preferred stock	—	—		—	21,600	(2), (4)	21,600
Common stock	25,564	2,525	(1)	28,089	—		28,089
Warrants	—	—		—	1,441	(2), (4)	1,441
Discount on preferred	—	—		—	(1,441	)(5)	(1,441)
Surplus	141,911	24,255	(1)	166,166			166,166
Retained earnings	57,534	—		57,534	—		57,534
Accumulated other comprehensive loss	(5,422)	—		(5,422)	—		(5,422)

Total shareholders' equity	219,587	26,780		246,367	21,600		267,967

Total liabilities and shareholders' equity	$2,766,745	$—		$2,766,745	$21,600		$2,788,345

Common shares issued and outstanding	10,225,776	1,010,000	(1)	11,235,776	—		11,235,776

Assumptions:

(1)
Net proceeds of $26.8 million from issuance of 1,010,000 shares of common stock on October 28, 2008, which is $28.3 million less $1.5 million in issuance costs. Assumed these proceeds were used to pay down federal funds purchased.

(2)
The pro forma financial information reflects the issuance of a minimum $21.6 million of SCBT Financial Corporation Senior Preferred Shares. Investment securities includes the proceeds reinvested in mortgage-backed securities with a rate of return of approximately 5.5%. Warrants include the book value as determined by applying the relative fair market value percentages to the amount of TARP capital raised.

(3)
The fair value of the warrants is determined under a Black-Scholes option pricing model. The model includes assumptions regarding SCBT's common stock price, dividend yield, expected stock price volatility, as well as assumptions regarding the expected life of the warrant and the risk-free interest rate.

(4)
The carrying values of the preferred stock and warrants are based on their estimated relative fair values at issue date.

(5)
The discount on the preferred stock is accreted over a five year period via the effective yield method.

 SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MAXIMUM SCENARIO ($64.8 MILLION)
(Dollars in thousands)

	September 30, 2008
Balance Sheet Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $64.8 Million Sold to Treasury		Pro Forma w/ Common Stock Raise and $64.8 Million Sold to Treasury
ASSETS
Cash and cash equivalents	$80,137	$—		$80,137	$—		$80,137
Investment securities	238,961	—		238,961	64,800	(2)	303,761
Loans held for sale	11,419	—		11,419	—		11,419
Loans, net	2,250,527	—		2,250,527	—		2,250,527
Other assets	185,701	—		185,701	—		185,701

Total assets	$2,766,745	$—		$2,766,745	$64,800		$2,831,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$2,138,727	$—		$2,138,727	$—		$2,138,727
Borrowings	397,066	(26,780	)(1)	370,286	—		370,286
Other liabilities	11,365	—		11,365	—		11,365

Total liabilities	2,547,158	(26,780)		2,520,378	—		2,520,378

Shareholders' equity:
Preferred stock	—	—		—	64,800	(2), (4)	64,800
Common stock	25,564	2,525	(1)	28,089	—		28,089
Warrants	—	—		—	4,324	(2), (4)	4,324
Discount on preferred	—	—		—	(4,324	)(5)	(4,324)
Surplus	141,911	24,255	(1)	166,166			166,166
Retained earnings	57,534	—		57,534	—		57,534
Accumulated other comprehensive loss	(5,422)	—		(5,422)	—		(5,422)

Total shareholders' equity	219,587	26,780		246,367	64,800		311,167

Total liabilities and shareholders' equity	$2,766,745	$—		$2,766,745	$64,800		$2,831,545

Common shares issued and outstanding	10,225,776	1,010,000	(1)	11,235,776	—		11,235,776

Assumptions:

(1)
Net proceeds of $26.8 million from issuance of 1,010,000 shares of common stock on October 28, 2008, which is $28.3 million less $1.5 million in issuance costs. Assumed these proceeds were used to pay down federal funds purchased.

(2)
The pro forma financial information reflects the issuance of a maximum $64.8 million of SCBT Financial Corporation Senior Preferred Shares. Investment securities includes the proceeds reinvested in mortgage-backed securities with a rate of return of approximately 5.5%. Warrants include the book value as determined by applying the relative fair market value percentages to the amount of TARP capital raised.

(3)
The fair value of the warrants is determined under a Black-Scholes option pricing model. The model includes assumptions regarding SCBT's common stock price, dividend yield, expected stock price volatility, as well as assumptions regarding the expected life of the warrant and the risk-free interest rate.

(4)
The carrying values of the preferred stock and warrants are based on their estimated relative fair values at issue date.

(5)
The discount on the preferred stock is accreted over a five year period via the effective yield method.

SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
MINIMUM SCENARIO ($21.6 MILLION)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30, 2008
Income Statement Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $21.6 Million Sold to Treasury	Pro Forma w/ Common Stock Raise and $21.6 Million Sold to Treasury
Total interest income	$117,981	$—		$117,981	$891 (3)	$118,872
Total interest expense	46,848	(455	)(2)	46,393	—	46,393

Net interest income	71,133	455		71,588	891	72,479
Provision for loan losses	6,362	—		6,362	—	6,362

Net interest income after provision for loan losses	64,771	455		65,226	891	66,117
Total noninterest income	12,939	—		12,939	—	12,939
Total noninterest expense	58,920	—		58,920	—	58,920

Income before provision for income taxes	18,790	455		19,245	891	20,136
Provision for income taxes	6,554	159	(2)	6,713	311 (3)	7,024

Net income	$12,236	$296		$12,532	$580	$13,112

Effective dividend on preferred stock	—	—		—	987	987

Net income available to common shareholders	$12,236	$296		$12,532	$(407)	$12,125

Selected Financial Ratios:
Earnings per share:
Basic	$1.21	$(0.08)		$1.13	$(0.04)	$1.09

Diluted	$1.19	$(0.08)		$1.11	$(0.03)	$1.08

Average basic shares outstanding	10,111	1,010		11,121	—	11,121

Average diluted shares outstanding(4)	10,252	1,010		11,262	2	11,264

Return on average equity—annualized	7.41%			6.76%		6.51%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The pay down of federal funds would have reduced the interest expense for 2008 by $296,000 net of $159,000 income tax effect.

(3)
The funds received from the preferred stock issue are assumed to be initially invested in mortgage-backed securities, earning a rate of return of approximately 5.5%. An incremental tax rate of 34.88% (based on the effective tax rate at September 30, 2008) was assumed in pro forma provision for income taxes. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(4)
The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method. All warrants are assumed to be in-the-money at the end of the period. The pro forma average diluted shares outstanding assume that the common stock raised was issued and outstanding each day during the income statement reporting period.

(5)
The issuance costs expected to be incurred are immaterial; therfore, no effect was given to the pro forma.

 SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
MAXIMUM SCENARIO ($64.8 MILLION)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30, 2008
Income Statement Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $64.8 Million Sold to Treasury	Pro Forma w/ Common Stock Raise and $64.8 Million Sold to Treasury
Total interest income	$117,981	$—		$117,981	$2,673 (3)	$120,654
Total interest expense	46,848	(455	)(2)	46,393	—	46,393

Net interest income	71,133	455		71,588	2,673	74,261
Provision for loan losses	6,362	—		6,362	—	6,362

Net interest income after provision for loan losses	64,771	455		65,226	2,673	67,899
Total noninterest income	12,939	—		12,939	—	12,939
Total noninterest expense	58,920	—		58,920	—	58,920

Income before provision for income taxes	18,790	455		19,245	2,673	21,918
Provision for income taxes	6,554	159	(2)	6,713	932 (3)	7,645

Net income	$12,236	$296		$12,532	$1,741	$14,273

Effective dividend on preferred stock	—	—		—	2,960	2,960

Net income available to common shareholders	$12,236	$296		$12,532	$(1,219)	$11,313

Selected Financial Ratios:
Earnings per share:
Basic	$1.21	$(0.08)		$1.13	$(0.11)	$1.02

Diluted	$1.19	$(0.08)		$1.11	$(0.11)	$1.00

Average basic shares outstanding	10,111	1,010		11,121	—	11,121

Average diluted shares outstanding(4)	10,252	1,010		11,262	5	11,267

Return on average equity—annualized	7.41%			6.76%		6.11%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The pay down of federal funds would have reduced the interest expense for 2008 by $296,000 net of $159,000 income tax effect.

(3)
The funds received from the preferred stock issue are assumed to be initially invested in mortgage-backed securities, earning a rate of return of approximately 5.5%. An incremental tax rate of 34.88% (based on the effective tax rate at September 30, 2008) was assumed in pro forma provision for income taxes. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(4)
The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method. All warrants are assumed to be in-the-money at the end of the period. The pro forma average diluted shares outstanding assume that the common stock raised was issued and outstanding each day during the income statement reporting period.

(5)
The issuance costs expected to be incurred are immaterial; therfore, no effect was given to the pro forma.

SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
MINIMUM SCENARIO ($21.6 MILLION)
(Dollars in thousands, except per share data)

	For the Year Ended December 31, 2007
Income Statement Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $21.6 Million Sold to Treasury	Pro Forma w/ Common Stock Raise and $21.6 Million Sold to Treasury
Total interest income	$149,199	$—		$149,199	$1,188 (3)	$150,387
Total interest expense	68,522	(1,178	)(2)	67,344	—	67,344

Net interest income	80,677	1,178		81,855	1,188	83,043
Provision for loan losses	4,384	—		4,384	—	4,384

Net interest income after provision for loan losses	76,293	1,178		77,471	1,188	78,659
Total noninterest income	29,759	—		29,759	—	29,759
Total noninterest expense	73,802	—		73,802	—	73,802

Income before provision for income taxes	32,250	1,178		33,428	1,188	34,616
Provision for income taxes	10,685	412	(2)	11,097	414 (3)	11,511

Net income	$21,565	$766		$22,331	$774	$23,105

Effective dividend on preferred stock	—	—		—	1,316	1,316

Net income available to common shareholders	$21,565	$766		$22,331	$(542)	$21,789

Selected Financial Ratios:
Earnings per share:
Basic	$2.33	$(0.16)		$2.17	$(0.05)	$2.12

Diluted	$2.32	$(0.16)		$2.16	$(0.05)	$2.11

Average basic shares outstanding	9,275	1,010		10,285	—	10,285

Average diluted shares outstanding(4)	9,305	1,010		10,315	9	10,324

Return on average equity—annualized	12.42%			11.14%		10.40%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The pay down of federal funds would have reduced the interest expense for 2007 by $766,000 net of $412,000 income tax effect.

(3)
The funds received from the preferred stock issue are assumed to be initially invested in mortgage-backed securities, earning a rate of return of approximately 5.5%. An incremental tax rate of 34.88% (based on the effective tax rate at September 30, 2008) was assumed in pro forma provision for income taxes. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(4)
The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method. All warrants are assumed to be in-the-money at the end of the period. The pro forma average diluted shares outstanding assume that the common stock raised was issued and outstanding each day during the income statement reporting period.

(5)
The issuance costs expected to be incurred are immaterial; therfore, no effect was given to the pro forma.

 SCBT FINANCIAL CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
MAXIMUM SCENARIO ($64.8 MILLION)
(Dollars in thousands, except per share data)

	For the Year Ended December 31, 2007
Income Statement Data:	Actual	Adjustments for Common Stock Raise		Pro Forma w/ Common Stock Raise October 28, 2008	Adjustments for $64.8 Million Sold to Treasury	Pro Forma w/ Common Stock Raise and $64.8 Million Sold to Treasury
Total interest income	$149,199	$—		$149,199	$3,564 (3)	$152,763
Total interest expense	68,522	(1,178	)(2)	67,344	—	67,344

Net interest income	80,677	1,178		81,855	3,564	85,419
Provision for loan losses	4,384	—		4,384	—	4,384

Net interest income after provision for loan losses	76,293	1,178		77,471	3,564	81,035
Total noninterest income	29,759	—		29,759	—	29,759
Total noninterest expense	73,802	—		73,802	—	73,802

Income before provision for income taxes	32,250	1,178		33,428	3,564	36,992
Provision for income taxes	10,685	412	(2)	11,097	1,243 (3)	12,340

Net income	$21,565	$766		$22,331	$2,321	$24,652

Effective dividend on preferred stock	—	—		—	3,947	3,947

Net income available to common shareholders	$21,565	$766		$22,331	$(1,626)	$20,705

Selected Financial Ratios:
Earnings per share:
Basic	$2.33	$(0.16)		$2.17	$(0.16)	$2.01

Diluted	$2.32	$(0.16)		$2.16	$(0.16)	$2.00

Average basic shares outstanding	9,275	1,010		10,285	—	10,285

Average diluted shares outstanding(4)	9,305	1,010		10,315	26	10,341

Return on average equity—annualized	12.42%			11.14%		9.29%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The pay down of federal funds would have reduced the interest expense for 2007 by $766,000 net of $412,000 income tax effect.

(3)
The funds received from the preferred stock issue are assumed to be initially invested in mortgage-backed securities, earning a rate of return of approximately 5.5%. An incremental tax rate of 34.88% (based on the effective tax rate at September 30, 2008) was assumed in pro forma provision for income taxes. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(4)
The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method. All warrants are assumed to be in-the-money at the end of the period. The pro forma average diluted shares outstanding assume that the common stock raised was issued and outstanding each day during the income statement reporting period.

(5)
The issuance costs expected to be incurred are immaterial; therfore, no effect was given to the pro forma.

	Actual at 9/30/08	Pro Forma 9/30/08 w/ Common Stock Raise	Pro Forma 9/30/08 w/ Common Stock Raise and $21.6 Million Sold to Treasury	Pro Forma 9/30/08 w/ Common Stock Raise and $64.8 Million Sold to Treasury
Total capital (to risk-weighted assets)	11.28%	12.52%	13.52%	15.52%
Tier 1 capital (to risk-weighted assets)	9.34%	10.57%	11.57%	13.57%
Tier 1 capital (to average assets)	7.46%	8.46%	9.26%	10.85%

        There can be no assurance that Treasury will approve the Company's application for participation in the Capital Purchase Program or that the application will be approved in the amount requested. If Treasury does not approve our application to participate in the Capital Purchase Program, or we elect not to participate, there will be no material adverse effect on our liquidity, capital resources or results of operations, and the Company will remain well-capitalized under applicable regulatory guidelines.

Financial Statements

        Our Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are attached to the proxy statement as Appendix D and thereby incorporated by reference herein. Our Unaudited Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and December 31, 2007 and for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, are attached to this proxy statement as Appendix F and thereby incorporated by reference herein.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Management's Discussion and Analysis of Financial Condition at December 31, 2007 and December 31, 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is attached to this proxy statement as Appendix E and thereby incorporated by reference herein. Management's Discussion and Analysis of Financial Condition at September 30, 2008 and December 31, 2007 and Results of Operations for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, is attached to this proxy statement as Appendix G and thereby incorporated by reference herein.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There have been no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

Quantitative and Qualitative Disclosures About Market Risk

        Information regarding our quantitative and qualitative disclosures about market risk is contained in Management's Discussion and Analysis of Financial Condition and Results of Operations as reported in our Annual Report on Form 10-K and attached hereto as Appendix E in the section thereof entitled "Asset-Liability Management and Market Risk Sensitivity." See also the section entitled "Investment Securities" in Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which is attached hereto as Appendix G.

 SELECTED ADDITIONAL MATTERS RELATED TO CHANGES OF CONTROL

Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution

        The Company's Articles of Incorporation provide that, with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, of our property and assets, with or without the goodwill, or any resolution to dissolve us, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of our full Board of Directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of our outstanding shares. If a majority of the full board of directors approves any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of our outstanding common shares. Consequently, unless a majority of our directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

Statutory Matters

         Business Combination Statute.    The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. This statute would apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

         Control Share Acquisitions.    The South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

        The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our Articles of Incorporation or bylaws to redeem control shares.

        The provisions of the Control Share Acquisitions Act will only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

 PROPOSAL NO. 2:

APPROVAL OF POTENTIAL ADJOURNMENT OR POSTPONEMENT
OF THE SPECIAL MEETING

        A proposal may be submitted to shareholders at the Special Meeting to authorize the chairperson of the Special Meeting to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in the event (a) there are not sufficient affirmative votes present at the time of the Special Meeting to adopt the Amendment and Restatement, or (b) a quorum is not present at the time of the Special Meeting. Any adjournment or postponement of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

        The affirmative vote of a majority of the shares represented at the Special Meeting and entitled to vote is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the approval of the Adjournment Proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL NO. 2.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        Any shareholder of the Company desiring to include a proposal in the Company's 2009 proxy materials for action at the 2009 Annual Meeting of Shareholders must have delivered the proposal to the executive offices of the Company no later than November 15, 2008 if such proposal is to be considered for inclusion in the 2009 proxy materials. Only proper proposals that are timely received will be included in the Company's 2009 Proxy Statement and Proxy. In addition, a shareholder who desires to nominate a person for election to the Board of Directors of the Company or to make any other proposal for consideration by shareholders at a shareholders' meeting must deliver notice of such proposed action to the secretary of the Company no less than 45 days before such meeting. For a nominee for director, such notice should be addressed to the governance committee of the Company at P.O. Box 1030, Columbia, South Carolina 29202. The recommendation must set forth the name and address of the shareholder or shareholder group making the nomination; the name of the nominee; his or her address; the number of shares of Company stock owned by the nominee; any arrangements or understandings regarding nomination; the five-year business experience of the recommended candidate; legal proceedings within the last five years involving the candidate; a description of transactions between the candidate and the Company valued in excess of $120,000 and other types of business relationships with the Company; a description of any relationships or agreements between the recommending shareholder or group and the candidate regarding nomination; a description of known relationships between the candidate and the Company's competitors, customers, business partners or other persons who have a business relationship with the Company; and a statement of the recommended candidate's qualifications for board membership. For any other shareholder proposal, such notice must set forth the name and address of the shareholder making the proposal and the text of the resolution to be voted on.

        The Company does not have a formal process by which shareholders may communicate with the Board of Directors. Historically, however, the chairman of the Board of Directors has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the Board of Directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board of Directors may do so by writing to the secretary of the Company at P.O. Box 1030, Columbia, South Carolina 29202.

 BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of November 12, 2008, the number and percentage of outstanding shares of common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Shares Beneficially Owned(1)	Common Shares Beneficially Owned(2)	Percent of Shares Outstanding
Jimmy E. Addison	2,709	500	*
Luther J. Battiste, III	3,907	2,818	*
Joe E. Burns(4)(6)	16,837	8,544	*
Thomas S. Camp(4)(6)	14,674	16,821	*
Dalton B. Floyd, Jr.	22,056	1,025	*
M. Oswald Fogle	14,831	3,777	*
Dwight W. Frierson(5)	17,666	5,133	*
Robert R. Hill, Jr.(4)(6)	58,784	22,491	*
Robert R. Horger(4)(6)	42,943	29,943	*
Harry M. Mims, Jr.	39,940	3,519	*
Ralph W. Norman	10,983	1,550	*
Alton C. Phillips	8,344	—	*
John C. Pollok(3)(4)(6)	17,793	25,568	*
James W. Roquemore(3)(5)	18,553	4,196	*
Thomas E. Suggs	4,541	4,014	*
Susie H. VanHuss	4,097	1,025	*
John F. Windley(4)(6)	10,339	11,837	*
John W. Williamson, III	56,107	3,546	*
All directors and executive officers as a group (21 persons)(2)(4)(6)(7)	459,040	161,668	5.5%

*
Indicates less than one percent of the outstanding SCBT Financial Corporation common stock shares.

(1)
As reported to the Company by the directors, nominees and executive officers.

(2)
Based on the number of shares acquirable by directors and executive officers through vested stock options within 60 days of the Record Date of November 17, 2008.

(3)
Excludes shares owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Pollok, 571 shares and Mr. Roquemore, 9,544 shares.

(4)
Includes shares held as of December 31, 2007 by the Company under the Company's Employee Savings Plan, as follows: Mr. Burns, 1,807 shares; Mr. Camp, 627 shares; Mr. Hill, 3,170; Mr. Horger, 1,555 shares; Mr. Pollok, 2,790 shares; Mr. Windley 931 shares; and all directors and executive officers as a group, 18,820 shares.

(5)
For Mr. Frierson, includes 7,039 shares owned by Coca-Cola Bottling Company of Orangeburg, of which Mr. Frierson is a management affiliate. Mr. Frierson may direct the voting and disposition of these shares on that company's behalf. For Mr. Roquemore, includes 7,483 shares owned by Patten Seed Company, of which Mr. Roquemore is a 30% owner and management affiliate.

(6)
Includes shares of restricted stock, as to which the executive officers have full voting privileges. The shares are as follows: Mr. Burns, 4,725 shares; Mr. Camp, 4,939 shares; Mr. Hill, 17,298 shares; Mr. Horger, 1,501 shares; Mr. Pollok, 7,537 shares; Mr. Windley, 3,961 shares; and all directors and executive officers as a group, 51,617 shares. These restricted stock shares are not currently vested.

(7)
Other Section 16 Filers included in the "All directors and officers as a group" are: Richard C. Mathis—26,726 and 7,262; Dane H. Murray—65,641 and 7,338; and Karen L. Dey—1,569 and 761.

 BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

        The following table sets forth, as of September 30, 2008, the number and percentage of outstanding shares of common stock that exceed 5% beneficial ownership by any single person or group, as known by the Company:

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Shares Outstanding
Common Stock	Wellington Management Company, LLP 75 State Street, Boston, MA 02109	808,718	7.19%

(1)
Beneficial ownership of Wellington Management Company, LLP is based on a Form 13F filed with the SEC on September 30, 2008, by Wellington Management Company, LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We expect that representatives from Dixon Hughes PLLC, Certified Public Accountants and Advisors, our independent registered public accounting firm will be present and available to answer appropriate questions at the Special Meeting, and will have the opportunity to make a statement if they desire to do so.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the meeting of shareholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

FORWARD LOOKING STATEMENTS

        Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

        We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the Securities and Exchange Commission ("SEC") or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

        Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

SCBT FINANCIAL CORPORATION
520 Gervais Street
Columbia, South Carolina 29201
Telephone: (800) 277-2175

Attention: Investor Relations

APPENDIX A

The following text is a comparison of SCBT's current Articles of Incorporation with the proposed amendments. The deletions to the Articles are indicated with strikethroughs and the additions to the Articles are underlined.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SCBT FINANCIAL CORPORATION

~~(As originally adopted February 21, 1985 and subsequently amended through February 20, 2004).~~

  FIRST: The name of the corporation is SCBT Financial Corporation

  SECOND: The duration of the corporation is perpetual.

  ~~THIRD: The street and post office address of its initial registered office in the State of South Carolina shall be 520 Gervais Street, Columbia, South Carolina, 29201, County of Richland, and the name of its initial registered agent at such address is C. John Hipp, III.~~

  THIRD: [deleted]

  FOURTH: The specific purpose or purposes for which the corporation is organized, stated in general terms are: to exercise all powers of a banking holding company which is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and to engage in any and all banking and non-banking activities allowed for such a bank holding company under state and federal law, and to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of South Carolina.

  FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is (i) Forty Million (40,000,000) shares of one class of Common Stock each of which shall have a par value of Two Dollars Fifty Cents ($2.50) and (ii) Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (referred to in these amended and restated Articles of Incorporation as "preferred stock"). The board of directors shall have the authority to specify the preferences, limitations and relative rights of any class or series of preferred stock. Holders of preferred stock are referred to herein as "preferred stockholders." Preferred stock may have voting rights, but preferred stock will not be deemed to be "voting stock" for purposes of these amended and restated Articles of Incorporation, or to be "outstanding stock" for purposes of Article Sixteenth of these amended and restated Articles of Incorporation. Except for the references to shares in clause (ii) of this Article Fifth, references to "shares" in these amended and restated Articles of Incorporation refer only to shares of Common Stock, and references in these amended and restated Articles of Incorporation to "shareholders" or "stockholders" refer only to holders of Common Stock (except when used in the term "preferred stockholders"). The rights and privileges of holders of Common Stock are subject to any classes or series of preferred stock that the corporation may issue.

  SIXTH: The capital stock of the corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the corporation without prior stockholder approval. Such authorization by the Board of Directors may be made by a majority or other vote of the Board as may be provided in the Bylaws of the corporation. The provisions of this Article Sixth may only be amended or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation.

  SEVENTH: The corporation shall have the right to purchase its own shares to the extent of unreserved and unrestricted earned surplus available therefore and to the extent of unreserved and unrestricted capital surplus available therefore.

  EIGHTH: The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required in the event that the Board of Directors of the corporation does not recommend to the stockholders of the corporation a vote in favor of (1) a merger, exchange or consolidation of the corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the corporation to, any person or entity. For purposes of this provision, substantially all of the assets shall mean assets having a fair market value or book value, whichever is greater, of 25 percent or more of the total assets as reflected on a balance sheet of the corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Eighth.

  NINTH: The affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the Controlling Party shall be required for the approval or authorization of any merger, consolidation, or sale, exchange or lease of all or substantially all the assets of the corporation (as defined in Article Eighth of this Articles of Incorporation) shall be required to approve or authorize any such transaction involving any shareholder owning or controlling 20% or more of the corporation's voting stock at the time of the proposed transaction ("Controlling Party"); provided, however, that these voting requirements shall not be applicable in such transactions (a) in which the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of this corporation retained by its existing shareholders in such a transaction in which the corporation is the surviving entity) per share by holders of common stock of the corporation in such transaction is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends, and distributions), paid by the Controlling Party in the acquisition of any of its holdings of the corporation's common stock in the three years preceding the announcement of the proposed transaction; or (b) recommended by the majority of the entire Board of Directors. The affirmative vote of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Ninth. The requirements of this Article Ninth are in addition to and separate from any consent or approval that may be required by those Articles of Incorporation to authorize any merger, consolidation, or sale, exchange or lease of all or substantially all the assets of the Corporation (as defined in Article Eighth).

  TENTH: Shareholders can remove directors with or without cause only by the affirmative vote of the holders of eighty (80%) of the Corporation's shares. Cause shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to the Corporation and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

  ELEVENTH: The Board of Directors of the corporation shall consist of a maximum of twenty (20) persons. Directors may increase membership on the Board up to this maximum, but may not do so once the maximum membership is reached. The terms of the members of the Board of Directors elected at the first annual shareholders meeting shall be set so as to implement staggered terms, i.e., the terms of one-third (or as near one-third as possible) of the Directors shall be one year, the terms of one-third shall be two years and the terms of one-third shall be three years. Thereafter, one-third of the Directors shall be elected by a majority of the votes cast at each annual meeting of the shareholders or by similar vote at any special meeting called for the purpose, to serve three-year terms. Each Director shall hold office until the expiration of the term for which he is elected, except as otherwise stated in the Bylaws, and thereafter until his successor has been elected and qualified. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the corporation is required to amend or repeal the provisions of this Article Eleventh.

  ~~TWELFTH: The number of directors constituting the initial Board of Directors is seventeen (17). The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:~~

  ~~J. Gavin Appleby~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~J. Donald Collier~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~W. B. Cox~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Austin Cunningham~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~C. Parker Dempsey~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Clarence F. Evans~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~John L. Gramling, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Charlton B. Horger~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~F. O. Hutto, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~R. H. Jennings, III~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Edward V. Mirmow, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~J. C. McAlhany~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~R. Park Newton, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~J. A. Richardson, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Jesse D. Shirer~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Henry Tecklenburg, Jr.~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  ~~Howard E. Thomas~~
  ~~345 John C. Calhoun Dr., S.E.~~
  ~~Orangeburg, SC 29115~~

  TWELFTH: [deleted]

  THIRTEENTH: Shareholders and holders of preferred stock shall not have cumulative voting rights.

  FOURTEENTH: ~~The~~Neither the holders of the shares ~~of~~nor the ~~corporation~~preferred stock shall have ~~no~~ preemptive rights ~~to acquire any shares in the corporation~~.

  FIFTEENTH: ~~Article deleted by amendment on April 23, 1996.SIXTEENTH:~~ A majority of the entire Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation. Shareholders may alter, amend, or repeal the ~~bylaws~~Bylaws only by the affirmative vote of the holders of eighty (80%) of outstanding stock of the corporation.

  ~~SEVENTEENTH: Article deleted by amendment on April 23, 1996.~~

  ~~EIGHTEENTH~~SIXTEENTH: A special meeting of shareholders, called by shareholders, the Board of Directors or any members thereof, or any officer of the corporation, to consider a vote in favor of a merger or consolidation of the corporation with or a sale, exchange or lease of substantially all of the assets of the corporation to any person or entity, as defined under Articles Eighth and Ninth of these Articles of Incorporation, which is not recommended by the Board of Directors of the corporation, shall require attendance in person or by proxy of eighty percent (80%) of the shareholders of the corporation in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum is not present. Such eighty percent (80%) quorum requirement will apply at any annual meeting called to consider such a non-Board recommended transaction.

  ~~NINETEENTH:~~ SEVENTEENTH: No director of the corporation shall be personally liable to the corporation or its shareholders or preferred stockholders for monetary damages for breach of his fiduciary duty as a director occurring after the effective date hereof; provided, however, the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders or preferred stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as amended from time to time (the "Act"), or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the Act or any successor law or laws. Any repeal or modification of the foregoing protection by the shareholders (and, if applicable, preferred stockholders) of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

  ~~TWENTIETH:~~ EIGHTEENTH: When evaluating any proposed plan of merger, consolidation, exchange or sale of all, or substantially all, of the assets of the Corporation, the Board of Directors shall consider the interests of the employees of the Corporation and the community or communities in which the Corporation and its subsidiaries, if any, do business in addition to the interest of the Corporation's shareholders and preferred stockholders.

APPENDIX B

Treasury Term Sheet Issued October 14, 2008

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms
Issuer:
Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Holding Company ("SLHC"); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.
Initial Holder:	United States Department of the Treasury (the "UST").
Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.
Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.
Term:	Perpetual life.
Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.
Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.
"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.
Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.
Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.
Repurchases:
The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".
Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.
Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms
Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction". The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.
Term:	10 years.
Exercisability:	Immediately exercisable, in whole or in part.
Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.
Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.
Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.
Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

APPENDIX C

CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT

§ 33-13-101. Definitions.

        In this chapter:

(1)
"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2)
"Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3)
"Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)
"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7)
"Shareholder" means the record shareholder or the beneficial shareholder.

§ 33-13-102. Right to dissent.

        (a)   A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1)
consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2)
consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3)
consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
(4)
an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
(i)
alters or abolishes a preferential right of the shares;
(ii)
creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(iii)
alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

  (iv)
  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
  (v)
  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
(5)
in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
(6)
any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   Notwithstanding subsection (a), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

§ 33-13-103. Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

§ 33-13-200. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

§ 33-13-210. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

§ 33-13-220. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

        (b)   The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

(1)
state where the payment demand must be sent and where certificates for certificated shares must be deposited;
(2)
inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
(3)
supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
(4)
set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(5)
be accompanied by a copy of this chapter.

§ 33-13-230. Shareholders' payment demand.

        (a)   A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

§ 33-13-240. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 33-13-250. Payment.

        (a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b)   The payment must be accompanied by:

(1)
the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
(2)
a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
(3)
an explanation of how the interest was calculated;
(4)
a statement of the dissenter's right to demand additional payment under Section 33-13-280; and
(5)
a copy of this chapter.

§ 33-13-260. Failure to take action.

        (a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

§ 33-13-270. After-acquired shares.

        (a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

§ 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1)
dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
(2)
corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
(3)
corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

§ 33-13-300. Court action.

        (a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 33-13-310. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

        (b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)
against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
(2)
against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        (d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

APPENDIX D

        Audited Consolidated Financial Statements (including Notes thereto) at December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

JOHN C. CREECH, JR., CPA ANNE H. ROSS, CPA WILLIAM F. QUATTLEBAUM, CPA, CVA WILLIAM T. POUNCEY, CPA DAVID J. FRYER, CPA

J. W. HUNT AND COMPANY, LLP
CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS
AMERICAN INSTITUTE OF
CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION AND
CENTER FOR PUBLIC COMPANY AUDIT FIRMS
CPA ASSOCIATES INTERNATIONAL, INC.,
	A WORLDWIDE NETWORK OF ACCOUNTING FIRMS	MIDDLEBURG OFFICE PARK 1607 ST. JULIAN PLACE POST OFFICE BOX 265 COLUMBIA, SC 29202-0265 803-254-8196 803-299-8196 FAX 803-256-1524 jwhunt.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of SCBT Financial Corporation

        We have audited the accompanying consolidated balance sheets of SCBT Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited SCBT Financial Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SCBT Financial Corporation's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SCBT Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, SCBT Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ J.W. Hunt and Company, LLP

Columbia, South Carolina
March 17, 2008

SCBT Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$62,595	$45,460
Interest-bearing deposits with banks	3,437	2,946
Federal funds sold and securities purchased under agreements to resell	29,301	30,000

Total cash and cash equivalents	95,333	78,406

Investment securities:
Securities held to maturity (fair value of $21,215 in 2007 and $18,271 in 2006)	21,457	18,112
Securities available for sale, at fair value	223,580	182,113
Other investments	13,472	10,166

Total investment securities	258,509	210,391

Loans held for sale	17,351	23,236

Loans:	2,083,292	1,760,860
Less unearned income	(245)	(30)
Less allowance for loan losses	(26,570)	(22,668)

Loans, net	2,056,477	1,738,162

Premises and equipment, net	55,454	48,904
Goodwill	61,709	32,313
Other assets	52,350	47,001

Total assets	$2,597,183	$2,178,413

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$315,791	$256,717
Interest-bearing	1,612,098	1,449,998

Total deposits	1,927,889	1,706,715
Federal funds purchased and securities sold under agreements to repurchase	296,186	203,105
Other borrowings	143,860	90,416
Other liabilities	14,183	16,289

Total liabilities	2,382,118	2,016,525

Shareholders' equity:
Common stock—$2.50 par value; authorized 40,000,000 shares 10,160,432 and 8,719,146 shares issued and outstanding	25,401	21,798
Surplus	140,652	92,099
Retained earnings	50,499	51,508
Accumulated other comprehensive loss	(1,487)	(3,517)

Total shareholders' equity	215,065	161,888

Total liabilities and shareholders' equity	$2,597,183	$2,178,413

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2007	2006	2005
Interest income:
Loans, including fees	$135,608	$116,831	$81,865
Investment securities:
Taxable	10,316	8,551	6,162
Tax-exempt	1,302	1,165	1,217
Federal funds sold and securities purchased under agreements to resell	1,766	1,058	949
Money market funds	—	—	1
Deposits with banks	207	203	374

Total interest income	149,199	127,808	90,568

Interest expense:
Deposits	53,157	40,830	21,146
Federal funds purchased and securities sold under agreements to repurchase	9,180	6,076	3,031
Other borrowings	6,185	7,375	4,533

Total interest expense	68,522	54,281	28,710

Net interest income:
Net interest income	80,677	73,527	61,858
Provision for loan losses	4,384	5,268	4,907

Net interest income after provision for loan losses	76,293	68,259	56,951

Noninterest income:
Service charges on deposit accounts	15,114	13,377	12,473
Secondary market mortgage fees	5,796	5,613	5,054
Bankcard services income	4,136	3,422	2,647
Trust and investment services income	2,566	2,148	1,695
Securities losses, net of gains	(460)	(330)	(202)
Other	2,607	1,881	1,986

Total noninterest income	29,759	26,111	23,653

Noninterest expense:
Salaries and employee benefits	41,712	36,555	30,349
Furniture and equipment expense	5,758	4,989	4,601
Net occupancy expense	4,950	4,227	3,493
Advertising and marketing	3,143	3,186	2,499
Professional fees	2,072	2,112	1,944
Amortization of CDI	509	526	315
Merger expense	811	—	—
Other	14,847	12,686	12,925

Total noninterest expense	73,802	64,281	56,126

Earnings:
Income before provision for income taxes	32,250	30,089	24,478
Provision for income taxes	10,685	10,284	7,823

Net income	$21,565	$19,805	$16,655

Earnings per share:
Basic	$2.33	$2.17	$1.95

Diluted	$2.32	$2.15	$1.93

Dividends per share	$0.68	$0.68	$0.68

Weighted average common shares outstanding:
Basic	9,275	9,126	8,539
Diluted	9,305	9,218	8,622

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(Dollars in thousands, except per share data)

	Common Stock
			Stock Dividend Distributable		Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount		Surplus			Total
Balance, December 31, 2004	7,657,094	$19,143	$955	$72,079	$26,486	$135	$118,798
Comprehensive income:
Net income	—	—	—	—	16,655	—	16,655
Other comprehensive income, net of tax effects
Net unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	—	—	(1,439)	(1,439)

Total comprehensive income							15,216
Cash dividends declared at $.68 per share	—	—	—	—	(5,527)	—	(5,527)
Stock options exercised	21,191	53	—	342	—	—	395
Employee stock purchases	12,166	30	—	287	—	—	317
Restricted stock awards	17,067	43	—	516	—	—	559
Common stock repurchased	(8,342)	(21)	—	(231)	—	—	(252)
Common stock issued	564,379	1,411	—	17,486	—	—	18,897
Common stock dividend issued	381,328	953	(955)	2	—	—	—

Balance, December 31, 2005	8,644,883	21,612	—	90,481	37,614	(1,304)	148,403
Comprehensive income:
Net income	—	—	—	—	19,805	—	19,805
Other comprehensive income, net of tax effects
Net unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	—	—	402	402

Total comprehensive income							20,207
Cash dividends declared at $.68 per share	—	—	—	—	(5,911)	—	(5,911)
Stock options exercised	45,523	114	—	727	—	—	841
Employee stock purchases	14,054	35	—	388	—	—	423
Restricted stock awards	26,441	66	—	(66)	—	—	—
Common stock repurchased	(11,755)	(29)	—	(414)	—	—	(443)
Share-based compensation expense	—	—	—	983	—	—	983
Adjustment to initially apply FASB
Statement No. 158, net of tax	—	—	—	—	—	(2,615)	(2,615)

Balance, December 31, 2006	8,719,146	21,798	—	92,099	51,508	(3,517)	161,888
Comprehensive income:
Net income	—	—	—	—	21,565	—	21,565
Other comprehensive income, net of tax effects
Pension and retiree medical plan	—	—	—	—	—	347	347
Net unrealized gain on securities available for sale, net of reclassification adjustment	—	—	—	—	—	1,683	1,683

Total comprehensive income							23,595
Cash dividends declared at $.68 per share	—	—	—	—	(6,227)	—	(6,227)
Stock options exercised	12,830	32	—	226	—	—	258
Employee stock purchases	20,904	52	—	561	—	—	613
Restricted stock awards	34,890	87	—	(87)	—	—	—
Common stock repurchased	(2,474)	(6)	—	(86)	—	—	(92)
Share based compensation expense	—	—	—	1,002	—	—	1,002
Common stock issued for TSB acquisition	939,372	2,349	—	31,679	—	—	34,028
Common stock dividend	435,764	1,089	—	15,258	(16,347)	—	—

Balance, December 31, 2007	10,160,432	$25,401	$—	$140,652	$50,499	$(1,487)	$215,065

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$21,565	$19,805	$16,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,324	3,267	3,057
Provision for loan losses	4,384	5,268	4,907
Deferred income taxes	705	(714)	(1,591)
Loss on sale of securities available for sale	460	330	202
Share-based compensation expense	1,002	983	—
Gain on sale of assets	(38)	—	(7)
Net amortization (accretion) of investment securities	(225)	(96)	309
Net change in:
Loans held for sale	5,885	(10,275)	876
Accrued interest receivable	(167)	(2,648)	(2,317)
Prepaid assets	500	244	(614)
Cash surrender value of life insurance	—	(10,000)	—
Miscellaneous other assets	(240)	(87)	1,620
Accrued interest payable	(2,007)	4,674	1,622
Accrued income taxes	(712)	4	517
Miscellaneous other liabilities	(1,114)	120	445

Net cash provided by operating activities	34,322	10,875	25,681

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	25,353	10,371	6,998
Proceeds from maturities and calls of investment securities held to maturity	3,645	6,437	6,367
Proceeds from maturities of investment securities available for sale	60,491	23,935	25,262
Proceeds from sales of other investment securities	4,502	4,639	788
Purchases of investment securities available for sale	(94,359)	(62,264)	(34,698)
Purchases of investment securities held to maturity	(7,005)	(6,384)	—
Purchases of other investment securities	(6,715)	(3,884)	(4,991)
Net increase in customer loans	(169,378)	(228,368)	(229,171)
Recoveries of loans previously charged off	1,008	813	383
Acquisition, net of cash acquired	(2,462)	—	(20,650)
Purchase of trust preferred securities	—	—	(840)
Purchases of premises and equipment	(8,463)	(8,700)	(5,300)
Proceeds from sale of premises and equipment	128	399	141

Net cash used in investing activities	(193,255)	(263,006)	(255,711)

Cash flows from financing activities:
Net increase in deposits	52,370	233,426	133,975
Net increase in federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings	89,038	52,442	62,956
Proceeds from FHLB advances	210,000	40,000	100,329
Repayment of FHLB advances	(170,100)	(93,375)	(16,602)
Common stock issuance	613	423	876
Common stock repurchased	(92)	(443)	(252)
Dividends paid	(6,227)	(5,911)	(5,527)
Stock options exercised	258	841	395
Payments on noncompete agreements	—	—	(123)

Net cash provided by financing activities	175,860	227,403	276,027

Net increase (decrease) in cash and cash equivalents	16,927	(24,728)	45,997
Cash and cash equivalents at beginning of period	78,406	103,134	57,137

Cash and cash equivalents at end of period	$95,333	$78,406	$103,134

SCBT Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005
Supplemental Disclosures:
Cash Flow Information:
Cash paid for:
Interest	$70,224	$49,607	$26,351

Income taxes	$11,708	$11,141	$8,887

Schedule of Noncash Investing Transactions:
Acquisitions:
Fair value of tangible assets acquired	$194,289	$—	$97,497
Goodwill and other intangible assets acquired	30,378	—	17,424
Liabilities assumed	(188,177)	—	(88,346)
Common stock issued	(34,028)	—	(18,897)
Real estate acquired in full or in partial settlement of loans	1,538	703	1,073

	$4,000	$703	$8,751

The Accompanying Notes are an Integral Part of the Financial Statements.

Note 1—Summary of Significant Accounting Policies

Nature of Operations

        SCBT Financial Corporation (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, South Carolina Bank and Trust, N.A., South Carolina Bank and Trust of the Piedmont, N.A., and The Scottish Bank, N.A. The banks provide general banking services within the State of South Carolina and Mecklenburg County of North Carolina. The accounting and reporting policies of the Company and its subsidiaries conform with accounting principles generally accepted in the United States of America. SCBT Capital Trust I and SCBT Capital Trust II are unconsolidated subsidiaries of the Company established for the purpose of issuing an aggregate of $20.0 million of trust preferred securities. SCBT Capital Trust III is an unconsolidated subsidiary of the Company established for the purpose of issuing an aggregate of $20.0 million of trust preferred securities. TSB Statutory Trust I is an unconsolidated subsidiary of the Company acquired in the TSB merger and established for the purpose of issuing an aggregate of $3.0 million of trust preferred securities. On November 30, 2007, the Company acquired TSB Financial Corporation, the parent company of The Scottish Bank, N.A.

Basis of Consolidation

        The consolidated financial statements include the accounts of the Company and other entities in which it has a controlling financial interest. All significant intercompany balances and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the accompanying consolidated financial statements.

Segments

        The Company, through its subsidiaries, provides a broad range of financial services to individuals and companies in South Carolina and North Carolina. These services include demand, time and savings deposits; lending and credit card servicing; ATM processing; and trust services. While the Company's decision makers monitor the revenue streams of the various financial products and services, operations are managed and financial performance is evaluated on an organization-wide basis. Accordingly, the Company's banking and finance operations are not considered by management to be more than one reportable operating segment.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value of financial instruments, and valuation of deferred tax assets. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopted a policy of providing amounts for loan valuation purposes which are not identified with any specific loan but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of the examination process, periodically review the banking subsidiaries' allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Concentrations of Credit Risk

        The Company's subsidiaries grant agribusiness, commercial, and residential loans to customers throughout South Carolina and North Carolina. Although the subsidiaries have diversified loan portfolios, a substantial portion of their borrowers' abilities to honor their contracts is dependent upon economic conditions within South Carolina, North Carolina and the surrounding regions.

        The Company considers concentrations of credit to exist when, pursuant to regulatory guidelines, the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25% of total risk-based capital, or $54.7 million at December 31, 2007. Based on this criteria, the Company had five such credit concentrations at the end of 2007, including $185.1 million of loans to borrowers engaged in other activities related to real estate, $83.6 million of loans to lessors of nonresidential buildings, $73.8 million of loans to religious organizations, $72.0 million of loans to borrowers constructing new single family housing, and $62.0 million loans to physicians for office buildings.

Cash and Cash Equivalents

        For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items in process of collection, amounts due from banks, interest bearing deposits with banks, purchases of securities under agreements to resell, and federal funds sold. Due from bank balances are maintained in other financial institutions. Federal funds sold are generally purchased and sold for one-day periods, but may from time to time have longer terms.

        The Company enters into purchases of securities under agreements to resell substantially identical securities for the purpose of collateralizing certain customer deposit relationships. Securities purchased under agreements to resell at December 31, 2007 and 2006 consisted of U.S. Government-Sponsored Enterprises and mortgage-backed securities. It is the Company's policy to take possession of securities purchased under agreements to resell. The securities are delivered into the Company's account maintained by a third-party custodian designated by the Company under a written custodial agreement that explicitly recognizes the Company's interest in the securities. At December 31, 2007, these agreements were considered to be short-term investments with maturities of three months or less.

Investment Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and carried at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

        Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses realized on sales of securities available for sale are determined using the specific identification method. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        Other investments include stock acquired for regulatory purposes and trust preferred securities. Stock acquired for regulatory purposes includes Federal Home Loan Bank of Atlanta ("FHLB") stock and Federal Reserve Bank stock. These securities do not have a readily determinable fair value because their ownership is restricted and they lack a market for trading. As a result, these securities are carried at cost and are periodically evaluated for impairment. Trust preferred securities represent a minority investment in SCBT Capital Trust I, SCBT Capital Trust II, SCBT Capital Trust III, and TSB Statutory Trust I. These investments are recorded at cost and the Company receives quarterly dividend payments on these investments.

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined on the basis of existing forward commitments, or the current market value of similar loans. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their unpaid principal balances, less unearned income and net of any deferred loan fees and costs. Unearned income on installment loans are recognized as income over the terms of the loans by methods that generally approximate the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are placed on nonaccrual status depending upon the type of loan, the past due status, and the collection activities in progress. Well-secured loans, in the process of collection, are allowed to remain on an accrual basis until they become 120 days past due. Partially secured loans are written down to the collateral value and placed on nonaccrual status on or before becoming 90 days past due. Unsecured commercial loans are charged off on or before the date they become 90 days past due. Closed end consumer loans and open end consumer loans are charged off or written down to the fair value of collateral on or before becoming 120 and 180 days past due, respectively. A nonaccrual loan may not be considered impaired if it is expected that the delay in payment is minimal.

        A loan is considered impaired when, in management's judgment, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines when loans become impaired through its normal loan administration and review functions. Loans identified as substandard or doubtful as a result of the loan review process are potentially impaired loans. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired, provided that management expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage, overdraft protection, home equity line, and consumer installment loans for impairment disclosures.

Allowance for Loan Losses

        The allowance for loan losses is established for estimated loan charge-offs through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Rate Lock Commitments

        The Company enters into rate lock commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding. Rate lock commitments on mortgage loans that are originated for resale are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 10 to 60 days. For such rate lock commitments, the Company is protected from changes in interest rates through the use of best efforts forward delivery commitments, whereby an investor commits to buy the loan at the time the borrower commits to an interest rate with the intent that the investor has assumed the interest rate risk on the loan. As a result, the Company is not exposed to losses nor will it realize gains or losses related to its rate lock commitments due to changes in interest rates. Operational processes may create timing differences where the final delivery of a forward contract to purchase a loan may occur in the reporting period immediately following the period when the loan was originally closed. The market values of rate lock commitments and best efforts contracts are not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded.

Other Real Estate Owned ("OREO")

        Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral. Properties acquired by foreclosure or deed in lieu of foreclosure and in-substance foreclosures are transferred to OREO and recorded at the lower of the outstanding loan balance at the time of acquisition or the estimated market value. Market value is determined on the basis of the properties being disposed of in the normal course of business and not on a liquidation or distress basis. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Gains or losses arising from the sale of OREO are reflected in current operations.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment

        Land is carried at cost. Office equipment, furnishings, and buildings are carried at cost less accumulated depreciation computed principally on the declining-balance and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases including lease renewals only when the Company is reasonably assured of the aggregate term of the lease. Additions to premises and equipment and major replacements are added to the accounts at cost. Maintenance and repairs and minor replacements are charged to expense when incurred. Gains and losses on routine dispositions are reflected in current operations.

Intangible Assets

        Intangible assets consist primarily of goodwill and core deposit premium costs that result from the acquisition of other companies or branches from other banks. Core deposit premium costs represent the value of long-term deposit relationships acquired in these transactions. Goodwill represents the excess of the purchase price over the sum of the fair values of the tangible and identifiable intangible assets acquired less the fair value of the liabilities assumed. Core deposit premium costs are being amortized over the estimated useful lives of the deposit accounts acquired on a method that reasonably approximates the anticipated benefit stream from the accounts. Goodwill is not amortized, and is reviewed annually for potential impairment. The impairment tests are performed at a reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. To the extent that impairment exists, write-downs to realizable value are recorded.

Advertising Costs

        The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place. The Company may establish accruals for anticipated advertising expenses within the course of a current year.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as (1) unrealized gains and losses on available-for-sale securities and (2) net change in unrecognized amounts related to pension and post-retirement benefits, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (see Note 13).

Employee Benefit Plans

        A summary of the Company's various employee benefit plans follows:

        Pension Plan—The Company and its subsidiaries have a non-contributory defined benefit pension plan covering all employees hired on or before December 31, 2005, who have attained age 21, and who have completed one year of eligible service. The Company's funding policy is based principally, among other considerations, on contributing an amount necessary to satisfy the Internal Revenue Service's funding standards.

        Employee Savings Plan—The Company and its subsidiaries have an employee savings plan, including Internal Revenue Code Section 401(k) provisions. Electing employees are eligible to participate after attaining age 21 and completing one year of eligible service. Plan participants elect to contribute portions of their annual base compensation as a before tax contribution. In 2005 and prior years, the Company matched 50% of these contributions up to a 6% employee contribution. Employer contributions may be made from current or accumulated net profits. Participants may elect to contribute an additional 1% to 6% (or higher, in certain cases) of annual base compensation as a before tax contribution with no employer matching contribution. In 2006, the Company continued its previous matching policy for employees hired before 2006 and who were age 45 and higher with five or more years of service. The Company has changed some of the provisions in its defined benefit plan and as a result of reduced benefits for certain employees, will match 100% of contributions up to 6% of salary of current employees under age 45 or with less than five years of service. Additionally, any employee hired in 2006 or thereafter will not participate in the defined benefit pension plan, but will receive the Company's 100% matching of their 401(k) plan contribution, up to 6% of salary.

        Retiree Medical Plan—Post-retirement health and life insurance benefits are provided to eligible employees, such benefits being limited to those employees of the Company eligible for early retirement under the pension plan on or before December 31, 1993, and former employees who are currently receiving benefits. The plan was unfunded at December 31, 2007, and the liability for future benefits has been recorded in the consolidated financial statements.

        Employee Stock Purchase Plan—The Company has registered 363,825 shares of common stock in connection with the establishment of an Employee Stock Purchase Plan. The Plan, which is effective for the seven-year period commencing July 1, 2002, is available to all employees who have attained age 21 and completed six months of service. The price at which common stock may be purchased for each quarterly option period is the lesser of 85% of the common stock's fair value on either the first or last day of the quarter.

Income Taxes

        Income taxes are provided for the tax effects of the transactions reported in the accompanying consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, net operating loss carryforwards, accretion income, deferred compensation, intangible assets, and pension plan and post-retirement benefits. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files a consolidated federal income tax return with its subsidiaries.

Share-Based Compensation Plans

        Compensation cost is recognized for stock options and restricted stock awards issued to employees. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock option awards and as the restriction period for restricted stock awards. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Earnings Per Share

        Basic earnings per share represents income available to shareholders divided by the weighted-average number of shares outstanding during the year. Diluted earnings per share reflects additional shares that would have been outstanding if dilutive potential shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of stock for the outstanding stock options, reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the average market price for the year of the Company's stock.

Reclassification

        Certain amounts previously reported have been reclassified to conform to the current year's presentation. Such reclassifications had no effect on net income.

Recent Accounting Pronouncements

        In December 2007, the Accounting Standards Board ("FASB") issued Statement No. 141(R), Business Combinations. The statement will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Company will account for business combinations under this Statement include: the acquisition date will be date the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, Statement 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward.

        The Company will be required to prospectively apply Statement 141(R) to all business combinations completed on or after January 1, 2009. Early adoption is not permitted. For business combinations in which the acquisition date was before the effective date, the provisions of Statement 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings. The Company is currently evaluating the effects the Statement will have on the financial condition, results of operations, liquidity, and the disclosures that will be presented in the consolidated financial statements.

        In June 2007, the FASB ratified the consensus reached in EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-

based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity-classified nonvested equity awards. Any increase recorded to capital surplus is required to be included in an entity's pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 becomes effective in fiscal years beginning after December 15, 2007. The effect of adoption is not expected to have a material effect on the Company's financial condition, results of operations, or liquidity.

        In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits an entity to elect to measure certain financial instruments at fair value with changes in fair value recognized in the income statement each period. The fair value option may be elected for an individual item without electing it for other identical items. Upfront costs and fees related to such items must also be recognized in current earnings as incurred. Early adoption was permitted subject to certain conditions. The statement will be effective as of the start of the first fiscal year beginning after November 15, 2007 and may not be applied retrospectively to prior fiscal years. The Company does not expect the statement to have a material effect on its financial statements when the statement becomes effective beginning on January 1, 2008.

        On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. The adoption of FIN 48 had no significant impact on the Company's financial statements. It is the Company's policy to recognize interest and penalties accrued relative to unrecognized tax benefits in its respective federal or state income taxes accounts. As of January 1, 2007, there were no interest and penalties. The Company and its subsidiaries file a consolidated United States federal income tax return, as well as income tax returns for its subsidiaries in the states of South Carolina and North Carolina. The Company's filed income tax returns are no longer subject to examination by taxing authorities for years before 2003.

Note 2—Mergers and Acquisitions

        On November 30, 2007, the Company acquired in a merger 100% of the outstanding stock of TSB Financial Corporation ("TSB"), including its wholly-owned subsidiary, The Scottish Bank, headquartered in Charlotte, NC. The Scottish Bank was immediately converted to The Scottish Bank, National Association with the approval of the Office of the Comptroller of the Currency. This acquisition represents the Company's first initiative to expand outside the state of South Carolina. The Scottish Bank has four banking offices in the Charlotte MSA and one loan production office in Cornelius, NC (Lake Norman).

        Under the terms of the agreement, TSB shareholders received aggregate consideration of 939,372 shares of SCBT common stock and approximately $10.0 million in cash, including the cash-out value of TSB's stock options. The stock portion of the consideration was based upon a fixed exchange ratio of .993 shares of the Company's common stock for each of the outstanding shares of TSB common stock, which as of November 30, 2007 totaled 1,162,018 shares. Based upon the Company's five-day average closing stock price of $36.224, which was the average closing price of the Company's stock for two days before and two days after the definitive agreement of August 30, 2007, the transaction was valued at approximately $44.0 million in the aggregate.

        The transaction resulted in goodwill of $29.4 million and core deposit intangible of $982,000. None of the goodwill is deductible for tax purposes and will be subject to impairment testing at least annually. The core deposit intangible is being amortized equally over a period of ten years.

        The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of the acquisition of TSB:

(Dollars in thousands)
Assets acquired:
Cash and cash equivalents	$(2,462)
Investment securities	30,501
Loans, net	154,357
Premises and equipment, net	2,026
Core deposit intangible	982
Goodwill	29,396
Other assets	7,405

Total assets acquired	222,205

Liabilities assumed
Deposits	168,799
Other borrowings	17,553
Other liabilities	1,825

Total liabilities assumed	188,177

Net assets acquired	$34,028

        The following table presents selected pro forma information of the Company as if the TSB acquisition had occurred on January 1, 2006.

	Years Ended December 31,
(Dollars in thousands, except per share data)	2007	2006
Net interest income	$86,723	$79,995
Net income	22,935	21,203
Basic earnings per share	$2.26	$2.11
Diluted earnings per share	$2.26	$2.09

        A reconciliation of the accrued merger costs at December 31, 2007, related to the acquisition of TSB is presented below:

	Beginning Balance	Purchase Adjustments	Amounts Charged to Earnings	Amounts Paid	Ending Balance
Severance and related costs	$—	$632	$378	$(519)	$491
Professional fees	—	1,104	18	(442)	680
Contract terminations costs	—	—	314	(209)	105
Other merger-related expenses	—	50	101	(26)	125

Totals	$—	$1,786	$811	$(1,196)	$1,401

        The accrued merger costs reflected above are expected to be paid out during 2008. Severance and related costs include change in control payments. Professional fees primarily include investment banker fees, accountant fees, legal fees and transfer agent fees. Contract termination costs are the result of the early termination of service contracts with various service providers related to the acquisition of TSB.

        Assets and liabilities of acquired entities are recorded at estimated fair values as of respective acquisition dates, and the results of acquired entity operations are included in income from those dates. The fair value of acquired assets and liabilities, including identifiable intangible assets, are finalized as quickly as possible following an acquisition. The TSB purchase price allocation is substantially complete; however, its valuations may be subject to revisions as additional information becomes available. Purchase accounting adjustments determinable within 12 months of acquisition date result in adjustments to goodwill.

Note 3—Restriction on Cash and Due from Banks

        The Banks are required to maintain a specified average amount of reserve funds in cash or on deposit with the Federal Reserve Bank. The average amount of such reserve funds at December 31, 2007 and 2006 was approximately $2.5 million.

        At December 31, 2007, the Company and its subsidiaries had due from bank balances in excess of federally insured limits of approximately $6.9 million. The risk associated with this excess is limited due to the soundness of the financial institutions with which the funds are deposited.

Note 4—Investment Securities

        The following is the amortized cost and fair value of investment securities held to maturity:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
State and municipal	$21,457	$114	$(356)	$21,215

December 31, 2006:
State and municipal	$18,112	$165	$(6)	$18,271

        The fair values of obligations of states and political subdivisions are established with the assistance of an independent pricing service. The values are based on data, which often reflect transactions of relatively small size and are not necessarily indicative of the value of the securities when traded in large volumes.

        The following is the amortized cost and fair value of investment securities available for sale:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
Government-sponsored enterprises*	$71,508	$496	$(52)	$71,952
State and municipal	10,242	80	(89)	10,233
Mortgage-backed	117,482	955	(232)	118,205
Corporate bonds	14,258	7	(19)	14,246
Corporate stocks	9,101	63	(220)	8,944

	$222,591	$1,601	$(612)	$223,580

December 31, 2006:
Government-sponsored enterprises*	$67,791	$52	$(395)	$67,448
Mortgage-backed	94,894	197	(1,853)	93,238
Corporate bonds	14,260	107	(9)	14,358
Corporate stocks	6,991	120	(42)	7,069

	$183,936	$476	$(2,299)	$182,113

*
Government-sponsored enterprises are comprised of securities offered by Federal Home Loan Mortgage Corporation ("FHLMC") or Freddie Mac, Federal National Mortgage Association ("FNMA") or Fannie Mae, Federal Home Loan Bank ("FHLB"), and Federal Farm Credit Banks ("FFCB").

        The following is the amortized cost and fair value of other investment securities:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007:
Federal Reserve Bank stock	$3,259	$—	$—	$3,259
Federal Home Loan Bank stock	8,595	—	—	8,595
Banker's Bank stock	286	—	—	286
Investment in unconsolidated subsidiaries	1,332	—	—	1,332

	$13,472	$—	$—	$13,472

December 31, 2006:
Federal Reserve Bank stock	$2,911	$—	$—	$2,911
Federal Home Loan Bank stock	6,016	—	—	6,016
Investment in unconsolidated subsidiaries	1,239	—	—	1,239

	$10,166	$—	$—	$10,166

        The amortized cost and fair value of debt securities at December 31, 2007 by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Securities Held to Maturity		Securities Available for Sale
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,479	$3,486	$32,732	$32,706
Due after one year through five years	7,040	7,090	108,328	108,842
Due after five years through ten years	5,647	5,476	58,054	58,469
Due after ten years	5,291	5,163	23,477	23,563

	$21,457	$21,215	$222,591	$223,580

        There were no sales or transfers of held-to-maturity securities during 2007, 2006 or 2005. The following table summarizes information with respect to sale of available-for-sale securities:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Sale proceeds	$25,353	$10,371	$6,998

Gross realized gains	$42	$—	$—
Gross realized losses	(502)	(330)	(202)

Net realized loss	$(460)	$(330)	$(202)

        The Company had 98 securities with gross unrealized losses at December 31, 2007. Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Twelve Months or More
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2007:
Securities Held to Maturity
State and municipal	$353	$10,383	$3	$437

	$353	$10,383	$3	$437

Securities Available for Sale
Government-sponsored enterprises	$49	$15,480	$3	$4,997
State and municipal	89	5,314
Mortgage-backed	32	7,545	200	21,178
Corporate bonds	239	8,742	—

	$409	$37,081	$203	$26,175

December 31, 2006:
Securities Held to Maturity
State and municipal	$—	$—	$6	$559

	$—	$—	$6	$559

Securities Available for Sale
Government-sponsored enterprises	$54	$22,868	$341	$26,625
Mortgage-backed	114	10,442	1,739	62,701
Corporate bonds	9	3,951	—
Corporate stocks	42	3,958	—	—

	$219	$41,219	$2,080	$89,326

        At December 31, 2007 and 2006, debt securities with unrealized losses have depreciated only 1.3% and 1.7%, respectively, from their amortized cost basis. The unrealized losses in 2007 relate principally to mortgage-backed securities and corporate bonds whose spreads have widened to U.S. Treasury securities in the midst of the current economic and liquidity environments. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

        Management evaluates securities for other-than-temporary impairment at least on a monthly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the anticipated outlook for changes in the general level of interest rates, and (4) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2007 and 2006, investment securities with a carrying value of $88.9 million and $76.9 million, respectively, were pledged to secure public deposits and for other purposes required and permitted by law. At December 31, 2007 and 2006, the carrying amount of the securities pledged to secure repurchase agreements was $97.3 million and $96.0 million, respectively.

Note 5—Loans and Allowance for Loan Losses

        The following is a summary of loans by category at December 31:

(Dollars in thousands)	2007	2006
Real estate:
Commercial	$1,075,423	$835,892
Consumer	459,022	434,957
Commercial	245,069	190,635
Firstline	164,104	144,910
Consumer	117,650	130,596
Other loans	22,024	23,870

Total loans	2,083,292	1,760,860
Less, unearned income	(245)	(30)
Less, allowance for loan losses	(26,570)	(22,668)

Loans, net	$2,056,477	$1,738,162

        At December 31, 2007, net loans included a $1.7 million unamortized discount on loans acquired from TSB.

        Changes in the allowance for loan losses for the three years ended December 31 were as follows:

(Dollars in thousands)	2007	2006	2005
Balance at beginning of period	$22,668	$20,025	$14,470
Loans charged-off	(3,325)	(3,438)	(1,850)
Recoveries of loans previously charged-off	1,008	813	383

Balance before provision for loan losses	20,351	17,400	13,003
Provision for loan losses	4,384	5,268	4,907
Allowance acquired in business combinations	1,835	—	2,115

Balance at end of period	$26,570	$22,668	$20,025

        The following is a summary of information pertaining to impaired and nonaccrual loans at December 31:

(Dollars in thousands)	2007	2006
Impaired loans without a valuation allowance	$4,875	$3,499
Impaired loans with a valuation allowance	582	303

	$5,457	$3,802

Valuation allowance related to impaired loans	$127	$83
Average of impaired loans during the year	$4,629	$3,791
Total nonaccrual loans	$5,353	$3,567
Total loans past due ninety days or more and still accruing	$985	$1,039

        Included in the balance sheet under the caption "Other assets" are certain real properties that were acquired as a result of completed foreclosure proceedings and other assets repossessed (such as automobiles, boats, ATVs, etc.). Also included in the caption are amounts reclassified as in-substance foreclosures. Other real estate owned totaled $490,000 and $597,000 at December 31, 2007 and 2006, respectively.

Note 6—Premises and Equipment

        Premises and equipment consisted of the following at December 31:

		Years Ended December 31,
(Dollars in thousands)	Useful Life	2007	2006
Land		$13,334	$12,163
Buildings and leasehold improvements	15-40 years	41,982	36,803
Equipment and furnishings	3-10 years	22,202	19,042
Construction in process		2,567	1,545

Total		80,085	69,553
Less, accumulated depreciation		(24,631)	(20,649)

		$55,454	$48,904

        Depreciation expense charged to operations was $3.4 million, $3.0 million, and $2.5 million for the years ended December 31, 2007, 2006, and 2005, respectively.

        Computer software with an original cost of $2.7 million is being amortized using the straight-line method over thirty-six months. Amortization expense totaled $361,000, $299,000, and $261,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

Note 7—Goodwill and Other Intangible Assets

        In accordance with SFAS No. 142, the Company ceased amortization of goodwill as of January 1, 2002. The Company has determined that there has been no impairment of goodwill, based on analysis through December 31, 2007. The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows:

(Dollars in thousands)
Balance, January 1, 2006	$32,220
Sun Bancshares acquisition	93

Balance, December 31, 2006	32,313
TSB acquisition	29,396

Balance, December 31, 2007	$61,709

        The Company's other intangible assets, consisting primarily of core deposit premium costs, are included in "Other assets". During 2007, the Company added $982,000 in core deposit premium related to the TSB acquisition. The following is a summary of gross carrying amounts and accumulated amortization of core deposit premium costs at December 31:

(Dollars in thousands)	2007	2006
Gross carrying amount	$8,803	$7,821
Accumulated amortization	(4,926)	(4,455)

	$3,877	$3,366

        Amortization expense totaled $472,000, $482,000, and $305,000 for the years ended December 31, 2007, 2006, and 2005, respectively. Estimated amortization expense for core deposit premium costs for each of the next five years is as follows:

(Dollars in thousands)
Years ending December 31:
2008	$544
2009	526
2010	508
2011	490
2012	461

$2,529

Note 8—Deposits

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $427.2 million and $371.5 million, respectively.

        At December 31, 2007, the scheduled maturities of time deposits of all denominations are as follows:

(Dollars in thousands)
Years ending December 31:
2008	$847,423
2009	31,689
2010	4,555
2011	1,169
2012	955
Thereafter	539

$886,330

Note 9—Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

        Federal funds purchased and securities sold under agreements to repurchase generally mature within one to three days from the transaction date, but may have maturities as long as nine months. Certain of the borrowings have no defined maturity date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company monitors the fair value of the underlying securities on a daily basis. Some securities underlying these agreements include arrangements to resell securities from broker-dealers approved by the Company. Information concerning federal funds purchased and securities sold under agreements to repurchase are below:

	December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At period-end:
Federal funds purchased and securities sold under repurchase agreements	$296,186	3.73%	$203,105	4.46%	$150,163	3.47%
Average for the year:
Federal funds purchased and securities sold under repurchase agreements	$208,516	4.40%	$149,081	4.08%	$123,352	2.46%
Maximum month-end balance:
Federal funds purchased and securities sold under repurchase agreements	$296,186		$203,105		$163,593

Note 10—Other Borrowings

        The Company's other borrowings were as follows as of December 31:

(Dollars in thousands)	2007	2006
FHLB advances with various maturity dates (ranging from less than one to fifteen years), various contractual terms, and various repayment schedules with fixed rates of interest (net of discount of $6 and $84 in 2007 and 2006, respectively).	$95,667	$47,677
SCBT Capital Trust I junior subordinated debt with a variable interest rate equal to the three-month LIBOR rate (6.78% at December 31, 2007) plus a spread adjusted quarterly; guaranteed by the Company on a subordinated basis, matures in 30 years, and can be called by the issuer without penalty on or after June 30, 2010.	12,372	12,372
SCBT Capital Trust II junior subordinated debt with a fixed interest rate of 6.37% for five years and thereafter at a rate equal to the three-month LIBOR rate plus a spread; guaranteed by the Company on a subordinated basis, matures in 30 years, and can be called by the issuer without penalty on or after June 30, 2010.	8,248	8,248
SCBT Capital Trust III junior subordinated debt with a fixed interest rate of 5.92% for ten years and thereafter at a rate equal to the three-month LIBOR rate plus a spread; matures in 30 years, and can be called by the issuer without penalty on or after September 15, 2012.	20,619	20,619
TSB Statutory Trust I junior subordinated debt with a variable interest rate of three-month LIBOR plus 172 basis points and pays dividends quarterly; rate is subject to quarterly resets and was equal to 6.71% at December 31, 2007; matures on March 14, 2037, and can be called in five years (December 2011); net of discount of $120.	2,973	—
Other	3,981	1,500

	$143,860	$90,416

FHLB Advances

        The Company has entered into borrowing agreements with the FHLB. Advances under these agreements are collateralized by stock in the FHLB, qualifying first and second mortgage residential loans, and commercial real estate loans under a blanket-floating lien.

        Advances outstanding of $26.5 million and $3.0 million at December 31, 2007 will convert to a floating interest rate indexed to LIBOR when the index equals or exceeds 7.50% and 7.00%, respectively. There was a $25.0 million variable rate advance outstanding at December 31, 2007, and there were no advances at variable rates as of December 31, 2006. Net eligible loans of the Company pledged to the FHLB for advances and letters of credit at December 31, 2007, were approximately $314.9 million. With the haircut reduction, total borrowing capacity at FHLB was approximately $196.5 million. After accounting for outstanding advances totaling $95.6 million and letters of credit totaling $36.7 million, the Company had unused net credit available in the amount of approximately $64.2 million at December 31, 2007.

        The maximum FHLB advances outstanding at any month-end for the years ended December 31, 2007 and 2006 was $97.7 million and $101.0 million, respectively. The average amount outstanding for the years ended December 31, 2007 and 2006 was approximately $66.2 million and $92.7 million, respectively. The weighted-average interest rate during the years ended December 31, 2007 and 2006 was 4.61% and 5.10%, respectively. The weighted-average interest rate at December 31, 2007 and 2006 was 4.55% and 5.05%, respectively.

Junior Subordinated Debt

        The obligations of the Company with respect to the issuance of the capital securities constitute a full and unconditional guarantee by the Company of the Trusts' obligations with respect to the capital securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related capital securities.

        As of December 31, 2007, the sole asset of the Trusts is an aggregate of $44.2 of the Company's junior subordinated debt securities with like maturities and like interest rates to the trust preferred securities.

        For regulatory purposes, the junior subordinated debt securities may be classified as Tier 1 Capital. The trust preferred securities represent a minority investment in an unconsolidated subsidiary, which is currently included in Tier 1 Capital so long as it does not exceed 25% of total Tier 1 Capital.

        Principal maturities of other borrowings are summarized below:

(Dollars in thousands)	FHLB Borrowings	Junior Subordinated Debt	Other
Years Ended December 31,
2008	$43,080	$—	$3,981
2009	17,973	—	—
2010	—	—	—
2011	32,584	—	—
2012	—	—	—
Therafter	2,030	44,212	—

	$95,667	$44,212	$3,981

Note 11—Income Taxes

        The provision for income taxes consists of the following:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Current:
Federal	$10,368	$10,078	$8,634
State	1,022	920	780

Total current tax expense	11,390	10,998	9,414

Deferred:
Federal	(705)	(714)	(1,539)
State	—	—	(52)

Total deferred tax benefit	(705)	(714)	(1,591)

Provision for income taxes	$10,685	$10,284	$7,823

        Temporary differences in the recognition of revenue and expense for tax and financial reporting purposes resulted in net deferred income tax expense (benefit) as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Provision for loan losses	$(877)	$(951)	$(569)
Net operating loss carryforwards	300	568	(1,189)
Pension cost and post-retirement benefits	46	79	131
Intangible assets	94	(139)	429
Depreciation	(4)	(146)	(143)
Share-based compensation	(120)	(180)	—
Deferred compensation	(110)	(4)	(137)
Other	(34)	59	(113)

	$(705)	$(714)	$(1,591)

        The provision for income taxes differs from that computed by applying the federal statutory income tax rate of 35% to income before provision for income taxes, as indicated in the following analysis:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Income taxes at federal statutory rate	$11,288	$10,531	$8,567
Increase (reduction) of taxes resulting from:
State income taxes, net of federal tax benefit	673	608	500
Tax-exempt interest	(439)	(432)	(489)
Income tax credits	(324)	(324)	(354)
Utilization of net operating loss carryforwards	—	—	(266)
Dividends received deduction	(204)	(183)	(116)
Other, net	(309)	84	(19)

	$10,685	$10,284	$7,823

        The components of the net deferred tax asset, included in other assets at December 31 are as follows:

(Dollars in thousands)	2007	2006
Allowance for loan losses	$9,238	$7,935
Net operating loss carryforwards	933	1,037
Fair value measurements	725	—
Deferred compensation	501	391
Share-based compensation	300	180
Pension and post-retirement benefits	366	795
Unrealized losses on investment securities available for sale (AFS)	—	615
Other	116	5

Total deferred tax assets	12,179	10,958

Depreciation	1,420	1,414
Unrealized gains on investment securities AFS	390	—
Intangible assets	335	139
Other	280	164

Total deferred tax liabilities	2,425	1,717

Net deferred tax asset before valuation allowance	9,754	9,241

Less, valuation allowance	(613)	(418)

Net deferred tax asset	$9,141	$8,823

        At December 31, 2007, the Company had operating loss carryforwards for federal and state income tax purposes of approximately $916,000 and $12.3 million, respectively, available to offset future taxable income. The carryforwards expire in varying amounts through 2022. The valuation allowance is based on management's estimate of the ultimate realization of the deferred tax asset.

Note 12—Other Expense

        The following is a summary of the components of other noninterest expense:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Data and computer services	2,211	1,805	1,384
Business development and staff related	2,097	1,717	1,519
Telephone and postage	1,483	1,738	1,559
Other loan expense	1,391	1,014	1,363
Regulatory fees	1,303	1,021	884
Office supplies	1,291	1,464	1,443
Bankcard services	1,004	1,026	738
Retail products	769	594	449
Property and sales tax	765	483	891
Donations	252	375	582
Insurance	272	327	277
Other	2,009	1,122	1,836

	$14,847	$12,686	$12,925

Note 13—Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Numerator:
Net income—numerator for basic and diluted earnings per share	$21,565	$19,805	$16,655

Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	9,275	9,126	8,539
Effect of dilutive securities:
Employee stock options	30	92	83

Dilutive potential shares:
Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	9,305	9,218	8,622

Basic earnings per share	$2.33	$2.17	$1.95

Diluted earnings per share	$2.32	$2.15	$1.93

        The earnings per share data above has been retroactively adjusted to give effect to a 5% common stock dividend paid to shareholders of record as of March 9, 2007.

        The calculation of diluted earnings per share excludes outstanding stock options that have exercise prices greater than the average market price of the common shares for the year as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Number of shares	38,104	—	36,848
Range of exercise prices	$37.70 to $39.74	—	$30.39 to $31.97

Note 14—Other Comprehensive Loss

        The components of other comprehensive loss and related tax effects related to unrealized holding gains (losses) on securities available for sale are as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Unrealized holding gains (losses) on securities available for sale arising during the year	$2,254	$319	$(2,603)
Less, reclassification adjustment for losses realized in net income	460	330	202

Net change in unrealized holding gains (losses)	2,714	649	(2,401)
Tax effect	(1,031)	(247)	962

Net-of-tax amount	$1,683	$402	$(1,439)

        For the year ended December 31, 2007 and 2006, the Company recognized the following amounts in other comprehensive loss related to the adjustment of continuing to apply and initially applying FASB Statement No. 158:

	Years Ended December 31,
(Dollars in thousands)	2007	2006
Retirement plan:
Net gain (loss)	$535	$(5,280)
Prior service credit	—	1,243
Amortization of prior service cost	(173)	—
Amortization of loss	417	—

	779	(4,037)

Post-retirement benefits:
Net (loss) gain	(86)	10
Transition obligation	31	(190)

	(55)	(180)

Net change in unrecognized amounts	724	(4,217)
Tax effect	(377)	1,602

Net-of-tax amount	$347	$(2,615)

Note 15—Restrictions on Subsidiary Dividends, Loans, or Advances

        The Company pays cash dividends to shareholders from its assets, which are mainly provided by dividends from the banking subsidiaries. However, certain restrictions exist regarding the ability of the subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency ("OCC") is required to pay dividends in excess of the subsidiaries' net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 2007 and 2006, approximately $35.9 million and $37.3 million of the banks' retained earnings are available for distribution to the Company as dividends without prior regulatory approval. In addition, dividends paid by the banks to the Company would be prohibited if the effect thereof would cause the banks' capital to be reduced below applicable minimum capital requirements.

        Under Federal Reserve regulation, the banks are also limited as to the amount they may lend to the Company. The maximum amount available for transfer from the banks to the Company in the form of loans or advances was approximately $51.0 million and $39.7 million at December 31, 2007 and 2006, respectively.

Note 16—Retirement Plans

        The following sets forth the pension plan's funded status and amounts recognized in the Company's accompanying consolidated financial statements at December 31:

(Dollars in thousands)	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$16,264	$15,658
Service cost	666	624
Interest cost	923	822
Plan amendment	—	(1,154)
Actuarial loss (gain)	(101)	659
Benefits paid	(354)	(345)

Benefit obligation at end of year	17,398	16,264

Change in plan assets:
Fair value of plan assets at beginning of year	14,853	13,062
Actual return on plan assets	1,636	1,356
Employer contribution	780	780
Benefits paid	(354)	(345)

Fair value of plan assets at end of year	16,915	14,853

Funded status	$(483)	$(1,411)

        Amounts recognized in accumulated other comprehensive income consist of:

(Dollars in thousands)	2007	2006
Net loss	$4,328	$5,280
Prior service credit	(1,070)	(1,243)

Total amounts recognized	$3,258	$4,037

        The components of net periodic pension cost and other amounts recognized in other comprehensive income are as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Service cost	$(666)	$(624)	$(948)
Interest cost	(923)	(822)	(834)
Expected return on plan assets	1,202	1,106	957
Amortization of prior service cost	173	173	38
Recognized net actuarial loss	(417)	(372)	(359)

Net periodic benefit cost	(631)	(539)	(1,146)

Net loss (gain)	535	(5,280)	—
Prior service credit	—	1,243	—
Amortization of prior service cost	(173)	—	—
Amortization of net loss	417	—	—

Total amount recognized in other comprehensive income	779	(4,037)	—

Total recognized in net periodic benefit cost and other comprehensive income	$148	$(4,576)	$(1,146)

        The estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year are $284,000 and $173,000, respectively.

        The following is information as of, October 31, the measurement date:

(Dollars in thousands)	2007	2006
Projected benefit obligation	$17,398	$16,264
Accumulated benefit obligation	15,219	14,516
Fair value of plan assets	16,785	14,853

        The Company used a 6.00% discount rate and a 5.00% rate of compensation increase in its weighted-average assumptions used to determine benefit obligation at the October 31 measurement date. The weighted-average assumptions used to determine net periodic pension cost for the years ended December 31, 2007, 2006, and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
Discount rate	5.75%	5.75%	6.00%
Expected long-term return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%	5.00%

        The expected rate of return for the pension plan represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considered long-term compound annualized returns of historical market data as well as historical actual returns on the Company's plan assets. Using this reference information, the Company developed forward-looking return expectations for each asset category and a weighted average expected long-term rate of return for a targeted portfolio allocated across these investment categories. The asset allocation of the Company's pension plan is targeted at 55% in U.S. equities, 10% in international equities, 30% in fixed income, and 5% in cash equivalents.

        In developing the 8% long-term rate of return assumption for the pension plan, the Company utilized the following long-term rate of return and standard deviation assumptions:

Asset Class	Rate of Return Assumption	Standard Deviation Assumption
High Grade Fixed Income	6.93%	7.27%
High Yield Fixed Income	9.26%	7.74%
International Fixed Income	9.91%	8.56%
Large Cap Equity	12.21%	16.42%
Small Cap Equity	13.20%	19.68%
Foreign Equity	11.06%	18.81%
Inflation	3.00%	n/a

        The portfolio's equity weighting is consistent with the long-term nature of the Plan's benefit obligation, and the expected annual return on the portfolio of 8%.

        The policy, as established by the Retirement Committee, seeks to maximize return within reasonable and prudent levels of risk. The overall long-term objective of the Plan is to achieve a rate of return that exceeds the actuarially assumed rate of return of 8%. The investment policy is reviewed on a regular basis and revised when appropriate based on the legal or regulatory environment, market trends, or other fundamental factors.

        Below is a summary of the Plan's year-end asset allocation:

	2007		2006
(Dollars in thousands)	Fair Value	Percentage	Fair Value	Percentage
Cash or cash equivalents	$297	1.75%	$3,455	23.26%
Short-term fixed income	—	—	2,136	14.38%
Broad market fixed income	4,927	29.13%	2,145	14.44%
Domestic equity	9,716	57.44%	6,255	42.11%
Foreign equity	1,975	11.68%	862	5.81%

	$16,915	100.00%	$14,853	100.00%

        As of December 31, 2007 and 2006, the Plan's domestic equity securities did not include any of the Company's common stock. The Plan sold $793,000 or 19,554 shares of the Company's common stock during the year ended December 31, 2006. The plan made no purchases of the Company's stock during 2007, and had purchases totaling $6,000 or 172 shares of the Company's common stock for the year ended December 31, 2006. Dividends on the Company's common stock received by the plan totaled $10,000 for 2006.

        Estimated future benefit payments (including expected future service as appropriate):

(Dollars in thousands)
2008	$482
2009	590
2010	615
2011	664
2012	718
2013-2017	4,885

$7,954

        Expenses incurred and charged against operations with regard to all of the Company's retirement plans were as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Pension	$631	$539	$1,146
Profit-sharing	1,424	900	479

	$2,055	$1,439	$1,625

        The Company expects to contribute approximately $780,000 to the pension plan in 2008, but reserves the right to contribute between the minimum required and maximum deductible amounts as determined under applicable federal laws.

        Effective January 1, 2006, amendments were made to our pension plan and 401(k) savings plan. On this date a new benefit formula began to apply only to participants who had not then attained age 45 or who did not have five years of service. Concurrently, changes in our 401(k) plan began to be effective for new employees hired on or after this date or for employees who were under the age of 45 or who had attained at least five years of service.

Note 17—Post-Retirement Benefits

        The following sets forth the plan's funded status and amounts recognized in the Company's accompanying consolidated financial statements at December 31:

(Dollars in thousands)	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$506	$548
Interest cost	28	30
Actuarial (gain)/loss	86	(22)
Benefits paid	(55)	(50)

Benefit obligation at end of year	565	506

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contribution	55	50
Benefits paid	(55)	(50)

Fair value of plan assets at end of year	—	—

Funded status	$(565)	$(506)

        Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost using an October 31 measurement date are as follows:

	2007	2006
Weighted-average assumptions used to determine benefit obligation as of measurement date:
Discount rate	6.00%	5.75%
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	5.75%	5.75%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2007	2006

        Components of net periodic benefit cost and other amounts recognized in other comprehensive income are as follows:

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Interest cost	$27	$30	$31
Amortization of transition obligation	32	32	31

Net periodic benefit cost	59	62	62

Net (gain) loss	86	(10)	—
Transition obligation	—	190	—
Amortization of transition obligation	(31)	—	—

Total amount recognized in other comprehensive income	55	180	—

Total recognized in net periodic benefit cost and other comprehensive income	$114	$242	$62

        The estimated net loss, transition and prior service cost for the retiree medical plan that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year are $2,000, $31,000 and $0, respectively.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement benefit plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects at the end of 2007:

	One-Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost	$2	$(2)
Effect on postretirement benefit obligation	44	(39)

        Estimated future benefit payments (including expected future service as appropriate):

(Dollars in thousands)
2008	$58
2009	57
2010	56
2011	55
2012	54
2013-2017	248

$528

        The Company expects to contribute approximately $58,000 to the post-retirement medical plan in 2008.

Note 18—Share-Based Compensation

        The Company's 1999 and 2004 stock incentive programs are long-term retention programs intended to attract, retain, and provide incentives for key employees and non-employee directors in the form of incentive and non-qualified stock options and restricted stock.

Stock Options

        With the exception of non-qualified options granted to directors under the 1999 and 2004 plans, which in some cases may be exercised at any time prior to expiration and in some other cases may be exercised at intervals less than one year following the grant date, incentive stock options granted under the plans may not be exercised in whole or in part within one year following the date of the grant, as these incentive stock options become exercisable in 25% increments ratably over the four year period following the grant date. The options are granted at an exercise price at least equal to the fair value of the common stock at the date of grant and have terms ranging from five to ten years. No options were granted under the 1999 plan after January 2, 2004, and the plan is closed other than for any options still unexercised and outstanding. The 2004 plan is the only plan from which new share-based compensation grants may be issued.

        Activity in the Company's stock option plans is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1	308,368	$24.26	319,218	$22.21	313,685	$20.63
Granted	41,445	39.25	43,800	32.24	47,846	30.92
Exercised	(12,964)	19.91	(47,801)	17.59	(22,251)	17.77
Expired/Forfeited	(465)	28.53	(6,849)	26.41	(20,062)	23.21

Outstanding at December 31	336,384	26.27	308,368	24.26	319,218	22.21

Exercisable at December 31	246,366	23.42	198,676	21.39	180,399	19.18

Weighted-average fair value of options granted during the year	$9.25		$7.38		$9.08

        The aggregate intrinsic value of 336,384 and 308,368 stock options outstanding at December 31, 2007 and 2006 was $2.2 million and $4.8 million, respectively. The aggregate intrinsic value of 246,366 and 198,676 stock options exercisable at December 31, 2007 and 2006 was $2.1 million and $3.7 million, respectively.

        Information pertaining to options outstanding at December 31, 2007, is as follows:

	Options Outstanding
		Weighted Average Remaining Contractual Life		Options Exercisable
	Number Outstanding		Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$11.39–$16.00	53,919	3.8 years	$14.87	53,919	$14.87
$16.01–$21.00	33,314	2.8 years	18.65	33,314	18.65
$21.01–$26.00	54,769	5.1 years	22.49	54,631	22.48
$26.01–$31.00	77,540	6.2 years	27.48	62,127	27.48
$31.01–$36.00	75,397	7.7 years	32.13	34,750	32.18
$36.01–$39.74	41,445	9.1 years	39.25	7,625	38.42

	336,384	6.0 years	26.27	246,366	23.42	5.3 years

        The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model and expensed over the options' vesting periods. The following weighted-average assumptions were used in valuing options issued:

	2007	2006	2005
Dividend yield	1.88%	2.15%	2.19%
Expected life	7 years	7 years	10 years
Expected volatility	18%	19%	24%
Risk-free interest rate	4.65%	4.49%	4.24%

        Prior to January 1, 2006, the Company's stock option plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25 ("Opinion 25"), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (as amended by Statement No. 148, Accounting for Stock-Based

Compensation—Transition and Disclosure) (collectively "Statement No. 123"). No share-based employee compensation cost was recognized in the Company's consolidated statements of income through December 31, 2005, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

        The following table presents pro forma net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards for years ended December 31, 2005:

(Dollars in thousands, except per share data)
Net income, as reported	$16,655
Less, total share-based employee compensation expense determined under the fair value based method, net of related tax effects	280

Pro forma net income	$16,375

Earnings per share:
Basic—as reported	$1.95
Basic—pro forma	1.91
Diluted—as reported	$1.93
Diluted—pro forma	1.90

        As a result of adopting Statement No. 123R on January 1, 2006, earnings before income taxes for the year ended December 31, 2007 and 2006 were lower by $424,000 and $536,000, respectively, than if share-based compensation had continued to be accounted for under Opinion 25. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $148,000 and $204,000 for the year ended December 31, 2007 and 2006, respectively.

Restricted Stock

        The Company from time-to-time also grants shares of restricted stock to key employees and non-employee directors. These awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company's stock. The value of the stock awarded is established as the fair market value of the stock at the time of the grant. The Company recognizes expense, equal to the total value of such awards, ratably over the vesting period of the stock grants. Grants to employees have typically vested over a 48-month period, and beginning in 2007, some grants cliff vest after four years. Grants to non-employee directors typically vest within a 12-month period.

        All restricted stock agreements are conditioned upon continued employment. Termination of employment prior to a vesting date, as described below, would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as employed by the Company, the key employees and non-employee directors will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of change in control of the Company or upon the death of the recipient.

        Nonvested restricted stock for the year ended December 31, 2007 is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

Restricted Stock	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1	50,883	$27.32
Granted	36,061	37.39
Vested	(16,981)	27.57
Forfeited	(44)	31.97

Nonvested at December 31	69,919	31.75

        The Company granted 36,061, 28,807, and 18,472 shares in 2007, 2006, and 2005, respectively. The weighted-average-grant-date fair value of restricted shares granted in 2007, 2006, and 2005 was $37.39, $31.96, and $31.14, respectively. Compensation expense of $578,000, $447,000, and $275,000 was recorded in 2007, 2006, and 2005, respectively.

        The vesting schedule of these shares as of December 31, 2007 is as follows:

Shares
2008	13,968
2009	23,299
2010	9,297
2011	23,355

69,919

        As of December 31, 2007, there was $2.0 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. The cost is expected to be recognized over a weighted-average period of 2.54 years as of December 31, 2007. The total fair value of shares vested during the years ended December 31, 2007 and 2006 was approximately $951,000.

Employee Stock Purchase Plan

        The 2002 Employee Stock Purchase Plan permits eligible employees to purchase Company stock at a 15% discounted price. As a result of adopting Statement No. 123R, the Company recognized $108,000 and $75,000, respectively, in share based compensation expense for the years ended December 31, 2007 and 2006.

Note 19—Stock Repurchase Program

        In February 2004, the Company's Board of Directors authorized a repurchase program to acquire up to 250,000 shares of its outstanding common stock. This program superseded any previously announced programs that may have had remaining available shares for repurchase. Under the announced stock repurchase program, the Company did not repurchase any shares during the years ended December 31, 2007, 2006 and 2005. Under other arrangements where directors or officers sold or surrendered currently owned shares to the Company to acquire proceeds for exercising stock options or paying taxes on currently vesting restricted stock, the Company repurchased 2,474, 13,149, and 8,467 shares at a cost of $92,000, $443,000, and $256,000 in 2007, 2006, and 2005, respectively.

Note 20—Lease Commitments

        The Company's subsidiaries were obligated at December 31, 2007, under certain noncancelable operating leases extending to the year 2030 pertaining to banking premises and equipment. Some of the leases provide for the payment of property taxes and insurance and contain various renewal options. The exercise of renewal options is, of course, dependent upon future events. Accordingly, the following summary does not reflect possible additional payments due if renewal options are exercised.

        Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

(Dollars in thousands)
Years Ending December 31,
2008	$3,753
2009	3,326
2010	3,144
2011	2,834
2012	2,738
Therafter	6,002

$21,797

        Total lease expense for the years ended December 31, 2007, 2006, and 2005 was $3.3 million, $2.9 million and $2.7 million, respectively.

Note 21—Contingent Liabilities

        The Company and its subsidiaries are involved at times in various litigation arising in the normal course of business. In the opinion of management, there is no pending or threatened litigation that will have a material effect on the Company's consolidated financial position or results of operations.

Note 22—Related Party Transactions

        During 2007 and 2006, the Company's banking subsidiaries had loan and deposit relationships with certain related parties, principally directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Loans outstanding to this group (including immediate families and business interests) totaled $27.4 million and $35.8 million at December 31, 2007 and 2006 respectively. During 2007, $8.0 million of new loans were made to this group while repayments of $18.0 million were received during the year. Other changes resulted in an increase of $1.6 million. Related party deposits totaled approximately $24.0 million and $25.3 million at December 31, 2007 and 2006, respectively.

Note 23—Financial Instruments with Off-Balance Sheet Risk

        The Company's subsidiaries are parties to credit related financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Such commitments involve, to varying degrees, elements of credit, interest rate, or liquidity risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments express the extent of involvement the subsidiaries have in particular classes of financial instruments.

        The subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees is represented by the contractual amount of those instruments. The subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. At December 31, 2007 and 2006, the following financial instruments, whose contract amounts represent credit risk, were outstanding:

	2007	2006
Commitments to extend credit	$477,307	$383,233
Standby letters of credit and financial guarantees	11,385	10,697

	$488,692	$393,930

Commitments to Extend Credit

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The subsidiary banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiaries upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and personal guarantees. Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn to the extent to which the banking subsidiaries are committed.

Standby Letters of Credit and Financial Guarantees

        Standby letters of credit and financial guarantees are conditional commitments issued by the banking subsidiaries to guarantee the performance of a customer to a third party. Those letters of credit and guarantees are primarily issued to support public and private borrowing arrangements. Essentially, all standby letters of credit have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the customer.

Note 24—Fair Value of Financial Instruments

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

        The carrying amount is a reasonable estimate of fair value.

Investment Securities

        Securities available for sale are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Securities held to maturity are valued at quoted market prices or dealer quotes. The carrying value of Federal Reserve Bank and Federal Home Loan Bank stock approximates fair value based on their redemption provisions. The carrying value of the Company's investment in unconsolidated subsidiaries approximates fair value.

Mortgage Loans Held for Sale

        Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities

        The fair values disclosed for demand deposits (e.g., interest and non-interest bearing checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

        The carrying amount of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.

Other Borrowings

        The fair value of other borrowings is estimated using discounted cash flow analysis on the Company's current incremental borrowing rates for similar types of instruments.

Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees

        The fair values of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of guarantees and letters of credit are based on fees currently charged for similar agreements or on the estimated costs to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

        The estimated fair value, and related carrying amount, of the Company's financial instruments are as follows:

	December 31,
	2007		2006
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$95,333	$95,333	$78,406	$78,406
Investment securities	258,509	258,267	210,391	210,550
Loans, net and loans held for sale	2,073,828	2,068,974	1,761,398	1,744,486
Accrued interest receivable	11,865	11,865	11,760	11,760
Financial liabilities:
Deposits	1,927,889	1,869,469	1,706,715	1,633,483
Federal funds purchased and securities sold under agreements to repurchase	296,186	296,186	203,105	203,105
Other borrowings	143,860	143,529	90,416	90,928
Accrued interest payable	6,937	6,937	8,918	8,918
Unrecognized financial instruments:
Commitments to extend credit	477,307	474,027	383,233	374,622
Standby letters of credit and financial guarantees	11,385	11,385	10,697	10,697

Note 25—Regulatory Matters

        The Company and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiaries must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet-items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, at December 31, 2007 and 2006, that the Company and its subsidiaries met all capital adequacy requirements to which they are subject.

        As of their most recent regulatory examinations, the Company and its subsidiaries were considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events subsequent to the most recent examinations that management believes have changed the institutions' category.

        Actual capital amounts and ratios are presented in the table below:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007:
Total risk-based capital (to risk-weighted assets):
Consolidated	$218,963	10.89%	$160,827	8.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	174,079	10.76%	129,375	8.00%	161,719	10.00%
South Carolina Bank and Trust of the Piedmont, N.A.	23,937	10.71%	17,873	8.00%	22,341	10.00%
The Scottish Bank, N.A.	18,135	10.62%	13,656	8.00%	17,070	10.00%
Tier 1 capital (to risk-weighted assets):
Consolidated	193,837	9.64%	80,413	4.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	153,846	9.51%	64,687	4.00%	97,031	6.00%
South Carolina Bank and Trust of the Piedmont, N.A.	21,142	9.46%	8,937	4.00%	13,405	6.00%
The Scottish Bank, N.A.	16,260	9.53%	6,828	4.00%	10,242	6.00%
Tier 1 capital (to average assets):
Consolidated	193,837	8.42%	80,413	4.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	153,846	7.75%	64,687	4.00%	80,859	5.00%
South Carolina Bank and Trust of the Piedmont, N.A.	21,142	7.53%	8,937	4.00%	11,171	5.00%
The Scottish Bank, N.A.	16,260	9.66%	6,828	4.00%	8,535	5.00%
December 31, 2006:
Total risk-based capital (to risk-weighted assets):
Consolidated	$191,018	11.36%	$134,486	8.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	166,528	11.18%	119,201	8.00%	149,001	10.00%
South Carolina Bank and Trust of the Piedmont, N.A.	21,348	11.12%	15,360	8.00%	19,200	10.00%
Tier 1 capital (to risk-weighted assets):
Consolidated	169,949	10.11%	67,243	4.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	147,850	9.92%	59,601	4.00%	89,401	6.00%
South Carolina Bank and Trust of the Piedmont, N.A.	18,947	9.87%	7,680	4.00%	11,520	6.00%
Tier 1 capital (to average assets):
Consolidated	169,949	8.11%	83,844	4.00%	n/a	n/a
South Carolina Bank and Trust, N.A.	147,850	8.02%	73,762	4.00%	92,202	5.00%
South Carolina Bank and Trust of the Piedmont, N.A.	18,947	7.56%	10,021	4.00%	12,527	5.00%

Note 26—Condensed Financial Statements of Parent Company

        Financial information pertaining only to SCBT Financial Corporation is as follows:

Condensed Balance Sheets

	December 31,
(Dollars in thousands)	2007	2006
ASSETS
Cash	$1,045	$1,004
Investment securities available for sale	847	956
Investment in subsidiaries	256,511	199,976
Less allowance for loan losses	(34)	(34)
Other assets	1,602	1,342

Total assets	$259,971	$203,244

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities	$44,906	$41,356
Shareholders' equity	215,065	161,888

Total liabilities and shareholders' equity	$259,971	$203,244

Condensed Statements of Income

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Income:
Dividends from subsidiaries	$16,261	$5,981	$5,531
Operating income	50	7	18

Total income	16,311	5,988	5,549
Operating expenses	3,898	2,977	1,908

Income before income tax benefit and equity in undistributed earnings of subsidiaries	12,413	3,011	3,641
Applicable income tax benefit	1,320	1,016	629
Equity in undistributed earnings of subsidiaries	7,832	15,778	12,385

Net income	$21,565	$19,805	$16,655

APPENDIX E

        Management's Discussion and Analysis of Financial Condition at December 31, 2007 and 2006 and Results of Operations for each of the years in the three-year period ended December 31, 2007, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") describes SCBT Financial Corporation and its subsidiaries' results of operations for the year ended December 31, 2007 as compared to the year ended December 31, 2006 and also analyzes our financial condition as of December 31, 2007 as compared to December 31, 2006. Like most financial institutions, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on most of which we pay interest. Consequently, one of the key measures of our success is the amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb our estimate of probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section, we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following section also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Overview

        We continued to achieve strong results and maintain sound asset quality during 2007 despite a significantly more difficult bank operating environment. We grew consolidated net income to $21.6 million and continued to have solid asset growth throughout our bank subsidiaries. Diluted earnings per share increased 7.9% during 2007. Our balance sheet growth in 2007 reflected organic growth of our banks and the acquisition of TSB Financial Corporation ("TSB"). We experienced an 18.3% increase in total loans net of unearned income and a 13.0% increase in total deposits in 2007. We grew total assets by 19.2% during 2007. On December 1, 2007, TSB had total assets of $222.2 million (including purchase accounting related intangibles), which increased our total assets at such date by 9.6%. The acquisition of TSB added $154.4 million in loans, net of allowance for loan losses, $30.5 million in investment securities and $168.8 million in deposits, which increased our loans, investment securities and deposits at the closing date by 8.3%, 13.1% and 9.5%, respectively.

        Our net interest income continued to increase throughout 2007, with growth in loan balances which offset the decline in interest rates. We ended the year with $80.7 million in net interest income, a 9.7% increase from 2006. The decrease in our provision for loan losses to $4.4 million from $5.3 million in 2006 reflects strong asset quality throughout all of 2007. Our net charge offs of average loans were 0.13% compared to 0.16% during 2006. Nonperforming assets were 0.33% of total loans and other real estate owned compared to 0.30% for 2006. We experienced our strongest organic loan growth during the year in the fourth quarter of 2007. Our credit quality remained very sound throughout all of 2007. Other real estate owned, or OREO, decreased slightly to $490,000 at year end 2007 compared to $597,000 at the end of 2006. The amount of OREO remains at a low level.

        Our noninterest income increased during 2007, resulting from higher service charges, secondary market mortgage fees, bankcard fees, and investment services. We were very successful in opening

18,983 new checking accounts in 2007. Higher salaries and employee benefits contributed to higher noninterest expense during 2007, a by-product of our expanded footprint in South Carolina and North Carolina. During 2007, we purchased TSB and incurred merger related expenses which drove up our efficiency ratio to 66.05% at December 31, 2007 compared to 63.80% at December 31, 2006. We are focused on lowering our efficiency ratio.

        Our banks, South Carolina Bank and Trust, South Carolina Bank and Trust of the Piedmont, and The Scottish Bank, continue to be well capitalized.

        At December 31, 2007, we had $2.6 billion in assets and 701 full-time equivalent employees. Through our banking subsidiaries we provide our customers with checking accounts, NOW accounts, savings and time deposits of various types, brokerage services and alternative investment products such as annuities and mutual funds, trust and asset management services, loans for businesses, agriculture, real estate, personal use, home improvement and automobiles, credit cards, letters of credit, home equity lines of credit, safe deposit boxes, bank money orders, wire transfer services, correspondent banking services, and use of ATM facilities.

Critical Accounting Policies and Estimates

        We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Significant accounting policies are described in Note 1 to the audited consolidated financial statements. These policies may involve significant judgments and estimates that have a material impact on the carrying value of certain assets and liabilities. Different assumptions made in the application of these policies could result in material changes in our financial position and results of operations.

        The allowance for loan losses reflects the estimated losses that will result from the inability of our subsidiary banks' borrowers to make required loan payments. In determining an appropriate level for the allowance, we identify portions applicable to specific loans as well as providing amounts that are not identified with any specific loan but are derived with reference to actual loss experience, loan types, loan volumes, economic conditions, and industry standards. Changes in these factors may cause our estimate of the allowance to increase or decrease and result in adjustments to the provision for loan losses. See "Loan Loss Provision" in this MD&A and "Allowance for Loan Losses" in Note 1 to the audited consolidated financial statements for further detailed descriptions of our estimation process and methodology related to the allowance for loan losses.

        Core deposit premium costs, included in other assets in the consolidated balance sheets, consist of costs that resulted from the acquisition of deposits from other commercial banks. Core deposit premium costs represent the estimated value of long-term deposit relationships acquired in these transactions. These costs are amortized over the estimated useful lives of the deposit accounts acquired on a method that we believe reasonably approximates the anticipated benefit stream from the accounts. The estimated useful lives are periodically reviewed for reasonableness. Goodwill represents the excess of the purchase price over the sum of the estimated fair values of the tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed. Goodwill is not amortized, but is evaluated annually for impairment.

Recent Accounting Standards and Pronouncements

        For information relating to recent accounting standards and pronouncements, see Note 1 to our audited Consolidated Financial Statements entitled "Summary of Significant Accounting Policies."

Results of Operations

        We grew consolidated net income by $1.8 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. Below are key highlights of our results of operations during 2007:

  •
  Consolidated net income increased 8.9% to $21.6 million in 2007 compared with $19.8 million in 2006 and $16.7 million in 2005, which reflects an increase of 18.9% in 2006 compared to 2005.

  •
  Basic earnings per share increased 7.1% to $2.33 in 2007 compared with $2.17 in 2006 and $1.95 in 2005.

  •
  Diluted earnings per share increased 7.9% to $2.32 in 2007 compared with $2.15 in 2006 and $1.93 in 2005.

  •
  Book value per common share was $21.17 at the end of 2007, an increase from $18.57 at the end of 2006 and $17.17 at the end of 2005.

  •
  Return on average assets decreased slightly to 0.95% in 2007, compared with 0.97% in 2006 and 1.00% in 2005. Our return on average assets was affected by a large increase in total assets and net interest margin compression for the year ended December 31, 2007 compared to December 31, 2006.

  •
  Return on average shareholders' equity decreased to 12.42% in 2007, compared with 12.72% in 2006 and 13.19% in 2005. The decrease reflected the impact of the acquisition of TSB, which increased average shareholders' equity to a greater degree than it increased net earnings in 2007.

        Per share data above have been retroactively adjusted to give effect to a 5% stock dividend paid to shareholders of record on March 9, 2007.

        Growth in interest-earning assets and an increase in average yield drove total interest income to increase by $21.4 million, or 16.7%, during 2007. For the year ended December 31, 2007, total interest income was $149.2 million compared to $127.8 million in 2006, which reflects an increase of 41.1% in 2006 from $90.6 million in 2005. The increase was volume driven related to strong loan growth, mainly in commercial real estate loans during 2006.

        Higher volume and rates on interest-bearing liabilities drove total interest expense higher by $14.2 million, or 26.2%, during 2007. For the year ended December 31, 2007, total interest expense was $68.5 million compared to $54.3 million in 2006 and $28.7 million in 2005. The increase resulted primarily from the rising interest rate environment and growth in certificate of deposit products and the increased use of federal funds purchased during most of 2007.

        In February 2004, SCBT's Board of Directors authorized a program with no formal expiration date to repurchase up to 250,000 of its common shares. We did not repurchase any shares under this program during 2007, 2006 and 2005. During 2007, 2006 and 2005, we redeemed 2,474, 13,149 and 8,467, respectively, of SCBT shares from officers at an average cost of $37.40, $37.23 and $30.28, respectively, under an approved program designed to facilitate stock option exercises or tax payments on vesting restricted stock under SCBT's stock incentive plans.

        In the table below, we have reported our results of operations by quarter for the years ended December 31, 2007 and 2006.

Table 1—Quarterly Results of Operations (unaudited)

	2007 Quarters				2006 Quarters
(Dollars in thousands)	Fourth	Third	Second	First	Fourth	Third	Second	First
Interest income	$39,205	$37,867	$36,728	$35,399	$34,509	$33,144	$31,314	$28,841
Interest expense	17,613	17,379	16,964	16,566	15,678	14,307	12,829	11,467

Net interest income	21,592	20,488	19,764	18,833	18,831	18,837	18,485	17,374

Provision for loan losses	1,641	1,161	800	782	1,552	1,048	1,522	1,146
Noninterest income	6,997	7,680	7,796	7,286	6,599	6,827	6,641	6,044
Noninterest expense	19,324	18,399	18,356	17,723	16,585	16,670	15,657	15,369

Income before income taxes	7,624	8,608	8,404	7,614	7,293	7,946	7,947	6,903
Income taxes	2,482	2,966	2,833	2,404	2,535	2,686	2,946	2,117

Net income	$5,142	$5,642	$5,571	$5,210	$4,758	$5,260	$5,001	$4,786

Net Interest Income

        Net interest income is the largest component of our net income. Net interest income is the difference between income earned on interest-earning assets and interest paid on deposits and borrowings. Net interest income is determined by the rates earned on interest-earning assets, rates paid on interest-bearing liabilities, the relative balances of interest-earning assets and interest-bearing liabilities, the degree of mismatch, and the maturity and repricing characteristics of interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents our net interest margin.

        The Federal Reserve lowered short-term interest rates 100 basis points in the latter part of 2007 and maintained a 4.25% targeted Fed funds rate as of December 31, 2007. We, like many other financial institutions, relied more heavily on higher cost certificates of deposit balances for funding during the first half of 2007. However, during the latter part of 2007 we reduced deposit rates in step with the reduction in the short-term interest rates and relied on other sources of funds (e.g., fed funds purchased) to fund loan growth. The decrease in our net interest margin reflects these factors as interest rates on our average interest-bearing liabilities adjusted upward more quickly than yields on interest-earning assets during the first half of 2007. While in 2007 we experienced slower growth in total loans, the largest component of interest-earning assets, this growth continued to sustain higher net interest income for the year ended December 31, 2007.

        Net interest income highlighted for the year ended December 31, 2007:

  •
  Net interest income increased by $7.2 million, or 9.7%, to $80.7 million during 2007.

  •
  Higher 2007 net interest income was mostly volume related as total average interest-earning assets increased by $215.5 million, or 11.4%, during 2007.

  •
  An increase in loans was the largest contributor to volume increase. The increase in loans accounted for 82.4% of the growth in the average balance of total interest-earning assets for the year ended December 31, 2007.

  •
  Decrease of 13 basis points in net interest spread offset interest-earning asset growth during 2007.

  •
  Non-TE (non-taxable equivalent) net interest margin decreased 5 basis points to 3.82% vs. 3.87% in 2006.

  •
  Net interest margin (taxable equivalent) decreased 6 basis points to 3.85% during 2007.

  •
  Interest-free funds favorably impacted net interest margin by 57 basis points.

        Net interest income highlighted for the year ended December 31, 2006:

  •
  Net interest income increased by $11.7 million, or 18.9%, to $73.5 million during 2006.

  •
  Higher 2006 net interest income was volume related as total average interest-earning assets increased by $347.9 million, or 22.4%, during 2006.

  •
  An increase in loans was the largest contributor to volume increase.

  •
  Decrease of 26 basis points in net interest spread significantly offset our strong interest-earning asset growth during 2006.

  •
  Non-TE (non-taxable equivalent) net interest margin decreased 12 basis points to 3.87%.

  •
  Net interest margin (taxable equivalent) decreased 13 basis points to 3.91%.

  •
  Interest-free funds favorably impacted net interest margin by 50 basis points.

        Net interest income highlighted for the year ended December 31, 2005:

  •
  Net interest income increased by $10.9 million, or 21.5%, to $61.9 million during 2005.

  •
  Higher 2005 net interest income was volume related as total average interest-earning assets increased by $310.0 million, or 25.0%, during 2005.

  •
  Decrease of 19 basis points in net interest spread significantly offset the impact of strong interest-earning asset growth.

  •
  Non-TE net interest margin decreased 12 basis points to 3.99%.

  •
  Net interest margin (taxable equivalent) decreased 15 basis points to 4.04%.

  •
  Interest-free funds favorably impacted net interest margin by 36 basis points.

Table 2—Volume and Rate Variance Analysis

	2007 Compared to 2006 Changes Due to Increase (Decrease) In			2006 Compared to 2005 Changes Due to Increase (Decrease) In
(Dollars in thousands)	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
Interest income on:
Loans(2)	$12,447	$6,330	$18,777	$20,489	$14,477	$34,966
Investments:
Taxable	1,066	699	1,765	1,439	950	2,389
Tax exempt(3)	114	23	137	(140)	88	(52)
Funds sold	635	73	708	(266)	375	109
Interest-earning deposits with banks	(4)	8	4	(259)	87	(172)

Total interest income	14,258	7,133	21,391	21,263	15,977	37,240

Interest expense on:
Deposits
Interest-bearing transaction accounts	(4)	304	300	76	769	845
Savings	860	1,723	2,583	406	2,829	3,235
Certificates of deposit	4,774	4,670	9,444	5,950	9,654	15,604
Funds purchased	2,422	682	3,104	632	2,413	3,045
Notes payable	(1,379)	189	(1,190)	2,413	429	2,842

Total interest expense	6,673	7,568	14,241	9,477	16,094	25,571

Net interest income	$7,585	$(435)	$7,150	$11,786	$(117)	$11,669

(1)
The rate/volume variance for each category has been allocated on an equal basis between rate and volumes.

(2)
Nonaccrual loans are included in the above analysis.

(3)
Tax exempt income is not presented on a taxable-equivalent basis in the above analysis.

Table 3—Yields on Average Interest-Earning Assets and Rates on Average Interest-Bearing Liabilities

	Years Ended December 31,
	2007			2006			2005
(Dollars in thousands)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Assets
Interest-earning assets
Loans, net of unearned income	$1,844,944	$135,608	7.35%	$1,667,312	$116,831	7.01%	$1,333,554	$81,865	6.14%
Investment securities
Taxable	204,035	10,316	5.06%	181,426	8,551	4.71%	147,071	6,162	4.19%
Tax exempt	26,386	1,302	4.93%	24,031	1,165	4.85%	27,164	1,217	4.48%
Funds sold	34,631	1,766	5.10%	21,647	1,058	4.89%	30,056	949	3.16%
Interest-earning deposits with banks	3,829	207	5.41%	3,899	203	5.21%	12,568	375	2.98%

Total interest-earning assets	2,113,825	149,199	7.06%	1,898,315	127,808	6.73%	1,550,413	90,568	5.84%

Cash and other assets	181,988			174,438			137,299
Less, allowance for loan losses	(23,400)			(21,135)			(16,687)

Total assets	$2,272,413			$2,051,618			$1,671,025

Liabilities
Interest-bearing liabilities
Deposits
Interest-bearing transaction accounts	$277,789	$2,199	0.79%	$276,101	$1,899	0.69%	$257,538	$1,054	0.41%
Savings	395,437	11,811	2.99%	361,718	9,228	2.55%	338,759	5,993	1.77%
Certificates of deposit	806,613	39,147	4.85%	694,932	29,703	4.27%	488,689	14,099	2.89%
Funds purchased	208,516	9,180	4.40%	149,081	6,076	4.08%	123,352	3,031	2.46%
Notes payable	109,566	6,185	5.64%	134,775	7,375	5.47%	87,959	4,533	5.15%

Total interest-bearing liabilities	1,797,921	68,522	3.81%	1,616,607	54,281	3.36%	1,296,297	28,710	2.21%

Demand deposits	282,473			266,400			240,941
Other liabilities	18,340			12,896			7,527
Shareholders' equity	173,679			155,715			126,260

Total liabilities and shareholders' equity	$2,272,413			$2,051,618			$1,671,025

Net interest spread			3.25%			3.37%			3.63%
Impact on interest free funds			0.57%			0.50%			0.36%

Net interest margin (non-taxable equivalent)			3.82%			3.87%			3.99%

Net interest income		$80,677			$73,527			$61,858

Noninterest Income and Expense

        Noninterest income provides us with additional revenues that are significant sources of income. In 2007, 2006, and 2005, noninterest income comprised 26.9%, 26.2%, and 27.7%, respectively, of total net interest and noninterest income. The increase from 2006 resulted from an increase in our noninterest income, driven by higher service charges on deposit accounts, bankcard services income, and other income for the year ended December 31, 2007.

Table 4—Noninterest Income for the Three Years

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Service charges on deposit accounts	$15,114	$13,377	$12,473
Secondary market mortgage fees	5,796	5,613	5,054
Bankcard services income	4,136	3,422	2,647
Trust and investment services income	2,566	2,148	1,695
Securities losses, net of gains	(460)	(330)	(202)
Other	2,607	1,881	1,986

Total noninterest income	$29,759	$26,111	$23,653

        Noninterest income growth of 14.0% for the year ended December 31, 2007 compared to 2006 resulted from the following:

  •
  Service charges on deposit accounts increased 13.0%, driven by strong deposit growth in 2007.

  •
  Secondary market mortgage fees increased 3.3%, driven by a slight increase in service release premiums for the year ended December 31, 2007. During 2007, production in secondary market mortgages began to slow down compared to the previous year. We expect TSB to begin selling some mortgages in the secondary market which is consistent with our other bank subsidiaries.

  •
  Bankcard services income increased 20.9%, driven largely by the number of new accounts opened in 2007 and a general increase in usage by SCBT customers related to the SCBT Rewards program.

  •
  Trust and investment services income increased 19.5%, driven primarily by an increase in trust assets under management to approximately $182.0 million, which lead to higher trust income during 2007. During the year ended December 31, 2007, investment services added an investment consultant in southern Beaufort County, SC; trust asset management expanded regional coverage and successfully added services in Murrells Inlet, SC.

  •
  We recognized $502,000 in realized losses during the fourth quarter of 2007, which realigned approximately $25.0 million in investment securities. We also sold an equity position during the year and recognized a $42,000 gain.

  •
  Other service charges, commissions, and fees grew 38.6% during 2007, driven largely by a $436,000 increase in cash surrender value of bank owned life Insurance.

        Noninterest income growth of 10.4% for the year ended December 31, 2006 compared to 2005 came as a result of the following:

  •
  Service charges on deposit accounts increased 7.2%, driven by strong deposit growth in 2006.

  •
  Secondary market mortgage fees increased 11.1%, driven by an increase in service release premiums for the year ended December 31, 2006. During 2006, production in secondary market mortgages remained consistent with 2005.

  •
  Bankcard services income increased 29.3%, driven largely by the number of new accounts opened in 2006 and the introduction of the SCBT Rewards for debit cards.

  •
  Trust and investment services income increased 26.7%, driven by increased productivity of our existing investment consultants and the addition of two investment consultants in the last two quarters of 2006.

  •
  Recognized loss on the sale of $10.4 million of available-for-sale securities for the year ended December 31, 2006.

  •
  Other service charges, commissions, and fees decreased 5.3% during 2006, driven by a $269,000 loss on sale of premise and equipment and a $108,000, or 49.6%, increase in cash surrender value of bank owned life insurance.

        Noninterest expense represents the largest expense category for our company. During 2007, we continued to emphasize carefully controlling our noninterest expense.

Table 5—Noninterest Expense for the Three Years

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Salaries and employee benefits	$41,712	$36,555	$30,349
Furniture and equipment expense	5,758	4,989	4,601
Net occupancy expense	4,950	4,227	3,493
Information services expense	4,265	3,685	3,020
Advertising and marketing	3,143	3,186	2,499
Business development and staff related	2,097	1,717	1,519
Professional fees	2,072	2,112	1,944
Amortization of CDI	509	526	315
Merger expense	811	—	—
Other	8,485	7,284	8,386

Total noninterest expense	$73,802	$64,281	$56,126

        Noninterest expense increased 14.8% for the year ended December 31, 2007 compared to 2006 primarily as a result of the following:

  •
  Salaries and employee benefits expense increased 14.1%, driven by sales volume incentives paid to employees on certain banking products and an increase in the number of employees as a result of organic growth and the acquisition of TSB. We expect that salaries and employee benefits expense will be driven largely by sales volume incentives, organic growth in 2008 and additional expense attributed to TSB personnel. This expense was the largest component of noninterest expense comprising 56.5% of the category totals for 2007. At December 31, 2007, we employed 701 full-time equivalent employees compared to 634 at the end of 2006.

  •
  Furniture and equipment expense increased by 15.4% as a result of purchases for new facilities and furniture and equipment upgrades to The Scottish Bank in order to provide consistent customer service across the SCBT family of banks.

  •
  Net occupancy expense increased 17.1%, driven by newly opened financial centers during 2007 and the increased lease expense and operating costs associated with new facilities. In 2007, we increased our total number of financial centers to 50 by acquiring four full-service branches in Charlotte, North Carolina in the purchase of TSB and opening a full-service branch in Myrtle Beach, South Carolina. Two limited-service branches in Lexington and Charleston were moved to full-service branch locations during 2007.

  •
  Although lower, advertising and public relations expense remained relatively consistent from the prior year.

  •
  Information services expense increased 15.7%, driven by adding new financial centers.

  •
  Other noninterest expense increased 16.5% during 2007 due primarily to three factors: (1) FDIC assessment, (2) increased cost related to loan collections and other real estate owned, (3) an increase in property taxes with additional de novo locations, and (4) a write-off of interest receivable on mortgages held for sale in the first quarter of 2007.

        Noninterest expense increased 14.5% for the year ended December 31, 2006 compared to 2005 primarily as a result of the following:

  •
  Salaries and employee benefits expense increased 20.5%, driven by sales volume incentives paid to employees on certain banking products and an increase in the number of employees as a result of organic growth. This expense was the largest component of noninterest expense comprising 56.9% of the category totals for 2006. At December 31, 2006, we employed 634 full-time equivalent employees compared to 590 at the end of 2005.

  •
  Furniture and equipment expense increased by 8.4% as a result of purchases for new facilities.

  •
  Net occupancy expense increased 21.0%, driven by newly opened financial centers during 2006 and the increased lease expense and operating costs associated with new facilities. In 2006, we increased our total number of financial centers to 45 by opening locations in Charleston, Fort Mill, Lexington, and Irmo, South Carolina.

  •
  Advertising and public relations expense increased 27.5% from the prior year. While the increase was lower than the increase in 2005, the increase reflected the expanded "How Can We Make Your Day?" advertising initiative in 2006 to build SCBT brand recognition in South Carolina. The increase also reflected advertising to generate customer deposits.

  •
  Information services expense increased 22.0%, driven by adding new financial centers.

  •
  Other noninterest expense decreased 13.2% resulting from our focus on cost reductions during 2006. The decreases were in lower property tax accruals, smaller community donations and much lower cost related to loan collections and OREO expense.

Investment Securities

        We use investment securities, the second largest category of interest-earning assets, to generate interest income through the employment of excess funds, to provide liquidity, to fund loan demand or deposit liquidation, and to pledge as collateral for public funds deposits and repurchase agreements. The composition of the portfolio remained relatively consistent from 2006. We lengthened the average life of the portfolio in anticipation of the Federal Reserve's easing cycle that started in late 2007. At December 31, 2007, investment securities were $258.5 million, or 10.8% of earning assets, compared with $210.4 million, or 10.5% of earning assets, at December 31, 2006. See Note 1 "Summary of Significant Accounting Policies" in the audited consolidated financial statements for our accounting policy on investment securities.

        As securities are purchased, they are designated as held to maturity or available for sale based upon our intent, which incorporates liquidity needs, interest rate expectations, asset/liability management strategies, and capital requirements. We do not currently hold, nor have we ever held, any securities that are designated as trading securities. The following table presents the book value of investment securities for the five years as of December 31, 2007:

Table 6—Investment Securities for the Five Years

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Held-to-maturity (amortized cost):
State and municipal	$21,457	$18,112	$18,194	$24,604	$29,487

Total held-to-maturity	21,457	18,112	18,194	24,604	29,487

Available-for-sale (fair value):
Government-sponsored enterprises	71,952	67,448	37,749	25,185	25,453
State and municipal	10,233	—	—	—	—
Mortgage-backed	118,205	93,238	99,595	94,664	78,560
Corporate bonds	14,246	14,358	11,361	10,300	6,500
Corporate stocks	8,944	7,069	4,923	4,909	6,734

Total available-for-sale	223,580	182,113	153,628	135,058	117,247

Total other investments	13,472	10,166	10,922	5,784	5,275

Total investment securities	$258,509	$210,391	$182,744	$165,446	$152,009

        During 2007, total investment securities increased $48.1 million, or 22.9%, from December 31, 2006. The increase was primarily the result of the acquisition of TSB which at year end increased the following categories of securities: government-sponsored enterprises by $20.5 million; mortgage-backed securities by $11.0 million; and other investments by $1.3 million. The increase in held-to-maturity ("HTM") securities was the result of purchases of state and municipal tax-exempt securities during 2007. These are generally longer-maturity bonds that we classify as HTM. We increased our purchase of these securities to take advantage of their wider-than-normal spreads to U.S. Treasury notes. At December 31, 2007, the fair value of the total investment securities portfolio (including HTM) was $242,000, or 0.09%, lower than its book value. Comparable valuations at December 31, 2006 reflected a total investment portfolio fair value that was $1.7 million, or 0.8%, lower than book value.

Held-to-maturity

        HTM securities consist solely of tax-exempt state and municipal securities. The following are highlights:

  •
  Total HTM securities increased $3.3 million from the balance at December 31, 2006.

  •
  The balance of HTM securities represented 0.8% of total assets at December 31, 2007 and 2006.

  •
  Interest earned amounted to $719,000, an increase of $78,000, or 12.1%, from $641,000 in the comparable year of 2006. The average balance of the HTM portfolio increased by $2.4 million during 2007. The overall yield on the HTM portfolio decreased by 16 basis points from 2006 and by 59 basis points from 2005 attributable to maturing or called securities that were purchased in higher interest rate environments.

        The average life of the held to maturity portfolio was 6.3 years and 4.3 years at December 31, 2007 and 2006, respectively.

Available-for-sale

        Securities available for sale consist mainly of Government-sponsored enterprises and mortgage-backed securities. At December 31, 2007, investment securities with an amortized cost of $222.6 million and fair value of $223.6 million were classified as available for sale. The positive adjustment of $989,000 between the carrying value of these securities and their amortized cost has been reflected, net of tax, in the consolidated balance sheet as a component of accumulated other comprehensive loss. The following are highlights:

  •
  Total securities available for sale increased $41.5 million, or 22.8%, from the balance at December 31, 2006, primarily as a result of securities purchased in the TSB acquisition. Without TSB, securities available for sale increased $11.0 million, or 6.0%, from the balance at December 31, 2006.

  •
  The balance of securities available for sale represented 8.6% of total assets at December 31, 2007 and 8.4% at December 31, 2006.

  •
  Interest income earned amounted to $10.8 million, an increase of $1.8 million, or 20.1%, from $9.0 million in the comparable year of 2006. Higher interest earned reflected a 17 basis point increase in the yield on available for sale securities and an increase in the average balance for the year ended December 31, 2007 of $30.2 million.

        While securities classified as available for sale may be sold from time to time to meet liquidity or other needs, it is not our normal practice to trade this segment of the investment securities portfolio. While we generally hold these assets on a long-term basis or until maturity, any short-term investments or securities available for sale could be converted at an earlier point, depending partly on changes in interest rates and alternative investment opportunities.

Other Investments

        Other investment securities included principally Federal Reserve Bank stock and Federal Home Loan Bank of Atlanta ("FHLB") stock, each with no readily determinable market value. In the TSB acquisition, we acquired Banker's Bank stock maintained by The Scottish Bank as a North Carolina state-chartered bank. On December 3, 2007, we converted the Scottish Bank to a national association. The amortized cost and fair value of all these securities are equal at year end. The following are highlights:

  •
  Total other investment securities increased $3.3 million, or 32.5%, from the balance at December 31, 2006. Approximately $1.0 million of the increase was FHLB stock and Banker's Bank stock from TSB. Our banks are required to maintain a certain level of FHLB stock based on total assets, advances, and letters of credit.

  •
  The balance of other investment securities represented 0.5% of total assets at December 31, 2007 and 2006.

        During 2007, we realized a net pretax loss on the disposition of investment securities of $460,000. Most of this was attributable to our decision in the fourth quarter of 2007, to strategically reposition a portion of our investment portfolio for the current interest rate environment. This transaction resulted in a pre-tax loss of $502,000. We realized a pretax loss of $330,000 in 2006 and $202,000 in 2005.

Table 7—Maturity Distribution and Yields of Investment Securities

	Due In 1 Year or Less		Due After 1 Thru 5 Years		Due After 5 Thru 10 Years		Due After 10 Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Par Value	Fair Value
Held-to-maturity
State and municipal	$3,479	6.36%	$7,040	6.76%	$5,647	6.00%	$5,291	6.02%	$21,457	6.31%	$21,470	$21,215

Total held-to-maturity	3,479	6.36%	7,040	6.76%	5,647	6.00%	5,291	6.02%	21,457	6.31%	21,470	21,215

Available-for-sale
Government-sponsored enterprises	19,013	4.60%	29,422	5.15%	23,517	5.52%	—	0.00%	71,952	5.12%	71,606	71,953
State and municipal	266	3.20%	1,246	4.08%	2,604	4.14%	6,117	4.23%	10,233	4.16%	10,135	10,233
Mortgage-backed	6,443	4.49%	75,380	5.05%	31,575	5.36%	4,807	5.33%	118,205	5.11%	118,380	118,205
Corporate bonds	3,000	7.29%	998	7.24%	—	0.00%	10,248	6.23%	14,246	6.52%	14,298	14,246
Corporate stocks	3,984	5.70%	1,796	6.42%	773	6.55%	2,391	4.24%	8,944	5.53%	9,105	8,943

Total available-for-sale	32,706	4.92%	108,842	5.06%	58,469	5.20%	23,563	4.22%	223,580	4.99%	223,524	223,580

Total other investments (1)	—	0.00%	—	0.00%	—	0.00%	13,472	5.31%	13,472	5.31%	13,472	13,472

Total investment securities	$36,185	5.06%	$115,882	5.17%	$64,116	5.27%	$42,326	4.79%	$258,509	5.12%	$258,466	$258,267

Percent of total	14%		45%		25%		16%
Cumulative percent of total	14%		59%		84%		100%

(1)
Federal Reserve Bank and other corporate stocks have no set maturity date and are classified in "Due after 10 Years."

Loan Portfolio

        Our loan portfolio remains our largest category of interest-earning assets. The increase in total loans, net of unearned income, was driven by $156.2 million in loans acquired in the TSB merger. For the year ended December 31, 2007, our core loans (i.e., those excluding the TSB acquisition) represented a $166.0 million increase, or 9.4%. A 17.6% increase in loans secured by commercial real estate including owner occupied real estate drove overall core loan growth for the year ended December 31, 2007. At December 31, 2007, total loans had grown to $2.1 billion, an increase of $322.4 million, or 18.3%, compared to $1.8 billion at the end of 2006. Average loans outstanding during 2007 were $1.8 billion, an increase of $176.3 million, or 10.7%, over the 2006 average of $1.7 billion.

        The following table presents a summary of the loan portfolio by category:

Table 8—Distribution of Net Loans by Type

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Real estate:
Commercial	$1,075,423	$835,892	$641,275	$430,244	$362,897
Consumer	459,022	434,957	421,860	334,578	244,425
Commercial	245,069	190,635	178,039	138,228	108,665
Firstline	164,104	144,910	145,404	128,429	101,101
Consumer	117,650	130,596	127,817	104,553	98,180
Other loans	22,024	23,870	21,605	17,375	24,270

Total loans	$2,083,292	$1,760,860	$1,536,000	$1,153,407	$939,538

Percent of Total
Real estate:
Commercial	51.6%	47.5%	41.7%	37.3%	38.6%
Consumer	22.0%	24.7%	27.5%	29.0%	26.0%
Commercial	11.8%	10.8%	11.6%	12.0%	11.6%
Firstline	7.9%	8.2%	9.5%	11.1%	10.8%
Consumer	5.6%	7.4%	8.3%	9.1%	10.4%
Other loans	1.1%	1.4%	1.4%	1.5%	2.6%

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

Note:	In the table above, the loan category commercial and consumer real estate includes owner occupied real estate. Firstline loans are home equity lines of credit.

        Real estate mortgage loans continue to comprise the largest segment of our loan portfolio. All commercial and residential loans secured by real estate are included in this category. As of December 31, 2007 compared to December 31, 2006:

  •
  Loans secured by real estate mortgages were $1.7 billion, and comprised 81.5% of the total loan portfolio. This was an increase of $282.8 million, or 20.0%, over year-end 2006. Core loans in this category, not including the TSB merger, grew by $152.5 million, or 10.8%

  •
  Loans secured by commercial real estate grew by $239.5 million, or 28.7%. Core loans in this category grew by $146.8 million, or 17.6%.

  •
  Loans secured by consumer real estate grew by $43.3 million, or 7.5%. Core loans in this category grew by $5.7 million, or 1.0%.

  •
  Commercial non real estate loans grew $54.4 million, or 28.6%, from the comparable year of 2006. The balance represented 11.8% of total loans. Core loans in this category grew $30.0 million, or 15.7%.

        Loan interest income, including fees, was $135.6 million in 2007, an increase of $18.8 million, or 16.1% percent, over 2006 income of $116.8 million. The increase was the result of an increase in the total average outstanding loan balance in 2007 compared with 2006, as well as an average loan portfolio yield in 2007 of 7.35% which was 34 basis points higher than the 7.01% loan yield in 2006. Interest and fee income for 2006 was 42.7% above the 2005 income of $81.9 million. The average loan yield in 2006 was 87 basis points higher than the 2005 yield of 6.14%.

        The table below shows the maturity and interest rate sensitivity of the loan portfolio at December 31, 2007.

Table 9—Maturity Distribution of Loans

December 31, 2007 (Dollars in thousands)	Total	1 Year or Less	Maturity 1 to 5 Years	Over 5 Years
Real estate:
Commercial	$1,075,423	$366,646	$583,410	$125,367
Consumer	459,022	125,766	171,424	161,832
Commercial	245,069	109,254	116,461	19,354
Firstline	164,104	24,684	19,153	120,267
Consumer	117,650	15,983	90,812	10,855
Other loans	22,024	16,940	4,005	1,079

Total loans	$2,083,292	$659,273	$985,265	$438,754

Nonaccrual Loans

        The placement of loans on a nonaccrual status is dependent upon the type of loan, the past due status and the collection activities in progress. Non-real estate secured loans and commercial loans are typically moved to non-accrual status at 90 days past due. Loans well secured and in the process of collection are allowed to remain on an accrual basis until they become 120 days past due. Unsecured commercial loans are generally charged off at 120 days past due. Generally, commercial and real estate loans that are fully or partially secured are written down to the collateral value and placed on nonaccrual status becoming 90 days past due. Consumer loans can be place on nonaccrual status, but normally they are not moved into nonaccrual status before charge off occurs. Closed end consumer loans are charged off or written down to the collateral value on or before becoming 120 days past due. Open end consumer loans secured by real estate are charged off or written down to the collateral value on or before becoming 180 days past due.

        The level of risk elements in the loan portfolio for the past five years is shown below:

Table 10—Nonaccrual and Past Due Loans

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Loans past due 90 days or more	$985	$1,039	$1,512	$840	$2,082
Loans on a nonaccruing basis	5,353	3,567	2,760	2,429	4,669

	$6,338	$4,606	$4,272	$3,269	$6,751

Total nonperforming assets as a percentage of total loans and OREO*	0.33%	0.30%	0.28%	0.25%	0.30%

*
Loan data excludes mortgage loans held for sale.

Loan Loss Provision

        On December 13, 2006, the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, and other regulatory agencies collectively revised the banking agencies' 1993 policy statement on the allowance for loan and lease losses to ensure consistency with generally accepted accounting principles in the United States and more recent supervisory guidance. Our loan loss policy adheres to the interagency guidance.

        The allowance for loan losses is based upon estimates made by management. We maintain an allowance for loan losses at a level that we believe is appropriate to cover estimated credit losses on individually evaluated loans that are determined to be impaired as well as estimated credit losses inherent in the remainder of our loan portfolio. Arriving at the allowance involves a high degree of management judgment and results in a range of estimated losses. We regularly evaluate the adequacy of the allowance through our internal risk rating system, outside credit review, and regulatory agency examinations to assess the quality of the loan portfolio and identify problem loans. The evaluation process also includes our analysis of current and future economic conditions, composition of the loan portfolio, past due and nonaccrual loans, concentrations of credit, lending policies and procedures, and historical loan loss experience. The provision for loan losses is charged to expense in an amount necessary to maintain the allowance at an appropriate level.

        The Office of the Comptroller of the Currency recommends that banks take a broad view of certain factors in evaluating their allowance for loan losses. These factors include loan loss experience, specific allocations and other subjective factors. In our ongoing consideration of such factors, we consider our allowance for loan losses to be adequate. The following table presents changes in the allowance for loan losses for the five years at December 31, 2007:

Table 11—Summary of Loan Loss Experience

(Dollars in thousands)	2007	2006	2005	2004	2003
Allowance for loan losses at January 1	$22,668	$20,025	$14,470	$11,700	$11,065
Total charge-offs	(3,325)	(3,438)	(1,850)	(2,008)	(2,410)
Total recoveries	1,008	813	383	446	700

Net charge-offs*	(2,317)	(2,625)	(1,467)	(1,562)	(1,710)

Provision for loan losses	4,384	5,268	4,907	4,332	2,345
Allowance from acquisition	1,835	—	2,115	—	—

Allowance for loan losses at December 31	$26,570	$22,668	$20,025	$14,470	$11,700

Average loans, net of unearned income**	$1,823,196	$1,646,906	$1,313,796	$1,043,471	$899,421
Ratio of net charge-offs to average loans, net of unearned income*	0.13%	0.16%	0.16%	0.21%	0.25%
Allowance for loan losses as a percentage of total loans	1.28%	1.29%	1.30%	1.25%	1.25%

*
Net charge-offs at December 31, 2007 and 2006 include automated overdraft protection ("AOP") principal net charge-offs of $760,000 and $729,000, respectively. At December 31, 2005, 2004, and 2003, AOP principal net charge-offs were estimated at $692,000, $581,000, and $556,000, respectively. For comparability, the ratio of net charge-offs to average loans, net of unearned income, for 2005, 2004, and 2003 is adjusted to include the estimated AOP principal net charge-offs.

**
Average loans, net of unearned income does not include loans held for sale.

        The lower provision in 2007 reflects lower net charge-offs than in 2006 as well as slower loan growth during the year. The following provides highlights for the years ended December 31, 2007 and 2006:

•
Total charge-offs decreased $113,000, or 3.3% for the year ended December 31, 2007 compared to a $720,000, or 26.5%, increase for the comparable year in 2006 after adjusting 2005 charge-offs for principal AOP charge-offs so that the percentage increase of 26.5% is comparable to the change between 2007 and 2006 of 3.3%.

•
Management expects net charge-offs to increase during 2008 given the current economic environment and pressures within the real estate market. Over the past three years, the dollar amount of charge-offs has increased, while the loan portfolio has increased substantially as well, therefore, the ratio of charge-offs to average loans has remained steady or decreased.

        Other real estate owned includes certain real estate acquired as a result of foreclosure and deeds in lieu of foreclosure, as well as amounts reclassified as in-substance foreclosures. At December 31, 2007 and December 31, 2006, other real estate owned was $490,000 and $597,000, respectively.

Liquidity

        Liquidity refers to our ability to generate sufficient cash to meet our financial obligations, which arise primarily from the withdrawal of deposits, extension of credit and payment of operating expenses. We have employed our funds in a manner to provide liquidity from both assets and liabilities sufficient to meet our cash needs.

        Asset liquidity is maintained by the maturity structure of loans, investment securities and other short-term investments. Management has policies and procedures governing the length of time to maturity on loans and investments. As reported in table 7, fourteen percent of the investment portfolio contractually matures in one year or less. This segment of the portfolio consists largely of Government-sponsored enterprises securities, municipal obligations, and agency preferred stock. Normally, changes in the earning asset mix are of a longer-term nature and are not utilized for day-to-day corporate liquidity needs.

        Our liabilities provide liquidity on a day-to-day basis. Daily liquidity needs are met from deposit levels or from our use of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings. We engage in routine activities to retain deposits intended to enhance our liquidity position. These routine activities include various measures, such as the following:

  •
  Emphasizing relationship banking to new and existing customers, where borrowers are encouraged and normally expected to maintain deposit accounts with our banks,

  •
  Pricing deposits, including certificates of deposit, at rate levels that will attract and/or retain balances of deposits that will enhance our banks' asset/liability management and net interest margin requirements, and

  •
  Continually working to identify and introduce new products that will attract customers or enhance our banks' appeal as a primary provider of financial services.

        For the year ended December 31, 2007, we shortened the maturities of our funding liabilities, particularly late in the year, as we anticipated the possibility of declining interest rates. Our approach may provide an opportunity to lower our cost of funds but could also increase our cost of funds if interest rates rise.

        Our ongoing philosophy is to remain in a liquid position as reflected by such indicators as the composition of our earning assets, typically including some level of federal funds sold, reverse repurchase agreements, and/or other short-term investments, asset quality, well-capitalized position, and profitable operating results. Cyclical and other economic trends and conditions can disrupt our banks' desired liquidity position at any time. We expect that these conditions will generally be of a short-term nature. Under such circumstances, the banks' federal funds sold positions serve as the primary source of immediate liquidity. If additional liquidity were needed, the banks would turn to short-term borrowings as an alternative immediate funding source and would consider other appropriate actions such as promotions to increase core deposits or the sale of a portion of our investment portfolio. In addition, we could seek alternative immediate funding sources from lines of credit extended to us from our correspondent banks and/or the Federal Home Loan Bank. We believe that our liquidity position is adequate.

        Our contingency funding plan provides several potential stages based on liquidity levels. Our Board of Directors reviews liquidity benchmarks quarterly. Also, we review on at least an annual basis our liquidity position and our contingency funding plans with our principal banking regulator. Our subsidiary banks maintain various wholesale sources of funding. If our deposit retention plan were to be unsuccessful, our banks would utilize these sources of funding. Under such circumstances, depending on the external source of funds, our interest cost would vary based on the range of interest rates charged to our banks. This could increase our banks' cost of funds, impacting net interest margins and net interest spreads.

Derivatives and Securities Held for Trading

        The Securities and Exchange Commission has adopted rules that require comprehensive disclosure of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk for derivatives and other financial instruments. The market risk disclosures are classified into two categories: financial instruments entered into for trading purposes and all other instruments (non-trading purposes). We do not currently employ financial derivatives, nor do we maintain a trading portfolio.

Asset-Liability Management and Market Risk Sensitivity

        Our earnings and the economic value of our shareholders' equity may vary in relation to changes in interest rates and in relation to the accompanying fluctuations in market prices of certain of our financial instruments. We use a number of methods to measure interest rate risk, including simulating the effect on earnings of fluctuations in interest rates, monitoring the present value of asset and liability portfolios under various interest rate scenarios, and monitoring the difference, or gap, between rate sensitive assets and liabilities, as discussed below. The earnings simulation model and gap analysis take into account our contractual agreements with regard to investments, loans, deposits, and borrowings. Although our simulation model is subject to the accuracy of the assumptions that underlie the process, we believe that such modeling provides a better illustration of the interest sensitivity of earnings than does static interest rate sensitivity gap analysis. The simulation model assists in measuring and achieving growth in net interest income while identifying and managing interest rate risk. The simulations incorporate interest rate changes as well as projected changes in the mix and volume of balance sheet assets and liabilities. Accordingly, the simulations are considered to provide a good indicator of the degree of earnings risk we have, or may incur in future periods, arising from interest rate changes or other market risk factors.

        Our primary policy is to monitor exposure to interest rate increases and decreases of as much as 200 basis points ratably over a 12-month period. Our policy guideline for the maximum negative impact on net interest income from a steady ("ramping") change in interest rates of 200 basis points over 12 months is 8 percent. We traditionally have maintained a risk position well within the policy guideline level. As of December 31, 2007, the earnings simulations indicated that the impact of a 200 basis point decrease in rates over 12 months would result in an approximate 0.5 percent increase in net interest income while a 200 basis point increase in rates over the same period would result in an approximate

0.6 percent decline in net interest income—both as compared with a base case unchanged interest rate environment. These results indicate that our rate sensitivity is basically neutral to very slightly liability sensitive to the indicated change in interest rates over a one-year horizon. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions or management strategies, among other factors. The shape of the fixed-income yield curve can also influence interest rate risk sensitivity, with, for instance, a "flat" to "slightly inverted" yield curve having a dampening effect on our slight liability sensitivity. Also, other factors may influence actual results, such as the nature and pace of the Federal Reserve's monetary policy activities (e.g., aggressive rate cuts could narrow margins for a period of time).

        As mentioned above, another (though less useful) indicator of interest rate risk exposure is the interest rate sensitivity gap and cumulative gap. Interest rate sensitivity gap analysis is based on the concept of comparing financial assets that reprice with financial liabilities that reprice within a stated time period. The time period in which a financial instrument is considered to be rate sensitive is determined by that instrument's first opportunity to reprice to a different interest rate. For variable rate products the period in which repricing occurs is contractually determined. For fixed rate products the repricing opportunity is deemed to occur at the instrument's maturity or call date, if applicable. For non-interest-bearing funding products, the "maturity" is based solely on an anticipated decay, or runoff, rate. When more assets than liabilities reprice within a given time period, a positive interest rate gap (or "asset sensitive" position) exists. Asset sensitive institutions may benefit in generally rising rate environments as assets reprice more quickly than liabilities. Conversely, when more liabilities than assets reprice within a given time period, a negative interest rate gap (or "liability sensitive" position) exists. Liability sensitive institutions may benefit in generally falling rate environments as funding sources reprice more quickly than earning assets. However, another shortfall of static gap analysis based solely on the timing of repricing opportunities is its lack of attention to the degree of magnitude of rate repricings of the various financial instruments.

        As shown in the gap analysis below at December 31, 2007, we had a greater dollar value of financial liabilities that were subject to repricing within a 12-month time horizon than financial assets that were subject to repricing. The next three twelve-month periods display a greater amount of financial assets subject to repricing. In the fifth year, more financial liabilities reprice, followed generally thereafter by more financial assets subject to repricing as compared to financial liabilities. We have a cumulatively small negative interest rate gap for the 5-year aggregate period through 2011. The degree of magnitude of rate repricings of the financial assets and liabilities is, as mentioned above, not accounted for by a static gap analysis such as that presented in the table below.

        We do not currently use interest rate swaps or other derivatives to modify the interest rate risk of our financial instruments.

        The following table provides information as of December 31, 2007 about our financial instruments that are sensitive to changes in interest rates. For fixed rate loans, securities, time deposits, federal funds and repurchase agreements, and notes payable, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates, call dates, or average-life terminal dates as most applicable. Variable rate instruments are presented according to their first repricing opportunities. Non-interest bearing deposits and interest-bearing savings and checking deposits have no contractual maturity dates. For purposes of the table below, projected maturity dates for such deposits were determined based on decay rate assumptions used internally by us to evaluate such deposits. For further information on the fair value of financial instruments, see Note 24 to the consolidated financial statements.

Table 12—Financial Instruments that are Sensitive to Changes in Interest Rates

(Dollars in thousands)	2008	2009	2010	2011	2012	There-after	Total	Fair Value 12/31/2007
Financial Assets:
Loans, net of unearned income:
Fixed Rate:
Book Value	$463,987	$264,801	$219,098	$160,426	$70,132	$54,205	$1,232,649	$1,229,968
Average interest rate	6.95%	6.96%	7.05%	7.43%	0.00%	7.56%	6.67%
Variable Rate:
Book Value	742,067	37,958	40,165	9,537	9,282	2,171	841,179	839,006
Average interest rate	7.38%	6.25%	6.38%	6.62%	0.00%	6.84%	7.19%
Securites held to maturity:
Fixed Rate:
Book Value	5,960	1,404	1,448	1,525	2,640	8,480	21,457	21,215
Average interest rate	6.84%	4.28%	4.88%	4.09%	4.09%	3.99%	4.88%
Variable Rate:
Book Value	—	—	—	—	—	—	—	—
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Securites available for sale:
Fixed Rate:
Book Value	77,276	46,807	18,828	14,938	11,746	39,538	209,132	209,132
Average interest rate	5.28%	5.16%	5.06%	4.95%	0.00%	0.74%	4.05%
Variable Rate:
Book Value	14,448	—	—	—	—	—	14,448	14,448
Average interest rate	6.52%	0.00%	0.00%	0.00%	0.00%	0.00%	6.52%
Other investments:
Fixed Rate:
Book Value	—	—	—	—	—	4,877	4,877	4,877
Average interest rate	0.00%	0.00%	0.00%	0.00%	0.00%	4.09%	4.09%
Variable Rate:
Book Value	8,595	—	—	—	—	—	8,595	8,595
Average interest rate	6.00%	0.00%	0.00%	0.00%	0.00%	0.00%	6.00%
Federal funds sold	32,021	250	—	—	467	—	32,738	32,738
Average interest rate	4.12%	0.00%	0.00%	0.00%	0.00%	0.00%	4.03%

Total Financial Assets	$1,344,354	$351,220	$279,539	$186,426	$94,267	$109,271	$2,365,075	$2,359,984

Financial Liabilities:
Non-interest bearing deposits	$63,395	$63,099	$63,099	$63,099	$63,099	$—	$315,791	$283,844
Average interest rate	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Interest-bearing savings and checking	245,955	235,345	95,061	75,029	74,278	—	725,668	695,333
Average interest rate	2.37%	2.44%	2.29%	0.74%	0.00%	0.00%	1.97%
Time deposits	847,164	32,048	4,555	1,217	907	539	886,430	890,292
Average interest rate	4.78%	4.60%	4.42%	4.16%	0.00%	3.61%	4.76%	—
Federal funds purchased and securities sold under agreements to repurchase	296,186	—	—	—	—	—	296,186	296,186
Average Interest Rate	4.06%	0.00%	0.00%	0.00%	0.00%	0.00%	4.06%
Notes payable	50,255	13,802	843	33,387	930	44,643	143,860	143,529
Average interest rate	4.11%	4.66%	4.97%	4.95%	0.00%	5.84%	4.87%	—

Total Financial Liabilities	$1,502,955	$344,294	$163,558	$172,732	$139,214	$45,182	$2,367,935	$2,309,184

Interest rate sensitivity gap	$(158,601)	$6,926	$115,981	$13,693	$(44,948)	$64,089	$(2,860)
Cumulative interest rate sensitivity gap	$(158,601)	$(151,675)	$(35,694)	$(22,001)	$(66,949)	$2,860
Cumulative interest rate sensitivity gap as percent of total financial assets	-6.71%	-6.41%	-1.51%	-0.93%	-2.83%	-0.12%

Deposits

        We rely on deposits by our customers as a primary source of funds for the continued growth of our loan and investment securities portfolios. Customer deposits are categorized as either noninterest-

bearing deposits or interest-bearing deposits. Noninterest-bearing deposits (or demand deposits) are transaction accounts that provide SCBT with "interest-free" sources of funds. Interest- bearing deposits include savings deposit, interest-bearing transaction accounts, certificates of deposits, and other time deposits. Interest-bearing transaction accounts include NOW, HSA, IOLTA, and Market Rate checking accounts. The following table presents total deposits for the five years at December 31, 2007:

Table 13—Total Deposits

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Demand deposits	$315,791	$256,717	$250,899	$226,423	$170,313

Savings deposits	137,129	76,734	76,609	73,702	67,480
Interest-bearing deposits	588,289	579,398	545,811	457,801	339,336

Total savings and interest-bearing	725,418	656,132	622,420	531,503	406,816

Certificates of deposit	886,330	793,540	599,673	415,513	370,028
Other time deposits	350	326	297	270	242

Total time deposits	886,680	793,866	599,970	415,783	370,270

Total deposits	$1,927,889	$1,706,715	$1,473,289	$1,173,709	$947,399

        The acquisition of TSB primarily drove growth in total deposits at December 31, 2007 compared to 2006. The following are key highlights regarding overall growth in total deposits:

  •
  Total deposits increased $221.2 million, or 13.0%, for the year ended December 31, 2007, driven largely by a $168.8 million increase in deposits acquired in the TSB transaction. Excluding the acquisition, total core deposits grew $52.4 million, or 3.1%. Toward the end of 2007, we decided to reduce deposit rates in step with the reduction in short-term market rates administered by the Federal Reserve. For the year ended December 31, 2006, total deposits increased $233.4 million, or 15.8%.

  •
  Noninterest-bearing deposits grew by $59.1 million for the year ended December 31, 2007. The growth reflected $23.8 million attributed to the acquisition and core growth of $35.3 million, or 13.8%.

  •
  Total savings and interest bearing account balances increased $69.3 million for the year ended December 31, 2007, primarily driven by a $49.6 million, or 7.6%, increase in these deposits acquired in the TSB transaction. Excluding TSB, savings deposits increased $55.7 million, or 72.6%, money market (Market Rate Checking) deposits decreased $58.2 million, or 18.7%, and other interest-bearing deposits (NOW, IOLTA, and other) increased $22.2 million, or 8.2%.

  •
  Interest-bearing deposits increased by $8.9 million, or 1.5%, for the year ended December 31, 2007. Excluding TSB, interest-bearing deposits decreased by $36.1 million, or 6.2%.

  •
  At December 31, 2007, the ratio of savings, interest-bearing, and time deposits to total deposits was 84.0%, down slightly from 85.0% at the end of 2006.

  •
  Contributing to these increases was a corporate-wide free checking deposit campaign to increase new account activity that resulted in 15,512 new personal accounts and 3,471 new business checking accounts.

        The following are key highlights regarding overall growth in average total deposits:

  •
  Total deposits averaged $1.8 billion in 2007, an increase of 10.2% from 2006. This increase was attributed to one month of deposits acquired in the TSB transaction, growth in core demand deposits and growth in core interest-bearing deposits during 2007. Total deposits averaged $1.6 billion in 2006, an increase of 20.6% from 2005.

  •
  Average interest-bearing transaction account deposits grew by $1.7 million, or 0.6%, in 2007 compared to 2006.

  •
  Average noninterest-bearing demand deposits increased by $16.1 million, or 6.0%, in 2007 compared to 2006.

        The following table provides a maturity distribution of certificates of deposit of $100,000 or more for the next twelve months as of December 31:

Table 14—Maturity Distribution of Certificates of Deposits of $100 Thousand or More

	December 31,
(Dollars in thousands)	2007	2006	% Change
Within three months	$120,165	$134,609	–10.7%
After three through six months	181,492	100,363	80.8%
After six through twelve months	111,873	126,547	–11.6%
After twelve months	13,649	9,998	36.5%

	$427,179	$371,517	15.0%

Short-Term Borrowed Funds

        Our short-term borrowed funds consist of federal funds purchased and securities sold under repurchase agreements. Note 9, "Federal Funds Purchased and Securities Sold Under Agreements to Repurchase," in our audited financial statements provides a profile of these funds for the last three years at each year-end, the average amounts outstanding during each period, the maximum amounts outstanding at any month-end, and the weighted average interest rates on year-end and average balances in each category. Federal funds purchased and securities sold under agreements to repurchase most typically have maturities within one to three days from the transaction date. Certain of these borrowings have no defined maturity date.

Capital and Dividends

        Traditionally, our strong shareholders' equity base has provided support for our banking operations and growth opportunities, while ensuring sufficient resources to absorb the risks inherent in our business. As of December 31, 2007, we had $215.1 million in total shareholders' equity, or 8.3% of total assets. This compares to $161.9 million in total shareholders' equity, or 7.4% of total assets, at the end of 2006.

        The Federal Reserve Board on March 1, 2005 announced changes to its capital adequacy rules, including the capital treatment of trust preferred securities. The Federal Reserve's new rules, which took effect in early April 2005, permit bank holding companies to treat outstanding trust preferred securities as Tier 1 Capital for the first 25 years of the 30 year term of the related junior subordinated debt securities. We issued $40,000,000 of these types of junior non-consolidated securities during 2005, positively impacting Tier I Capital. We did not issue trust preferred securities during the years ended December 31, 2007 and 2006. (See Note 1 on page F-10 of the Notes to Consolidated Financial Statements for a more detailed explanation of our trust preferred securities.)

        We are subject to certain risk-based capital guidelines that measure the relationship of capital to both balance sheet and off-balance sheet risks. Risk values are adjusted to reflect credit risk. Pursuant to guidelines of the Board of Governors of the Federal Reserve System, which are substantially similar to those promulgated by the Office of the Comptroller of the Currency, Tier 1 capital must be at least fifty percent of total capital and total capital must be eight percent of risk-weighted assets.

        As an additional measure of capital soundness, the regulatory agencies have prescribed a leverage ratio of total capital to total assets. The minimum leverage ratio assigned to banks is between three and five percent and is dependent on the institution's composite rating as determined by its regulators.

Table 15—Capital Adequacy Ratios

	December 31,
(In percent)	2007	2006	2005
Tier 1 risk-based capital	9.64	10.11	10.25
Total risk-based capital	10.89	11.36	11.45
Tier 1 leverage	8.42	8.11	8.58

        Compared to December 31, 2006 our Tier 1 risk-based capital ratio and total risk-based capital ratio have declined because of the continuing growth in assets and the acquisition of TSB. Our capital ratios are currently in excess of the minimum standards and furthermore continue to be in the "well capitalized" regulatory classifications.

        We pay cash dividends to shareholders from funds provided mainly by dividends received from our subsidiary banks. Dividends paid by our bank subsidiaries are subject to certain regulatory restrictions. We must gain approval of the Office of the Comptroller of the Currency in order to pay dividends in excess of our banks' net earnings for the current year, plus retained net profits for the preceding two years, less any required transfers to surplus. As of December 31, 2007, approximately $35.9 million of the Banks' retained earnings was available for distribution to SCBT as dividends without prior regulatory approval. The following table provides the amount of dividends and payout ratios for the years ended December 31:

Table 16—Dividends Paid to Shareholders

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
Shareholder dividend payments	$6,227	$5,911	$5,527
Dividend payout ratios	29.17%	30.88%	34.29%

        We retain earnings to have capital sufficient to grow our loan and investment portfolios and to support certain acquisitions or other business expansion opportunities.

Asset Quality

        Asset quality is maintained through our management of certain concentrations of credit risk. We review each individual earning asset including investment securities and loans for credit risk. To facilitate this review, we have established credit and investment policies that include credit limits, documentation, periodic examination, and follow-up. In addition, we examine these portfolios for exposure to concentration in any one industry, government agency, or geographic location.

Loan and Deposit Concentration

        We have no material concentration of deposits from any single customer or group of customers. We have no significant portion of our loans concentrated within a single industry or group of related industries. Furthermore, we attempt to avoid making loans that, in an aggregate amount, exceed 10 percent of total loans to a multiple number of borrowers engaged in similar business activities. At December 31, 2007 and 2006, there were no aggregated loan concentrations of this type. We do not believe there are any material seasonal factors that would have a material adverse effect on us. We do not have foreign loans or deposits.

Concentration of Credit Risk

        Each category of earning assets has a certain degree of credit risk. We use various techniques to measure credit risk. Credit risk in the investment portfolio can be measured through bond ratings published by independent agencies. In the investment securities portfolio, 100% of the investments consist of U.S. Government-sponsored enterprise securities, tax-free securities, or other securities having a rating of "A" or better by at least one of the major bond rating agencies. The credit risk of the loan portfolio can be measured by historical experience. We maintain our loan portfolio in accordance with credit policies that we have established.

        We consider concentrations of credit to exist when, pursuant to regulatory guidelines, the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25 percent of total risk-based capital. Based on this criteria, we had five such credit concentrations at December 31, 2007, including loans to borrowers engaged in other activities related to real estate, loans to lessors of nonresidential buildings, loans to religious organizations, loans to borrowers constructing new single family housing, and loans to physicians for office buildings.

Off-Balance Sheet Arrangements

        Through the operations of our banks, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. We evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. We manage the credit risk on these commitments by subjecting them to normal underwriting and risk management processes.

        At December 31, 2007, the banks had issued commitments to extend credit and standby letters of credit and financial guarantees of $488.7 million through various types of lending arrangements, of which $358.9 million was at variable rates. We believe that we have adequate sources of liquidity to fund commitments that are drawn upon by the borrowers.

        In addition to commitments to extend credit, we also issue standby letters of credit, which are assurances to third parties that they will not suffer a loss if our customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled $11.4 million at December 31, 2007. Past experience indicates that many of these standby letters of credit will expire unused. However, through our various sources of liquidity, we believe that we will have the necessary resources to meet these obligations should the need arise.

        Except as disclosed in this report, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Effect of Inflation and Changing Prices

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measure of financial position and results of operations in terms of historical dollars, without consideration of changes in the relative purchasing power over time due to inflation. Unlike most other industries, the majority of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily change in the same magnitude as the prices of goods and services.

        While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in money supply, and banks will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses. Inflation also affects our banks' customers and may result in an indirect effect on our Banks' business.

Contractual Obligations

        The following table presents payment schedules for certain of our contractual obligations as of December 31, 2007. Long-term debt obligations totaling $143.9 million include advance agreements (borrowings) with the Federal Home Loan Bank (FHLB) of Atlanta and junior subordinated debt. These advances are collateralized by stock in the FHLB of Atlanta, HELOCs, and qualifying first mortgage residential loans and commercial real estate loans under a blanket-floating lien. Operating lease obligations of $21.8 million pertain to banking facilities and equipment. Certain lease agreements include payment of property taxes and insurance and contain various renewal options. Additional information regarding leases is contained in Note 20 to the audited consolidated financial statements.

Table 17—Obligations

(Dollars in thousands)	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	More Than 5 Years
Long-term debt obligations*	$143,860	$47,061	$17,973	$32,584	$46,242
Operating lease obligations	21,797	3,753	6,470	5,572	6,002

Total	$165,657	$50,814	$24,443	$38,156	$52,244

*
Represents principal maturities.

APPENDIX F

        Unaudited Consolidated Financial Statements (including Notes thereto) at September 30, 2008 and December 31, 2007, and for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

 PART I—FINANCIAL INFORMATION

Item 1.    FINANCIAL STATEMENTS

SCBT Financial Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	September 30, 2008	December 31, 2007	September 30, 2007
	(Unaudited)	(Note 1)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$56,813	$62,595	$46,930
Interest-bearing deposits with banks	824	3,437	2,831
Federal funds sold and securities purchased under agreements to resell	22,500	29,301	10,600

Total cash and cash equivalents	80,137	95,333	60,361

Investment securities:
Securities held to maturity (fair value of $23,547, $21,215 and $16,014, respectively)	24,560	21,457	15,962
Securities available for sale, at fair value	198,899	223,380	216,493
Other investments	15,502	13,472	10,235

Total investment securities	238,961	258,309	242,690

Loans held for sale	11,419	17,351	13,921

Loans	2,279,726	2,083,047	1,842,226
Less allowance for loan losses	(29,199)	(26,570)	(23,822)

Loans, net	2,250,527	2,056,477	1,818,404

Premises and equipment, net	64,056	55,454	52,504
Goodwill	62,888	61,709	32,313
Other assets	58,757	52,550	47,050

Total assets	$2,766,745	$2,597,183	$2,267,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$313,700	$315,791	$293,388
Interest-bearing	1,825,027	1,612,098	1,520,454

Total deposits	2,138,727	1,927,889	1,813,842
Federal funds purchased and securities sold under agreements to repurchase	224,328	296,186	172,496
Other borrowings	172,738	143,860	88,865
Other liabilities	11,365	14,183	16,568

Total liabilities	2,547,158	2,382,118	2,091,771

Shareholders' equity:
Common stock—$2.50 par value; authorized 40,000,000 shares; 10,225,776, 10,160,432 and 9,201,820 shares issued and outstanding	25,564	25,401	23,005
Surplus	141,911	140,652	108,367
Retained earnings	57,534	50,499	46,923
Accumulated other comprehensive loss	(5,422)	(1,487)	(2,823)

Total shareholders' equity	219,587	215,065	175,472

Total liabilities and shareholders' equity	$2,766,745	$2,597,183	$2,267,243

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income:
Loans	$35,727	$34,332	$107,528	$99,829
Investment securities:
Taxable	2,760	2,646	8,356	7,482
Tax-exempt	291	308	1,212	951
Federal funds sold and securities purchased under agreements to resell	177	498	835	1,567
Deposits with banks	3	83	50	165

Total interest income	38,958	37,867	117,981	109,994

Interest expense:
Deposits	11,231	13,925	36,527	39,412
Federal funds purchased and securities sold under agreements to repurchase	1,392	2,132	5,069	6,677
Other borrowings	1,678	1,322	5,252	4,820

Total interest expense	14,301	17,379	46,848	50,909

Net interest income	24,657	20,488	71,133	59,085
Provision for loan losses	2,785	1,161	6,362	2,743

Net interest income after provision for loan losses	21,872	19,327	64,771	56,342

Noninterest income:
Service charges on deposit accounts	4,157	3,909	11,994	10,952
Bankcard services income	1,247	1,051	3,679	3,067
Mortgage banking income	507	863	2,777	2,964
Trust and investment services income	725	697	2,102	1,971
Securities gains (losses), net	(9,760)	—	(9,420)	42
Other	431	584	1,807	1,791

Total noninterest income (loss)	(2,693)	7,104	12,939	20,787

Noninterest expense:
Salaries and employee benefits	10,164	9,685	32,248	28,981
Furniture and equipment expense	1,577	1,459	4,667	4,227
Net occupancy expense	1,528	1,247	4,520	3,585
Advertising and marketing	771	985	2,782	2,432
Professional fees	597	513	1,638	1,522
Amortization of intangibles	144	125	433	377
Other	4,315	3,809	12,632	11,379

Total noninterest expense	19,096	17,823	58,920	52,503

Earnings:
Income before provision for income taxes	83	8,608	18,790	24,626
Provision for income taxes	(41)	2,966	6,554	8,203

Net income	$124	$5,642	$12,236	$16,423

Earnings per share:
Basic	$0.01	$0.61	$1.21	$1.79

Diluted	$0.01	$0.61	$1.19	$1.78

Dividends per share	$0.17	$0.17	$0.51	$0.51

Weighted-average common shares outstanding:
Basic	10,121	9,201	10,111	9,190
Diluted	10,274	9,212	10,252	9,221

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders' Equity (unaudited)

Nine Months Ended September 30, 2008 and 2007

(Dollars in thousands, except per share data)

	Common Stock				Accumulated Other Comprehensive Loss
				Retained Earnings
	Shares	Amount	Surplus			Total
Balance, December 31, 2006	8,719,146	$21,798	$92,099	$51,508	$(3,517)	$161,888
Comprehensive income:
Net income	—	—	—	16,423	—	16,423
Change in net unrealized loss on securities available for sale, net of tax effects	—	—	—	—	694	694

Total comprehensive income						17,117
Cash dividends declared at $.51 per share	—	—	—	(4,661)	—	(4,661)
Stock options exercised	7,451	20	125	—	—	145
Employee stock purchases	9,577	23	325	—	—	348
Restricted stock awards	32,356	81	(81)	—	—	—
Common stock repurchased	(2,474)	(6)	(86)	—	—	(92)
Share-based compensation expense	—	—	727	—	—	727
Common stock dividend of 5%, record date, March 9, 2007	435,764	1,089	15,258	(16,347)	—	—

Balance, September 30, 2007	9,201,820	$23,005	$108,367	$46,923	$(2,823)	$175,472

Balance, December 31, 2007	10,160,432	$25,401	$140,652	$50,499	$(1,487)	$215,065
Comprehensive income:
Net income	—	—	—	12,236	—	12,236
Change in net unrealized loss on securities available for sale, net of tax effects	—	—	—	—	(3,935)	(3,935)

Total comprehensive income						8,301
Cash dividends declared at $.51 per share	—	—	—	(5,201)	—	(5,201)
Stock options exercised	8,266	21	157	—	—	178
Employee stock purchases	12,960	32	297	—	—	329
Restricted stock awards	48,089	120	(120)	—	—	—
Common stock repurchased	(3,971)	(10)	(118)	—	—	(128)
Share-based compensation expense	—	—	1,043	—	—	1,043

Balance, September 30, 2008	10,225,776	$25,564	$141,911	$57,534	$(5,422)	$219,587

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$12,236	$16,423
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,719	3,148
Provision for loan losses	6,362	2,743
Other-than-temporary impairment on securities	9,760	—
Gain on sale of securities	(340)	(42)
Share-based compensation expense	1,043	727
(Gain) loss on disposal of premises and equipment	23	(8)
Net accretion of investment securities	(205)	(149)
Net change in loans held for sale	5,932	9,315
Net change in miscellaneous assets and liabilities	(8,286)	(611)

Net cash provided by operating activities	30,244	31,546

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	2,020	—
Proceeds from maturities and calls of investment securities held to maturity	3,595	3,295
Proceeds from maturities and calls of investment securities available for sale	63,393	27,079
Proceeds from sales of other investment securities	1,329	4,502
Purchases of investment securities held to maturity	(6,679)	(1,157)
Purchases of investment securities available for sale	(56,810)	(60,337)
Purchases of other investment securities	(3,019)	(4,571)
Net increase in customer loans	(200,410)	(82,985)
Purchases of premises and equipment	(11,945)	(6,193)
Proceeds from sale of premises and equipment	17	93

Net cash used in investing activities	(208,509)	(120,274)

Cash flows from financing activities:
Net increase in deposits	210,837	107,127
Net decrease in federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings	(75,839)	(32,109)
Proceeds from FHLB advances	185,400	155,000
Repayment of FHLB advances	(152,507)	(155,075)
Common stock issuance	329	348
Common stock repurchased	(128)	(92)
Dividends paid	(5,201)	(4,661)
Stock options exercised	178	145

Net cash provided by financing activities	163,069	70,683

Net decrease in cash and cash equivalents	(15,196)	(18,045)
Cash and cash equivalents at beginning of period	95,333	78,406

Cash and cash equivalents at end of period	$80,137	$60,361

Supplemental Disclosures:
Cash paid for:
Interest	$48,845	$50,718

Income taxes	$10,091	$8,699

The Accompanying Notes are an Integral Part of the Financial Statements.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1—Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain prior period information has been reclassified to conform to the current period presentation, and these reclassifications had no impact on net income or equity as previously reported. Operating results for the three months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

        The condensed consolidated balance sheet at December 31, 2007, has been derived from the audited financial statements at that date, but does not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements.

        The information contained in the consolidated financial statements and accompanying notes included in SCBT Financial Corporation's (the "Company") annual report on Form 10-K for the year ended December 31, 2007 should be referenced when reading these unaudited condensed consolidated financial statements.

Note 2—Recent Accounting Pronouncements

        In October 2008, the Financial Accounting Standards Board ("FASB") issued a FASB Staff Position ("FSP") No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FAS 157-3 clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued (see "Investment Securities" under Note 11—Fair Value).

        In June 2008, the FASB issued a FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The guidance in this FSP applies to the calculation of earnings per share ("EPS") under Statement 128 for share-based payment awards with rights to dividends or dividend equivalents. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP is effective for financial statements issued in fiscal years beginning after December 15, 2008. The Company is currently evaluating the effects of this FSP on its EPS calculation and related disclosures.

        In February 2008, the FASB issued FSP No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FAS 157-2, Effective Date of FASB Statement No. 157. FAS 157-1 removes fair value measurements that are used in lease accounting from the scope of FASB Statement No. 157, Fair Value Measurements. FAS 157-2 defers, for one year, the requirement to apply FAS 157 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are not remeasured at least annually. The Company is currently evaluating the effects that FAS 157-1 will have on the financial condition, results of operations and the disclosures that will be presented in the consolidated financial statements.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2—Recent Accounting Pronouncements (Continued)

        In November 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings, which expressed the staff's view that, consistent with FASB Statement No. 156, Accounting for Servicing of Financial Assets, and FASB Statement No. 159, The Fair Value Option of Financial Assets and Financial Liabilities, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 109 is effective for all written loan commitments recorded at fair value that are entered into, or substantially modified, in fiscal quarters beginning after December 15, 2007. The staff expects registrants to apply the views of SAB No. 109 on a prospective basis. The effect of adoption during the first quarter of 2008 did not have a material impact on the Company's results of operations.

        Beginning January 1, 2008, the Company can prospectively elect to apply Statement of Financial Accounting Standard ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, and measure selected financial assets and liabilities at fair value on a contract-by-contract basis. After evaluating the guidance contained in the Statement, the Company has decided not to elect the fair value option for any financial assets or liabilities as of September 30, 2008.

        In December 2007, the FASB issued Statement No. 141(R), Business Combinations. The statement will significantly change how entities apply the acquisition method to business combinations. The most significant changes affecting how the Company will account for business combinations under this Statement include: the acquisition date for purposes of measuring consideration paid will be the date at which the acquirer obtains control; all (and only) identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree will be stated at fair value on the acquisition date; assets or liabilities arising from noncontractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date; adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year; acquisition-related restructuring costs that do not meet the criteria in Statement 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred; transaction costs will be expensed as incurred; reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period; and the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer. Additionally, Statement 141(R) will require new and modified disclosures surrounding subsequent changes to acquisition-related contingencies, contingent consideration, noncontrolling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and an enhanced goodwill rollforward. The Company will prospectively apply Statement 141(R) to all business combinations completed on or after January 1, 2009. The Company has no business combinations currently scheduled.

        In September 2006, the FASB issued Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), which revises the reporting of assets and liabilities for pensions and other post-retirement benefits. The Company has now adopted the requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position for the year ending December 31, 2008.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 3—Adjustment Related to Goodwill

        The Company has adjusted goodwill during the first half of 2008 for certain items related to the TSB Financial Corporation ("TSB") acquisition labeled below. Additionally, in April 2008, the Company also adjusted goodwill to correct an error in accounting related to the acquisitions of New Commerce Bancorp and Sun Bancshares, Inc. on April 8, 2005 and November 18, 2005, respectively. At the time of each acquisition, the Company should have recorded a deferred tax liability when recording its core deposit intangible assets related to the temporary difference between book and tax basis amortization. The adjustment resulted in an increase in goodwill of $844,000. The adjustment did not have an impact on the Company's results of operations.

        The changes in the carrying amount of goodwill for the period ended September 30, 2008 are as follows:

(Dollars in thousands)
Balance, December 31, 2007	$61,709

Increases (decreases) related to TSB acquisition:
Additional cash paid in lieu of fractional shares	13
Recognition of deferred tax liability (temporary difference) related to core deposit intangible asset	332
Reduction in accrued merger costs from initial estimate, net of tax	(10)

Total increases related to TSB acquisition	335
Recognition of deferred tax liability (temporary difference) related to core deposit intangible asset in the Sun Bancshares, Inc. and New Commerce Bancorp acquisitions	844

Balance, September 30, 2008	$62,888

Note 4—Mergers and Acquisitions

        On November 30, 2007, the Company acquired in a merger 100% of the outstanding stock of TSB, including its wholly-owned subsidiary, The Scottish Bank, headquartered in Charlotte, NC. As a part of the acquisition, the Company incurred certain merger costs related to the acquisition of TSB. Presented in the table below is the activity in accrued merger costs related to the TSB transaction during the quarter ended September 30, 2008:

(Dollars in thousands)	Beginning Balance December 31, 2007	Purchase Adjustments	Amounts Charged to Earnings	Amounts Paid	Ending Balance September 30, 2008
Severance and related costs	$491	$—	$—	$(464)	$27
Professional fees	680	(5)	—	(675)	—
Contract termination costs	105	(5)	—	(100)	—
Other merger-related expenses	125	(6)	—	(119)	—

Totals	$1,401	$(16)	$—	$(1,358)	$27

        The accrued merger costs reflected above are expected to be paid out during 2008 and the first half of 2009. Severance and related costs include change in control payments. Professional fees primarily include investment banker fees, accountant fees, legal fees and transfer agent fees. Contract

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4—Mergers and Acquisitions (Continued)

termination costs are the result of the early termination of service contracts with various service providers related to the acquisition of TSB.

Note 5—Loans and Allowance for Loan Losses

        The Company's loan portfolio is comprised of the following:

(Dollars in thousands)	September 30, 2008	December 31, 2007	September 30, 2007
Real estate:
Commercial	$1,259,007	$1,075,423	$928,044
Consumer residential mortgage	278,149	256,609	233,851
Consumer construction and development	187,606	202,413	189,075
Commercial	209,376	245,069	203,593
Home equity loans	212,131	164,104	136,538
Consumer	101,683	117,650	120,521
Other loans	31,774	21,779	30,604

Total loans	2,279,726	2,083,047	1,842,226
Less, allowance for loan losses	(29,199)	(26,570)	(23,822)

Loans, net	$2,250,527	$2,056,477	$1,818,404

        An analysis of the changes in the allowance for loan losses is as follows:

	September 30,
(Dollars in thousands)	2008	2007
Balance at beginning of period	$26,570	$22,668
Loans charged-off	(4,474)	(2,325)
Recoveries of loans previously charged-off	741	736

Net charge-offs	(3,733)	(1,589)
Provision for loan losses	6,362	2,743

Balance at end of period	$29,199	$23,822

        At September 30, 2008 and 2007, there were $10.8 million and $4.1 million, respectively, of loans classified as impaired under the definition outlined in SFAS No. 114 Accounting By Creditors For Impairment of a Loan. Specific reserves allocated to these impaired loans totaled $525,000 and $106,000 at September 30, 2008 and 2007, respectively. At September 30, 2008, there were approximately $3.4 million of impaired loans with specific reserves of approximately $525,000. At September 30, 2008, there were approximately $7.4 million in impaired loans for which no specific reserve had been recognized. The average recorded investments in impaired loans for the quarters ended September 30, 2008 and 2007 were $859,000 and $230,000, respectively.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 6—Deposits

        The Company's total deposits are comprised of the following:

(Dollars in thousands)	September 30, 2008	December 31, 2007	September 30, 2007
Certificates of deposit	$1,116,379	$886,330	$833,050
Interest-bearing demand deposits	558,589	588,289	544,759
Demand deposits	313,700	315,791	293,388
Savings deposits	147,562	137,129	128,153
Other time deposits	2,497	350	14,492

Total deposits	$2,138,727	$1,927,889	$1,813,842

        The aggregate amount of time deposits in denominations of $100,000 or more at September 30, 2008, December 31, 2007, and September 30, 2007 was $509.7 million, $427.2 million and $396.2 million, respectively. The Company had brokered certificates of deposits of $106.2 million, $622,000 and $8.9 million, respectively, at September 30, 2008, December 31, 2007, and September 30, 2007.

Note 7—Other Borrowings

        On September 22, 2008, the Company borrowed $15 million under a Subordinated Term Loan Agreement with a maturity date of September 30, 2015. The unsecured subordinated term loan bears interest at three-month LIBOR for such interest period plus 3.50% per annum, payable quarterly. The Company may prepay at par without premium. The subordinated debt qualifies as Tier 2 regulatory capital for the first two years, with the capital treatment phasing out twenty percent per year thereafter.

Note 8—Retirement Plans

        The Company and its subsidiaries provide certain retirement benefits to their employees in the form of a non-contributory defined benefit pension plan and an employees' savings plan. The non-contributory defined benefit pension plan covers all employees hired on or before December 31, 2005, who have attained age 21, and who have completed one year of eligible service. Employees hired on or after January 1, 2006 are not eligible to participate in the non-contributory defined benefit pension plan. On this date, a new benefit formula applies only to participants who have not attained age 45 or who do not have five years of service.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 8—Retirement Plans (Continued)

        The components of net periodic pension expense recognized during the three and nine months ended September 30 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Service cost	$165	$167	$497	$500
Interest cost	258	231	773	692
Expected return on plan assets	(336)	(301)	(1,006)	(901)
Amortization of prior service cost	(43)	(43)	(130)	(130)
Recognized net actuarial loss	79	104	236	313

Net periodic pension expense	$123	$158	$370	$474

        The Company contributed $195,000 and $585,000 to the pension plan for the three and nine months ended September 30, 2008 and anticipates making similar additional quarterly contributions during the remainder of the year.

        Electing employees are eligible to participate in the employees' savings plan, under the provisions of Internal Revenue Code Section 401(k), after attaining age 21. Plan participants elect to contribute portions of their annual base compensation as a before tax contribution. The Company matches 50% of these contributions up to a 6% employee contribution for employees hired before January 1, 2006 who were age 45 and higher with five or more vesting years of service. The Company matches 100% of these contributions up to a 6% employee contribution for current employees under age 45 or with less than five years of service. Employees hired on January 1, 2006 or thereafter will not participate in the defined benefit pension plan, but are eligible to participate in the employees' savings plan and the Company matches 100% of the employees' contributions up to a 6%.

        Employees can enter the savings plan on or after the first day of each month. If an employee's hire date is on or after April 1, 2007, and the employee does not elect to defer at least 2% of his or her salary by the required election date, the Company will automatically enroll the employee and defer (withhold) 2% of his or her salary and contribute that amount to the Plan as a salary deferral. The employee may enter into a salary deferral agreement at any time to select an alternative deferral amount or to elect not to defer in the Plan. If the employee does not elect an investment allocation, the plan administrator will select a retirement-based portfolio according to the employee's number of years until normal retirement age. The plan's investment valuations are generally provided on a daily basis.

Note 9—Earnings Per Share

        Basic earnings per share are calculated by dividing net income by the weighted-average shares of common stock outstanding during each period. The Company's diluted earnings per share are based on the weighted-average shares of common stock outstanding during each period plus the maximum dilutive effect of common stock issuable upon exercise of stock options or vesting of restricted shares. The weighted-average number of shares and equivalents are determined after giving retroactive effect to stock dividends and stock splits.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 9—Earnings Per Share (Continued)

        The following table sets forth the computation of basic and diluted earnings per share for the three and nine months ended September 30:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars and shares in thousands)	2008	2007	2008	2007
Basic earnings per share:
Net income	$124	$5,642	$12,236	$16,423
Weighted-average basic shares	10,121	9,201	10,111	9,190

Basic earnings per share	$0.01	$0.61	$1.21	$1.79

Diluted earnings per share:
Net income	$124	$5,642	$12,236	$16,423
Weighted-average basic shares	10,121	9,201	10,111	9,190
Effect of dilutive securities	153	11	141	31

Weighted-average dilutive shares	10,274	9,212	10,252	9,221

Diluted earnings per share	$0.01	$0.61	$1.19	$1.78

        The calculation of diluted earnings per share excludes outstanding stock options that have exercise prices greater than the average market price of the common shares for the year as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Number of shares	45,545	43,545	57,095	41,445
Range of exercise prices	$34.65-$39.74	$34.65-$39.74	$32.82-$39.74	$37.70-$39.74

Note 10—Share-Based Compensation

        The Company's 1999 and 2004 stock option programs are long-term retention programs intended to attract, retain, and provide incentives for key employees and non-employee directors in the form of incentive and non-qualified stock options and restricted stock.

Stock Options

        With the exception of non-qualified options granted to directors under the 1999 and 2004 plans, which in some cases may be exercised at any time prior to expiration and in some other cases may be exercised at intervals less than one year following the grant date, incentive stock options granted under the plans may not be exercised in whole or in part within one year following the date of the grant, as these incentive stock options become exercisable in 25% increments ratably over the four year period following the grant date. The options are granted at an exercise price at least equal to the fair value of the common stock at the date of grant and have terms ranging from five to ten years. No options were granted under the 1999 plan after January 2, 2004, and the plan is closed other than for any options still unexercised and outstanding. The 2004 plan is the only plan from which new share-based compensation grants may be issued. It is the Company's policy to grant options out of the 661,500 shares registered under the 2004 plan.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 10—Share-Based Compensation (Continued)

        Activity in the Company's stock option plans is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value (000's)
Outstanding at January 1, 2008	336,384	$26.33
Granted	29,482	31.50
Exercised	(8,266)	21.59
Expired/Forfeited	(225)	27.07

Outstanding at September 30, 2008	357,375	26.84	5.60	$3,915

Exercisable at September 30, 2008	282,893	24.90	4.92	$3,616

Weighted-average fair value of options granted during the year	$10.77

        The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model and expensed over the options' vesting periods. The following weighted-average assumptions were used in valuing options issued:

	Nine Months Ended September 30,
	2008	2007
Dividend yield	1.87%	1.88%
Expected life	6 years	7 years
Expected volatility	37%	18%
Risk-free interest rate	3.44%	4.65%

Restricted Stock

        The Company from time-to-time also grants shares of restricted stock to key employees and non-employee directors. These awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company's stock. The value of the stock awarded is established as the fair market value of the stock at the time of the grant. The Company recognizes expenses, equal to the total value of such awards, ratably over the vesting period of the stock grants. Grants to employees have typically vested over a 48-month period, and beginning in 2007, some grants cliff vest after four years. Also, some grants issued during 2008 to certain employees cliff vest after ten years. Grants to non-employee directors typically vest within a 12-month period.

        Nonvested restricted stock for the nine months ended September 30, 2008 is summarized in the following table. All information has been retroactively adjusted for stock dividends and stock splits.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 10—Share-Based Compensation (Continued)

Restricted Stock	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2008	69,919	$31.75
Granted	48,089	32.37
Vested	(14,971)	34.56
Forfeited	—	—

Nonvested at September 30, 2008	103,037	31.64

        As of September 30, 2008, there was $2.8 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized over a weighted-average period of 3.64 years. The total fair value of shares vested during the nine months ended September 30, 2008 was $916,000.

Note 11—Commitments and Contingent Liabilities

        In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities, which are not reflected in the accompanying financial statements. The commitments and contingent liabilities include guarantees, commitments to extend credit, and standby letters of credit. At September 30, 2008, commitments to extend credit and standby letters of credit totaled $544.8 million. The Company does not anticipate any material losses as a result of these transactions.

Note 12—Fair Value

        On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," (SFAS 157), which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

        The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 12—Fair Value (Continued)

        SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets;
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

        Following is a description of valuation methodologies used for assets recorded at fair value.

Investment Securities

        Securities available for sale are valued on a recurring basis at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange or U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities and debentures issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets (although the Company has no such investments). Securities held to maturity are valued at quoted market prices or dealer quotes similar to securities available for sale. The carrying value of Federal Reserve Bank and Federal Home Loan Bank stock approximates fair value based on their redemption provisions.

        Pooled trust preferred securities are Level 2 securities under SFAS 157's three-tier fair value hierarchy. Market prices for these securities were obtained by using a pricing model which uses primarily observable market data including stated LIBOR spreads, maturity dates and securities ratings. Additionally, duration assumptions are derived from similar Treasury securities. Lastly, the pricing model includes an estimated liquidity discount which is assumed into the spread and is not an observable market input (Level 3).

Mortgage Loans Held for Sale

        Mortgage loans held for sale are carried at the lower of cost or market value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustments for mortgage loans held for sale is nonrecurring Level 2.

Loans

        The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan may be considered impaired and an allowance for loan losses may be established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, ("SFAS 114"). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value,

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 12—Fair Value (Continued)

liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2008, substantially all of the impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company considers the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company considers the impaired loan as nonrecurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

        The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

(Dollars in thousands)	Fair Value September 30, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$198,899	$1,008	$197,891	$—

        For fair value measurements using significant unobservable inputs (Level 3), there were no gains or losses for the nine months ended September 30, 2008 included in earnings that are attributable to the change in unrealized gains or losses of the Company's securities available for sale at September 30, 2008.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

(Dollars in thousands)	Fair Value September 30, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Impaired loans	$2,912	$—	$2,912	$—

Note 13—Other-Than-Temporary Impairment

        The Company recognized a $9.8 million other-than-temporary impairment ("OTTI") charge on Freddie Mac preferred securities for the three and nine months ended September 30, 2008. The Company evaluated the income tax benefit related to the OTTI charge recorded on these securities and determined that the Company had enough capital gains in existing assets to recognize the full tax benefit related to the OTTI charge. Further, the Company began to develop the appropriate tax strategy to support these capital gains. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 would allow the Company to recognize these losses on Freddie Mac preferred securities against ordinary income upon disposition.

SCBT Financial Corporation and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 13—Other-Than-Temporary Impairment (Continued)

        At September 30, 2008, the Company had 85 securities available for sale in an unrealized loss position of $6.5 million. The total unrealized loss position included 8 pooled trust preferred securities whose value has declined primarily as a result of the demise of an active market for these securities, these trust preferred securities had a $4.9 million unrealized loss position at September 30, 2008. The Company continues to evaluate these securities and has the ability and intent to hold all securities within the investment portfolio until their maturity or until the value recovers. The Company does not consider these securities to be other-than-temporarily impaired at September 30, 2008.

Note 14—Subsequent Events

        On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted and grants the U.S. Secretary of the Treasury with the authority to purchase troubled assets from financial institutions in accordance with the Troubled Assets Relief Program. If the Company were to participate in the Treasury Department's Capital Purchase Program, the Company estimates that it could sell senior preferred stock in an amount between approximately $21.6 million and $64.8 million, or approximately 1% to 3% of total risk-weighted assets of $2.16 billion at September 30, 2008. The Company is in the process of completing the application for the Treasury Capital Purchase Program and currently expects to submit it by November 14, 2008; however, no assurance can be provided regarding the amount, if any, of preferred stock capital the Company would choose to accept if it is approved as a participant. In addition, the Company's shareholders would need to approve the authorization of preferred stock in order for the Company to participate in the program.

        On October 28, 2008, the Company issued 1,010,000 shares of its authorized but unissued common stock to certain accredited investors at $28.00 per share pursuant to a private placement transaction. Net proceeds from this sale of common stock, estimated to be $26.8 million, are expected to be used for general corporate purposes, including supporting the continued and anticipated growth of the Company. The issuance of these shares and receipt of the net proceeds increased the Company's consolidated total risk-based capital ratio on a proforma basis as of September 30, 2008 to approximately 12.5%. The Company intends to file a registration statement with the U.S. Securities and Exchange Commission to permit resale of the common shares issued in this transaction.

APPENDIX G

        Management's Discussion and Analysis of Financial Condition at September 30, 2008, and Results of Operations for the three-month and nine-month periods ended September 30, 2008 and September 30, 2007, as included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's Discussion and Analysis of Financial Condition and Results of Operations relates to the financial statements contained in this quarterly report beginning on page 1. For further information, refer to Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in the Annual Report on Form 10-K for the year ended December 31, 2007.

Overview

        We are a bank holding company headquartered in Columbia, South Carolina, and were incorporated under the laws of South Carolina in 1985. We provide a wide range of banking services and products to our customers through our wholly-owned bank subsidiaries: SCBT, N.A. and South Carolina Bank and Trust of the Piedmont, N.A. ("Piedmont"), both national banks that opened for business in 1934 and 1996, respectively. On November 30, 2007, we acquired our third banking subsidiary, The Scottish Bank, N.A. ("TSB"). We do not engage in any significant operations other than the ownership of these banking subsidiaries.

        At September 30, 2008, we had approximately $2.8 billion in assets and approximately 711 full-time equivalent employees. Through our banking subsidiaries we provide our customers with checking accounts, NOW accounts, savings and time deposits of various types, brokerage services and alternative investment products such as annuities and mutual funds, trust and asset management services, business loans, agriculture loans, real estate loans, personal use loans, home improvement loans, automobile loans, credit cards, letters of credit, home equity lines of credit, safe deposit boxes, bank money orders, wire transfer services, correspondent banking services, and use of ATM facilities.

        The following discussion describes our results of operations for the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007 as well as results for the nine months ended September 30, 2008 and 2007, and also analyzes our financial condition as of September 30, 2008 as compared to December 31, 2007 and September 30, 2007. Like most financial institutions, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we may pay interest. Consequently, one of the key measures of our success is the amount of our net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section, we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following section also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Bank Subsidiary Name Change

        We changed the name of our lead bank subsidiary, South Carolina Bank and Trust, N.A. to SCBT, N.A. ("SCBT") effective September 25, 2008. SCBT will continue to do business in the state of South

Carolina as SCBT and South Carolina Bank and Trust. In addition to the name change, we submitted an application to the Office of the Comptroller of the Currency for approval to merge TSB and Piedmont into SCBT in the fourth quarter of 2008. After the merger, TSB will operate as North Carolina Bank and Trust ("NCBT") and Piedmont will operate as South Carolina Bank and Trust of the Piedmont, both divisions of SCBT.

Recent Government Actions

        In response to the challenges facing the financial services sector, several regulatory and governmental actions have recently been announced including:

  •
  The Emergency Economic Stabilization Act, approved by Congress and signed by President Bush on October 3, 2008, which, among other provisions, allowed the U.S. Treasury to purchase troubled assets from banks, authorized the Securities and Exchange Commission to suspend the application of market-to-market accounting, and temporarily raised the basic limit of FDIC deposit insurance from $100,000 to $250,000; the legislation contemplated a return to the $100,000 limit on December 31, 2009;

  •
  On October 7, 2008, the FDIC approved a plan to increase the rates banks pay for deposit insurance;

  •
  On October 14, 2008, the U.S. Treasury announced the creation of a new program, the TARP Capital Purchase Program that encourages and allows financial institutions to build capital through the sale of senior preferred shares to the U.S. Treasury on terms that are non-negotiable (see Note 14—Subsequent Events);

  •
  On October 14, 2008, the FDIC announced the creation of the Temporary Liquidity Guarantee Program (TLGP), which seeks to strengthen confidence and encourage liquidity in the banking system. The TLGP has two primary components that are available on a voluntary basis to financial institutions:

  •
  Guarantee of newly-issued senior unsecured debt; the guarantee would apply to new debt issued on or before June 30, 2009 and would provide protection until June 30, 2012; issuers electing to participate would pay a 75 basis point fee for the guarantee;

  •
  Unlimited deposit insurance for non-interest bearing deposit transaction accounts; financial institutions electing to participate will pay a 10 basis point premium in addition to the insurance premiums paid for standard deposit insurance;

        We will participate in the TLGP's enhanced deposit insurance program. As a result of the enhancements to deposit insurance protection and the expectation that there will be demands on the FDIC's deposit insurance fund, it is clear that our deposit insurance costs will increase significantly during 2009.

        Although it is likely that further regulatory actions will arise as the Federal government attempts to address the economic situation, management is not aware of any further recommendations by regulatory authorities that, if implemented, would have or would be reasonably likely to have a material effect on liquidity, capital ratios or results of operations.

Critical Accounting Policies

        We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Significant accounting policies are described in Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. These policies may involve significant judgments and estimates that have a material impact on the carrying value of certain assets and liabilities. Different assumptions made in the application of these policies could result in material changes in our financial position and results of operations.

Allowance for Loan Losses

        The allowance for loan losses reflects the estimated losses that will result from the inability of our subsidiary banks' borrowers to make required loan payments. In determining an appropriate level for the allowance, we identify portions applicable to specific loans as well as providing amounts that are not identified with any specific loan but are derived with reference to actual loss experience, loan types, loan volumes, economic conditions, and industry standards. Changes in these factors may cause our estimate of the allowance to increase or decrease and result in adjustments to the provision for loan losses. See "Provision for Loan Losses and Nonperforming Assets" below and "Allowance for Loan Losses" in Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for further detailed descriptions of our estimation process and methodology related to the allowance for loan losses.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the sum of the estimated fair values of the tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed. Goodwill is not amortized, but is evaluated annually for impairment. Core deposit premium costs, included in other assets in the condensed consolidated balance sheets, consist of costs that resulted from the acquisition of deposits from other commercial banks. Core deposit premium costs represent the estimated value of long-term deposit relationships acquired in these transactions. These costs are amortized over the estimated useful lives of the deposit accounts acquired on a method that we believe reasonably approximates the anticipated benefit stream from the accounts. The estimated useful lives are periodically reviewed for reasonableness.

Income Taxes and Deferred Tax Assets

        Income taxes are provided for the tax effects of the transactions reported in our condensed consolidated financial statements and consist of taxes currently due plus deferred taxes related to differences between the tax basis and accounting basis of certain assets and liabilities, including available-for-sale securities, allowance for loan losses, accumulated depreciation, net operating loss carryforwards, accretion income, deferred compensation, intangible assets, and pension plan and post-retirement benefits. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. We file a consolidated federal income tax return for our subsidiaries.

Other-Than-Temporary Impairment ("OTTI")

        We evaluate securities for other-than-temporary impairment at least on a monthly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the anticipated outlook for changes in the general level of interest rates, and (4) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Results of Operations

        We measure our progress based on soundness, profitability, and growth. We achieved strong loan growth and maintained solid asset quality for the third quarter of 2008. Our asset quality remained at manageable levels even while nonperforming assets as a percentage of total assets increased to 0.54% and net charge-offs increased to 0.41% annualized for the three months ended September 30, 2008. We also achieved strong loan growth of $33.4 million during the third quarter of 2008 and growth of $281.3 million (excluding total loans acquired in the TSB transaction) from the prior comparative quarter of September 30, 2007. Lower profitability resulted in a decrease in consolidated net income for the third quarter of 2008 caused primarily by a $9.8 million ($6.3 million, after-tax) other-than-temporary impairment ("OTTI") charge on Freddie Mac preferred securities. Non-taxable equivalent net interest income for the quarter increased 20.3% and non-taxable equivalent net interest margin increased 6 basis points to 3.83% from the most recent quarter of June 30, 2008. Our continued focus on expense control and the reversal of incentive compensation expense (which will not be paid due to the OTTI charge on Freddie Mac preferred securities recorded in the third quarter of 2008) helped drive our efficiency ratio down to 59.82% for the third quarter of 2008.

        The following key operating highlights for the third quarter of 2008 are outlined below:

  •
  Consolidated net income decreased 97.8% to $124,000 in the third quarter of 2008 (which includes $258,000 related to TSB), as compared to $5.6 million in the third quarter of 2007.

  •
  Diluted earnings per share ("EPS") decreased to $0.01 for the third quarter of 2008 as compared to $0.61 for the comparable period in 2007. EPS in the current period reflects an increase in common shares issued and outstanding due to the TSB acquisition.

  •
  A $9.8 million OTTI charge on Freddie Mac preferred securities led to a decrease in consolidated net income for the third quarter of 2008; however, the charge was partially offset by a 20.3% increase in non-taxable equivalent net interest income.

  •
  The provision for loan losses as a percent of average loans reflects an increase due to an increase in nonperforming assets and an increase in net charge-offs during the third quarter ended September 30, 2008 compared to year ended December 31, 2007. The allowance for loan losses as a percent of total loans has slightly decreased as compared to the comparable third quarter of 2007 due to some instances where we have chosen to aggressively write down nonperforming assets in lieu of carrying a higher reserve on these assets. This thereby lowers the level of reserves that would be posted if these write-downs had not occurred. The rise in NPLs this quarter has lowered the coverage of NPLs by the allowance from 495% at September 30, 2007 to 236% at September 30, 2008.

  •
  For the three months ended September 30, 2008, return on average assets ("ROAA"), return on average equity ("ROAE") and return on average tangible equity decreased as a result of the $9.8 million OTTI charge on Freddie Mac preferred securities.

  •
  Average shareholders' equity increased $49.6 million, or 28.8%, from third quarter ended September 30, 2007 driven by the issuance of equity related to the TSB acquisition. However, average shareholders' equity decreased slightly by $279,000, or 0.1% from the second quarter ended June 30, 2008.

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Figures and Ratios	2008	2007	2008	2007
Return on average assets (annualized)	0.02%	0.99%	0.60%	0.98%
Return on average equity (annualized)	0.22%	12.98%	7.41%	13.04%
Return on average tangible equity (annualized)	0.56%	16.58%	10.80%	16.79%
Average shareholders' equity (in thousands)	$221,995	$172,421	$220,688	$168,345

Net Interest Income and Margin

Summary

        Our taxable equivalent net interest margin declined slightly from the third quarter of 2007 as a result of the Federal Reserve's dramatic reduction of rates during the first nine months of 2008; however, we experienced some margin expansion in the third quarter of 2008 compared to the second quarter of 2008. Non-taxable equivalent and taxable equivalent net margin expanded by 6 and 5 basis points, respectively, from the second quarter ended June 30, 2008. Margin expansion was largely driven by the maturity of certificates and other time deposits causing the average rate to decrease by 56 basis points during the three months ended September 30, 2008 as compared to the three months ended June 30, 2008. Non-taxable equivalent and taxable equivalent net margin compressed by 3 basis points from the third quarter ended September 30, 2007. Margin compression was driven by a lower average yield on loans for the three months ended September 30, 2008 as compared to the same period in 2007.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Non-TE net interest income	$24,657	$20,488	$71,133	$59,085
Non-TE yield on interest-earning assets	6.05%	7.13%	6.27%	7.07%
Non-TE rate on interest-bearing liabilities	2.58%	3.87%	2.90%	3.84%
Non-TE net interest margin	3.83%	3.86%	3.78%	3.80%
TE net interest margin	3.86%	3.89%	3.82%	3.83%

        Non-taxable equivalent net interest income increased $4.2 million, or 20.3%, in the third quarter of 2008 compared to the same period in 2007. Some key highlights are outlined below:

  •
  Average earning assets increased 21.6% to $2.6 billion in the third quarter of 2008 compared to the same period last year due to the acquisition of TSB which increased average earning assets by $199.4 million for the third quarter of 2008. Excluding TSB, the increase is primarily reflected within commercial real estate loans of the loan portfolio and investment securities.

  •
  Non-taxable equivalent yield on interest-earning assets for the third quarter of 2008 decreased 108 basis points from the comparable period in 2007, and by 11 basis points compared to the second quarter of 2008. The yield on a portion of our earning assets adjusts simultaneously, but to varying degrees of magnitude, with changes in the general level of interest rates.

  •
  The average cost of interest-bearing liabilities for the third quarter of 2008 decreased 129 basis points from the same period in 2007, and by 20 basis points compared to the second quarter of 2008. This is a reflection of the impact of adjusting rates on all deposit accounts as quickly as we could in the first and second quarters of 2008, given the dramatic reduction in interest rates by the Federal Reserve Board, and certificates of deposits re-pricing lower during the third quarter of 2008.

  •
  Taxable equivalent net interest margin decreased by 3 basis points to 3.86% for the third quarter of 2008, compared to 3.89% for the third quarter of 2007. Compared to the second quarter of 2008, taxable equivalent net interest margin expanded by 5 basis points primarily attributable to the rapid pace of the Federal Reserve's rate cuts, our growth in loans and CD re-pricing.

Loans

        Loans acquired in the TSB merger, growth in core commercial real estate loans, growth in home equity loans and growth in consumer residential mortgage loans drove the increase in total loans (excluding mortgage loans held for sale) in the third quarter of 2008 from the comparable period in 2007. Total loans grew 23.8% from the balance at September 30, 2007 and an annualized 5.9% from the balance at June 30, 2008. Total loans, net of deferred loan costs and fees, at September 30, 2008 were $2.3 billion compared to $1.8 billion at September 30, 2007. The increase was driven in part by $156.2 million in loans acquired in the TSB merger. Excluding the TSB acquisition, our loans grew $281.3 million, or 15.3%, from the amount at September 30, 2007.

        Loans are our largest category of earning assets and commercial real estate loans represented approximately 40.9% of our total loans as of September 30, 2008. Commercial real estate loans as described in Note 5 (Loans and Allowance for Loan Losses) to the consolidated financial statements also includes owner occupied commercial real estate not reflected in the percentage above. At September 30, 2008, consumer construction and development loans represented 8.2% of our total loan portfolio. Consumer construction and development loans were comprised of $130.9 million in lot loans and $56.7 million in construction loans, which represented 5.7% and 2.5%, respectively, of our total loan portfolio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Average total loans	$2,265,606	$1,810,332	$2,192,088	$1,786,887
Interest income on total loans	35,590	34,040	106,712	98,764
Non-TE yield	6.25%	7.46%	6.50%	7.39%

        Interest earned on loans increased 4.6% in the third quarter of 2008 compared to the third quarter of 2007. Some key highlights for the quarter ended September 30, 2008 are outlined below:

  •
  Average total loans in the third quarter of 2008 increased 25.1%, as compared to the third quarter of 2007, leading to a volume-driven increase in interest income even though the average yield fell.

  •
  Commercial real estate loans (including owner occupied commercial real estate) increased $331.0 million, or 35.7%, to $1.3 billion from September 30, 2007. Core commercial real estate loans (excluding TSB) increased $238.2 million, or 25.7%, from the same quarter in 2007.

  •
  Commercial non-real estate loans increased $5.8 million, or 2.8%, to $209.4 million from the amount at September 30, 2007. Core commercial non-real estate loans (excluding TSB) decreased $18.6 million, or 9.2%, from the same quarter in 2007.

  •
  Home equity loans ("HELOCs") increased $75.6 million, or 55.4%, to $212.1 million from the amount at September 30, 2007. Core home equity loans (excluding TSB) increased $54.1 million, or 39.6%, from the same quarter in 2007. We have improved our underwriting process to require approval of HELOCs based on the total mortgage debt on the property. We have also reviewed credit scores on these lines to identify potential weaknesses.

  •
  Consumer residential mortgage loans increased $44.3 million, or 18.9%, to $278.1 million from the amount at September 30, 2007. Core consumer residential mortgage loans (excluding TSB) increased $38.8 million, or 16.6%, from the same quarter in 2007.

  •
  Our non-taxable equivalent yield decreased by 121 basis points compared to the yield for the third quarter of 2007.

Investment Securities

        We use investment securities, our second largest category of earning assets, to generate interest income through the employment of excess funds, to provide liquidity, to fund loan demand or deposit liquidation, and to pledge as collateral for public funds deposits and repurchase agreements. At September 30, 2008, the composition of the portfolio remained relatively consistent with the composition at September 30, 2007. During the third quarter of 2008, we continued to slightly lengthen the average life of the portfolio to lock in some relatively attractive yields in anticipation of and in response to the Federal Reserve's easing cycle that started in late 2007. We also observed some slowing in prepayments of mortgage-backed securities that also served to slightly lengthen their average lives. At September 30, 2008, investment securities totaled $239.0 million, compared to $258.5 million at December 31, 2007 and $242.7 million at September 30, 2007.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Average investment securities	$250,395	$232,652	$252,149	$224,743
Interest income on investment securities	3,051	2,954	9,568	8,433
Non-TE yield	4.85%	5.04%	5.07%	5.02%

        Interest earned on investment securities increased 3.3% in the third quarter of 2008 compared to the third quarter of 2007. The increase resulted from a 15 basis point increase on the yield on taxable investment securities and a 1.6% increase in balances of average taxable investment securities. These increases were partially ofset by the average yield of tax-exempt investment securities decreasing 202 basis points and the average balance increasing 59.1% from the third quarter of 2007. The increase in the average balances of securities primarily resulted from the acquisition of TSB during the latter part of the fourth quarter of 2007.

        Although securities classified as available for sale may be sold from time to time to meet liquidity or other needs, it is not our normal practice to trade this segment of the investment securities portfolio. While management generally holds these assets on a long-term basis or until maturity, any short-term investments or securities available for sale could be converted at an earlier point, depending partly on changes in interest rates and alternative investment opportunities.

        At September 30, 2008, we had 85 securities available for sale in an unrealized loss position, which totaled $6.5 million. During the quarter the credit and capital markets continued to experience unprecedented turmoil globally. These positions largely reflect the loss of liquidity in the capital markets and substantial widening of spreads (over the U.S. Treasury yield curve) that most market segments experienced during the period. Information pertaining to our securities available for sale with gross unrealized losses at September 30, 2008 and December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position is as follows:

	Less Than Twelve Months		Twelve Months or More
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
September 30, 2008:
Government-sponsored enterprises debt	$45	$4,953	$—	$—
State and municipal obligations	1,088	10,084	—	—
Mortgage-backed securities	331	43,740	43	1,463
FHLMC preferred stock*	—	489	—	—
Trust preferred (collateralized debt obligations)	4,755	9,497	180	2,615
Other corporate bonds	75	302	—	—

	$6,294	$69,065	$223	$4,078

December 31, 2007:
Government-sponsored enterprises debt	$49	$15,480	$3	$4,997
State and municipal obligations	89	5,314	—	—
Mortgage-backed securities	32	7,545	200	21,178
FHLMC preferred stock*	220	5,780	—	—
Trust preferred (collateralized debt obligations)	19	2,962	—	—

	$409	$37,081	$203	$26,175

*
Securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac")

        During the third quarter of 2008 as compared to the second quarter of 2008, the total number of securities with an unrealized loss position decreased by eleven securities; however, two additional pooled trust preferred securities moved into an unrealized loss position. An unrealized loss position on pooled trust preferred securities totaling $4.9 million drove total unrealized loss on securities available for sale to $6.5 million at September 30, 2008. We recorded a $9.8 million OTTI charge on six Freddie Mac preferred securities for the three and nine months ended September 30, 2008. As a result, the majority of our unrealized losses as of September 30, 2008 result from changes in the current value of eight pooled trust preferred securities due primarily to the demise of an active market for these securities, resulting in an increased spread to U.S. Treasury securities.

        Investment securities in an unrealized loss position as of September 30, 2008 continue to perform as scheduled. We have the ability and intent to hold all securities within the portfolio until the maturity or until the value recovers, therefore, we do not consider these investments to be other-than-temporarily impaired at September 30, 2008. We continue to monitor all of these securities with a high degree of scrutiny. There can be no assurance that we will not conclude in future periods that conditions existing at that time indicate some or all of these securities are other than temporarily impaired, which would require a charge to earnings in such periods. Any charges for other-than-temporary impairment related to securities available for sale would not impact cash flow, tangible capital or liquidity.

Interest-Bearing Liabilities

        Interest-bearing liabilities include interest-bearing transaction accounts, savings deposits, certificates of deposits ("CDs"), other time deposits, federal funds purchased, and other borrowings. Interest-bearing transaction accounts include NOW, HSA, IOLTA, and Market Rate checking accounts.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Average interest-bearing liabilities	$2,205,668	$1,782,911	$2,161,063	$1,771,419
Interest expense	14,301	17,379	46,848	50,909
Average rate	2.58%	3.87%	2.90%	3.84%

        Even as the average balance of interest-bearing liabilities increased to support loan growth during the third quarter of 2008, interest expense on interest-bearing liabilities decreased 17.7% in the third quarter of 2008 compared to the third quarter of 2007. The decrease was driven by a decline in the average rates on transaction and money market balances, certificates and other time deposits and deposit and federal funds purchased and securities sold under agreements to repurchase. In addition, we experienced a 129 basis point decrease in the average rate on all interest-bearing liabilities with decreases in every category. Some key highlights are outlined below:

  •
  Average interest-bearing deposits for the three months ended September 30, 2008 grew 16.5% compared to the same period in 2007.

  •
  Interest-bearing deposits grew 20.0% to $1.8 billion at September 30, 2008 from the period end balance at September 30, 2007, and increased $212.9 million, or 17.6% annualized from the balance at December 31, 2007.

  •
  The average rate on transaction and money market account deposits for the three months ended September 30, 2008 decreased 114 basis points from the comparable period in 2007, which caused interest expense to decrease by $1.6 million for the third quarter of 2008.

  •
  Average certificates and other time deposits increased 25.6%, up $211.7 million from the average balance in the third quarter of 2007. Although the average balance increased, a 132 basis point decrease in the interest rate drove an $855,000 decrease in interest expense for the three months ended September 30, 2008.

  •
  Average federal funds purchased and securities sold under agreements to repurchase increased 56.3%, up $106.3 million from the average balance in the third quarter of 2007. The Federal Reserve maintained the federal funds rate of 2.00% as of September 30, 2008 and subsequent to quarter-end lowered it to 1.50%. As a result, we continue to elect to meet a greater portion of our funding needs through these non-deposit sources. The average rate for the three months ended September 30, 2008 decreased 260 basis points from the comparable period in 2007, which caused interest expense to decrease by $740,000.

  •
  Interest expense on average interest-bearing liabilities decreased $3.1 million, or 17.7%, for the three months ended September 30, 2008 from the comparable period in 2007 even though total interest-bearing liabilities increased $422.8 million for the third quarter of 2008. This resulted from a 129 basis point drop in the average rate on total interest-bearing liabilities.

Noninterest-Bearing Deposits

        Noninterest-bearing deposits (or demand deposits) are transaction accounts that provide our banks with "interest-free" sources of funds. Average noninterest-bearing deposits grew $36.4 million, or 12.6%, to $326.3 million in the third quarter of 2008 compared to the third quarter of 2007. From the second quarter of 2008, average noninterest-bearing deposits grew $12.4 million, or 4.0%.

        For the nine months ended September 30, 2008, new demand deposit transaction accounts declined by 5.8% compared to the same period in 2007. Our customers opened approximately 14,300 new demand deposit checking accounts (approximately 11,500 personal accounts and 2,800 business accounts) during the first nine months of 2008 compared to approximately 15,200 the first nine months of 2007. Despite the declines, we grew new business demand deposit accounts by 2.6% during the nine months ended September 30, 2008 compared to the prior period in 2007. New savings accounts during the first nine months of 2008 declined 3.8% to approximately 5,100, as compared to new savings accounts during the first nine months of 2007.

Provision for Loan Losses and Nonperforming Assets

        We have established an allowance for loan losses through a provision for loan losses charged to expense. The allowance for loan losses represents an amount that we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. We assess the adequacy of the allowance for loan losses by using an internal risk rating system, independent credit reviews, and regulatory agency examinations—all of which evaluate the quality of the loan portfolio and seek to identify problem loans. Based on this analysis, management and the board of directors consider the current allowance to be adequate. Nevertheless, our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Actual losses may vary from our estimates, and there is a possibility that charge-offs in future periods could exceed the allowance for loan losses as estimated at any point in time.

        In addition, regulatory agencies, as an integral part of the examination process, periodically review the banking subsidiaries' allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

        The following table presents a summary of the changes in the allowance for loan losses for the three and nine months ended September 30, 2008 and 2007.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Balance at beginning of period	$28,760	$23,369	$26,570	$22,668
Loans charged-off	(2,590)	(912)	(4,474)	(2,325)
Recoveries	244	204	741	736

Net charge-offs	(2,346)	(708)	(3,733)	(1,589)
Provision for loan losses	2,785	1,161	6,362	2,743

Balance at end of period	$29,199	$23,822	$29,199	$23,822

Total loans:
At period end	$2,279,726	$1,842,226	$2,279,726	$1,842,226
Average	2,265,606	1,810,332	2,192,088	1,786,887
As a percentage of average loans (annualized):
Net charge-offs	0.41%	0.16%	0.23%	0.12%
Provision for loan losses	0.49%	0.26%	0.39%	0.21%
Allowance as a percentage of period end loans	1.28%	1.29%	1.28%	1.29%
Allowance as a percentage of period end non-performing loans ("NPLs")	236.23%	494.75%	236.23%	494.75%

        The provision for loan losses as a percent of average loans reflects an increase due to an increase in our nonperforming assets and an increase in net charge-offs during the third quarter of 2008 compared to year end 2007. We aggressively charged down (by 38%) a portion of one loan during the quarter, which was significant, given the decline in the appraised value of the underlying collateral (real estate) and the overall concern that the borrower will be unable to meet the contractual payments of principal and interest. Additionally, there is continued concern about the economy as a whole and the market conditions throughout the Southeast. The allowance for loan losses as a percent of total loans has slightly decreased as compared to the comparable 2007 period due to the inclusion of the TSB loan portfolio where the allowance for loan losses to loans was lower, which is reflective of its minimal net charge offs, lower relative level of non-performing loans (assets), and fewer past due loans to date, historically. With the significant rise in NPLs during the quarter, the ratio of the allowance to cover these loans decreased by more than 50% from 495% at September 30, 2007 down to 236% at September 30, 2008.

        The table below summarizes our NPAs.

(Dollars in thousands)	September 30, 2008	December 31, 2007	September 30, 2007
Non accrual loans	$11,564	$5,353	$4,008
Accruing loans past due 90 days or more	796	985	807

Total nonperforming loans	12,360	6,338	4,815
Other real estate owned ("OREO")	2,508	490	443
Other nonperforming assets	172	82	237

Total nonperforming assets	$15,040	$6,910	$5,495

Total NPLs as a % of total loans	0.54%	0.30%	0.26%
Total NPAs as a % of total loans and OREO	0.66%	0.33%	0.30%
Total NPAs as a % of total assets	0.54%	0.27%	0.24%

        In the table above, other nonperforming assets consist of non-real estate such as repossessed vehicles. OREO includes certain real estate acquired as a result of foreclosure and property not intended for bank use. We had four loans which drove this increase and accounted for approximately $5 million. These factors can have a negative impact on real estate absorption rates and nonperforming assets could continue to rise, as they have over the past year. The increase in non-accrual loans and OREO from the end of 2007 is reflective of the pressure on the real estate market and economy.

        Overall, our loan portfolio remains within our historical trends in terms of charge-offs and NPAs as a percentage of total loans. Given the industry-wide rise in credit costs, we have taken additional proactive measures to identify problem loans including in-house and independent review of larger transactions and updating credit scores on all consumer real estate loans. Our policy for evaluating problem loans includes obtaining new certified real estate appraisals as needed. We continue to monitor and review frequently the overall asset quality within the loan portfolio.

Noninterest Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Service charges on deposit accounts	$4,157	$3,909	$11,994	$10,952
Bankcard services income	1,247	1,051	3,679	3,067
Mortgage banking income	507	863	2,777	2,964
Trust and investment services income	725	697	2,102	1,971
Securities gains (losses), net	(9,760)	—	(9,420)	42
Other	431	584	1,807	1,791

Total noninterest income	$(2,693)	$7,104	$12,939	$20,787

        Noninterest income decreased 137.9% in the third quarter of 2008 as compared to the same period in 2007 due to the $9.8 million OTTI charge on Freddie Mac preferred securities. The quarterly decrease in total noninterest income primarily resulted from the following:

  •
  Service charges on deposit accounts increased 6.3%, driven primarily by an increase in non-sufficient funds and return check charges and checking account service charges.

  •
  Mortgage banking income decreased 41.3%, driven by a reduction in service release premiums for the third quarter. Production in secondary market mortgages continues to slow down compared to the third quarter of 2007 due to the overall slowdown within the real estate industry and the industry-wide tightening of credit relative to mortgage lending.

  •
  Bankcard services income increased 18.6%, driven largely by the number of new accounts opened in the third quarter and more customers using our debit cards. The overall increase was also driven by higher merchant account transactions and customer credit card transactions. Debit card income, merchant account income and credit card income contributed 54.1%, 15.3% and 14.9%, respectively, of the total increase in bankcard services income.

  •
  Trust and investment services income increased 4.0%, driven primarily by an increase in trust services for personal estates and managing agency fees; however, trust assets under management dropped slightly to approximately $161.4 million at September 30, 2008 as compared to $170.6 million at June 30, 2008.

  •
  We recorded an OTTI charge on our investment in Freddie Mac preferred shares of $9.8 million on a pre-tax basis and $6.3 million on an after-tax basis during the third quarter of 2008.

  •
  Other noninterest income decreased 26.2%, primarily driven by our decision to bring the bank official check product in-house and lower customer service fees charged at branches during the third quarter of 2008.

Noninterest Expense

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2008	2007	2008	2007
Salaries and employee benefits	$10,164	$9,685	$32,248	$28,981
Furniture and equipment	1,577	1,459	4,667	4,227
Net occupancy expense	1,528	1,247	4,520	3,585
Information services expense	1,249	1,050	3,569	3,162
Advertising and marketing	771	985	2,782	2,432
Business development and staff related	470	512	1,583	1,625
Professional fees	597	513	1,638	1,522
Amortization of intangibles	144	125	433	377
Other	2,596	2,247	7,480	6,592

Total noninterest expense	$19,096	$17,823	$58,920	$52,503

        Noninterest expense increased 7.1% in the third quarter of 2008 compared to the same period in 2007. The quarterly increases primarily resulted from the following:

  •
  Salaries and employee benefits expense increased 4.9%, driven mainly by additional employees acquired in the TSB merger. During the third quarter of 2008, we determined that incentive compensation for 2008 would be substantially reduced due to the $9.8 million OTTI charge on Freddie Mac preferred securities. Accrued incentive compensation of $894,000, primarily related to executive management, was reversed during the third quarter of 2008. Excluding TSB, salaries and benefits expense decreased 1.7% or $163,000, compared to the third quarter of 2007. We expect that salaries and commissions expense will continue to be driven largely by sales volume incentives in 2008.

  •
  Furniture and equipment expense and net occupancy expense increased 8.1% and 22.5%, respectively, as a result of additional financial centers acquired in the TSB acquisition in the fourth quarter of 2007.

  •
  Information services expense increased 19.0%, driven by an increase in computer software maintenance and data communications expense during the third quarter of 2008.

  •
  Advertising and marketing expense decreased 21.7%, driven by lower advertising and public relations costs during the third quarter of 2008.

  •
  Other noninterest expense increased 15.5%, due primarily to a $220,000 increase in FDIC insurance premiums. We expected our premiums to increase as we have already used in prior comparative periods the one-time credit provided under the FDIC's amended assessment structure.

Income Tax Expense

        The Company's effective income tax rate increased to 34.9% at September 30, 2008 compared to 33.3% at September 30, 2007. The higher effective tax rate in 2008 is reflective of changes in various permanent differences, and an increase in the effective rate projected for fiscal year 2008 compared to 2007.

Capital Resources

        Our ongoing capital requirements have been met primarily through retained earnings, less the payment of cash dividends. As of September 30, 2008, shareholders' equity was $219.6 million, an increase of $4.5 million, or 2.1%, from $215.1 million at December 31, 2007. Shareholders' equity has increased 25.1%, or $44.1 million, from September 30, 2007. The quarter-to-quarter comparison reflects the issuance of $34.0 million in equity related to the TSB acquisition. Excluding the TSB acquisition, shareholders' equity increased 5.8%, or $10.1 million, from September 30, 2007.

        We are subject to certain risk-based capital guidelines. Certain ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet risks. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk. Under the guidelines promulgated by the Board of Governors of the Federal Reserve System, which are substantially similar to those of the Comptroller of the Currency, Tier 1 risk-based capital must be at least 4% of risk-weighted assets, while total risk-based capital must be at least 8% of risk-weighted assets.

        In conjunction with the risk-based ratios, the regulatory agencies have also prescribed a leverage capital ratio for assessing capital adequacy. The minimum Tier 1 leverage ratio required for banks is between 3% and 5%, depending on the institution's composite rating as determined by its regulators.

Capital Adequacy Ratios	September 30, 2008	December 31, 2007	September 30, 2007
Tier 1 risk-based capital	9.34%	9.64%	10.32%
Total risk-based capital	11.28%	10.89%	11.57%
Tier 1 leverage	7.46%	8.42%	8.20%

        Compared to December 31, 2007, our Tier 1 risk-based capital and Tier 1 leverage ratios have decreased primarily because of the growth in loans and the OTTI charge during the nine months ended September 30, 2008. Total risk-based capital increased reflecting SCBT closing on a subordinated debt agreement which provided $15.0 million of Tier 2 regulatory capital to enhance the capital structure and support future growth. Our capital ratios are currently in excess of the minimum standards and continue to be in the "well capitalized" regulatory classification.

        Subsequent to September 30, 2008, we issued 1,010,000 shares of our authorized but unissued common stock to certain accredited investors pursuant to a private placement transaction which provided approximately $26.8 million in Tier 1 capital. Our Tier 1 risk-based capital, Total risk-based capital and Tier 1 leverage ratios would have been approximately 10.57%, 12.52% and 8.46%, respectively, if the common stock had been issued as of September 30, 2008.

Liquidity

        Liquidity refers to the ability for us to generate sufficient cash to meet our financial obligations, which arise primarily from the withdrawal of deposits, extension of credit and payment of operating expenses. Asset liquidity is maintained by the maturity structure of loans, investment securities and other short-term investments. Management has policies and procedures governing the length of time to maturity on loans and investments. Normally, changes in the earning asset mix are of a longer-term nature and are not utilized for day-to-day corporate liquidity needs.

        Our liabilities provide liquidity on a day-to-day basis. Daily liquidity needs are met from deposit levels or from our use of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings. We engage in routine activities to retain deposits intended to enhance our liquidity position. These routine activities include various measures, such as the following:

  •
  Emphasizing relationship banking to new and existing customers, where borrowers are encouraged and normally expected to maintain deposit accounts with our banks,

  •
  Pricing deposits, including certificates of deposit, at rate levels that will attract and/or retain balances of deposits that will enhance our banks' asset/liability management and net interest margin requirements, and

  •
  Continually working to identify and introduce new products that will attract customers or enhance our banks' appeal as a primary provider of financial services.

        In the first nine months of 2008, we increased both deposits and non-deposit sources of funding. Our deposits include an increase in brokered certificates of deposits to $106.2 million, or 5.0% of total deposits, at September 30, 2008 from $8.9 million, or 0.5% of total deposits at September 30, 2007 to support loan growth and to lock in for 3- to 4-month terms some deposit rates that were favorable to local market CD rates. Compared to the fourth quarter of 2007, we slightly lengthened the terms of other borrowed funds to lock in relatively low rates that were available. We continue to emphasize shorter maturities of such funds in anticipation of an ongoing accommodative Federal Reserve monetary policy. Our approach may provide an opportunity to lower our cost of funds but could also increase our cost of funds if interest rates rise.

        Our ongoing philosophy is to remain in a liquid position as reflected by such indicators as the composition of our earning assets, typically including some level of federal funds sold, reverse repurchase agreements, and/or other short-term investments; asset quality; well-capitalized position; and profitable operating results. Cyclical and other economic trends and conditions can disrupt our banks' desired liquidity position at any time. We expect that these conditions would generally be of a short-term nature. Under such circumstances, the banks' federal funds sold position, if any, serves as the primary source of immediate liquidity. At September 30, 2008, our banks had total federal funds credit lines of $349.4 million with total advances of $74.5 million. If additional liquidity were needed, the banks would turn to short-term borrowings as an alternative immediate funding source and would consider other appropriate actions such as promotions to increase core deposits or the sale of a portion of our investment portfolio. In addition, we could draw on additional alternative immediate funding sources from lines of credit extended to us from our correspondent banks and/or the Federal Home Loan Bank. At September 30, 2008, our banks had a total FHLB credit facility of $216.9 million with total advances of $150.2 million. We believe that our liquidity position continues to be adequate and readily available.

        Our contingency funding plan provides several potential stages based on liquidity levels. Our board of directors reviews liquidity benchmarks quarterly. Also, we review on at least an annual basis our liquidity position and our contingency funding plans with our principal banking regulator. Our subsidiary banks maintain various wholesale sources of funding. If our deposit retention efforts were to be unsuccessful, our banks would utilize these alternative sources of funding. Under such circumstances, depending on the external source of funds, our interest cost would vary based on the range of interest rates charged to our banks. This could increase our banks' cost of funds, impacting net interest margins and net interest spreads. We are evaluating the U.S. Treasury Department's Capital Purchase Program. We cannot provide any assurance regarding whether we will participate or to what extent we may participate in such program.

Deposit and Loan Concentration

        We have no material concentration of deposits from any single customer or group of customers. We have no significant portion of our loans concentrated within a single industry or group of related industries. Furthermore, we attempt to avoid making loans that, in an aggregate amount, exceed 10% of total loans to a multiple number of borrowers engaged in similar business activities. As of September 30, 2008, there were no aggregated loan concentrations of this type. We do not believe there are any material seasonal factors that would have a material adverse effect on us. We do not have foreign loans or deposits.

Concentration of Credit Risk

        We consider concentrations of credit to exist when, pursuant to regulatory guidelines, the amounts loaned to a multiple number of borrowers engaged in similar business activities which would cause them to be similarly impacted by general economic conditions represents 25% of total risk-based capital, or $60.9 million at September 30, 2008. Based on these criteria, we had seven such credit concentrations at September 30, 2008, including $274.1 million of loans to borrowers engaged in other activities related to real estate, $88.4 million of loans to lessors of nonresidential buildings, $87.8 million of loans to religious organizations, $74.9 million of loans to physicians for office buildings, $72.4 million of loans for land subdivision, $69.5 million of loans to borrowers constructing new single family housing and $60.5 million of loans to lessors of residential buildings and dwellings.

Cautionary Note Regarding Any Forward-Looking Statements

        Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2007 and the following:

  •
  Credit risk associated with an obligor's failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed;

  •
  Interest rate risk involving the effect of a change in interest rates on both the bank's earnings and the market value of the portfolio equity;

  •
  Liquidity risk affecting our banks' ability to meet their obligations when they come due;

  •
  Price risk focusing on changes in market factors that may affect the value of financial instruments which are "mark-to-market"periodically;

  •
  Transaction risk arising from problems with service or product delivery;

  •
  Compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards;

  •
  Strategic risk resulting from adverse business decisions or improper implementation of business decisions;

  •
  Reputation risk that adversely affects earnings or capital arising from negative public opinion;

  •
  Terrorist activities risk that result in loss of consumer confidence and economic disruptions; and

  •
  Merger integration risk including potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of TSB, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.

        These risks are exacerbated by the recent developments in national and international financial markets, and we are unable to predict what effect these uncertain market conditions will have on the Company. During 2008, the capital and credit markets have experienced extended volatility and disruption. In the last 90 days, the volatility and disruption have reached unprecedented levels. There can be no assurance that these unprecedented recent developments will not materially and adversely affect our business, financial condition and results of operations.

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Electronic Voting Instructions

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A   Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

		For	Against	Abstain
1.

Approval to amend and restate the Company’s Articles of Incorporation to authorize the issuance of up to ten million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of any class or series of preferred stock, as are set by the Board of Directors, and to delete certain obsolete provisions of the Articles of Incorporation, as set forth in the Company’s proxy statement.

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2.

To grant the chairperson of the Special Meeting the authority to adjourn or postpone the Special Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the Special Meeting to adopt the Amendment and Restatement or (b) a quorum is not present at the Special meeting.

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Proxy — SCBT FINANCIAL CORPORATION

520 Gervais Street

Columbia, South Carolina 29201

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM THE SHAREHOLDERS OF SCBT FINANCIAL CORPORATION

FOR THE SPECIAL MEETING OF THE SHAREHOLDERS TO BE HELD ON DECEMBER 30, 2008

The undersigned shareholder of SCBT Financial Corporation (the “Company”) hereby acknowledges receipt of the Notice of Special Meeting of the Shareholders dated November 28, 2008 (the “Notice of Special Meeting”), and hereby appoints Robert R. Hill, Jr., John C. Pollok and Richard C. Mathis, and each of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the special meeting to be held at 10:00 a.m. on December 30, 2008 at the Company’s headquarters in the Dorchester-Jasper Room on the second floor, 520 Gervais Street, Columbia, South Carolina 29201, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED “FOR” THE PROPOSALS.  IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PROXIES WILL VOTE UPON SUCH MATTERS IN THEIR DISCRETION.

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.  RECEIPT OF ANY ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

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PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1: AMENDMENT TO THE ARTICLES OF INCORPORATION
ADDITIONAL TERMS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM
CERTAIN EFFECTS OF PARTICIPATION IN THE CAPITAL PURCHASE PROGRAM
SCBT FINANCIAL CORPORATION AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) MAXIMUM SCENARIO ($64.8 MILLION) (Dollars in thousands)
SCBT FINANCIAL CORPORATION AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) MAXIMUM SCENARIO ($64.8 MILLION) (Dollars in thousands, except per share data)
SCBT FINANCIAL CORPORATION AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) MAXIMUM SCENARIO ($64.8 MILLION) (Dollars in thousands, except per share data)
SELECTED ADDITIONAL MATTERS RELATED TO CHANGES OF CONTROL
PROPOSAL NO. 2
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF CERTAIN PARTIES
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SCBT Financial Corporation and Subsidiaries Consolidated Balance Sheets (Dollars in thousands, except par value)
SCBT Financial Corporation and Subsidiaries Consolidated Statements of Income (Dollars in thousands, except per share data)
SCBT Financial Corporation and Subsidiaries Consolidated Statements of Changes in Shareholders' Equity (Dollars in thousands, except per share data)
SCBT Financial Corporation and Subsidiaries Consolidated Statements of Cash Flows (Dollars in thousands)
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
  PART I—FINANCIAL INFORMATION
  Item 1. FINANCIAL STATEMENTS
SCBT Financial Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Dollars in thousands, except par value)
SCBT Financial Corporation and Subsidiaries Condensed Consolidated Statements of Income (unaudited) (In thousands, except per share data)
SCBT Financial Corporation and Subsidiaries Condensed Consolidated Statements of Changes in Shareholders' Equity (unaudited) Nine Months Ended September 30, 2008 and 2007 (Dollars in thousands, except per share data)
SCBT Financial Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows (unaudited) (Dollars in thousands)
SCBT Financial Corporation and Subsidiaries Notes to Condensed Consolidated Financial Statements (unaudited)
  Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS